EXHIBIT 10.1

CREDIT AGREEMENT

Dated as of August 16, 2016

among
LEIDOS HOLDINGS, INC.,

LEIDOS, INC.,
as Borrower,
THE LENDERS PARTY HERETO
and
CITIBANK, N.A.,
as Administrative Agent, Secured Parties Collateral Agent and
Non-Notes Secured Parties Collateral Agent
____________________________________________________________
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and
BANK OF AMERICA, N.A.,
as Co-Syndication Agents
CITIGROUP GLOBAL MARKETS INC.,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
J.P. MORGAN SECURITIES LLC
GOLDMAN SACHS BANK USA,
THE BANK OF NOVA SCOTIA and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners
and
GOLDMAN SACHS BANK USA,
as Documentation Agent

TABLE OF CONTENTS
Article I

DEFINITIONS AND ACCOUNTING TERMS
Section 1.01. Certain Defined Terms    1
Section 1.02. Computation of Time Periods    48
Section 1.03. Accounting Terms    48
Section 1.04. Terms Generally    49
Section 1.05. Certain Additional Currencies    49
Section 1.06. Effectuation of Transactions    50
Section 1.07. Pro Forma Calculations    50
Section 1.08. Classification of Loans and Borrowings    51
Article II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT
Section 2.01. The Loans and Letters of Credit    52
Section 2.02. Making the Loans    53
Section 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit    54
Section 2.04. Fees    57
Section 2.05. Optional Termination or Reduction of the Commitments    58
Section 2.06. Repayment of Loans and Letter of Credit Drawings    58
Section 2.07. Interest on Loans    60
Section 2.08. Interest Rate Determination    60
Section 2.09. Optional Conversion of Loans    61
Section 2.10. Prepayments of Loans    61
Section 2.11. Increased Costs    64
Section 2.12. Illegality    65
Section 2.13. Payments and Computations    66
Section 2.14. Taxes    66
Section 2.15. Sharing of Payments, Etc    70
Section 2.16. Evidence of Debt    70
Section 2.17. Use of Proceeds    71
Section 2.18. Mitigation Obligations; Replacement of Lenders    71
Section 2.19. Cash Collateral    72
Section 2.20. Defaulting Lenders    73
Section 2.21. Specified Refinancing Debt    75
Section 2.22. Extension of Term Loans; Extension of Revolving Loans    77
Section 2.23. Incremental Facilities    80
Article III

CONDITIONS TO EFFECTIVENESS AND LENDING
Section 3.01. Conditions Precedent to Effectiveness    82
Section 3.02. Conditions Precedent to Each Revolving Credit Borrowing and Issuance    85

i

Article IV

REPRESENTATIONS AND WARRANTIES
Section 4.01. Organization; Authorization    86
Section 4.02. Powers    86
Section 4.03. No Conflicts    87
Section 4.04. Government Approvals    87
Section 4.05. Execution; Enforceability    87
Section 4.06. Financial Statements; No Material Adverse Effect    87
Section 4.07. Litigation    88
Section 4.08. Margin Securities    88
Section 4.09. Investment Company Act    88
Section 4.10. Disclosure    88
Section 4.11. Solvency    88
Section 4.12. Taxes    88
Section 4.13. Subsidiaries    88
Section 4.14. Environmental Matters    88
Section 4.15. Properties    89
Section 4.16. Anti-Corruption Laws and Sanctions    89
Section 4.17. ERISA    90
Section 4.18. Security Interest in Collateral    90
Section 4.19. Compliance with Agreements    91
Section 4.20. Insurance    91
Section 4.21. Labor Matters    91
Article V

AFFIRMATIVE COVENANTS OF THE LOAN PARTIES
Section 5.01. Compliance with Laws    92
Section 5.02. Payment of Taxes    92
Section 5.03. Maintenance of Insurance    92
Section 5.04. Preservation of Corporate Existence, Etc    93
Section 5.05. Visitation Rights    93
Section 5.06. Keeping of Books; Maintenance of Ratings    93
Section 5.07. Maintenance of Properties, Etc    93
Section 5.08. Reporting Requirements    94
Section 5.09. Use of Proceeds    95
Section 5.10. Regulatory Approvals    95
Section 5.11. Further Assurances    95
Section 5.12. Post-Closing Obligations    97
Article VI

NEGATIVE COVENANTS OF THE LOAN PARTIES
Section 6.01. Liens    97
Section 6.02. 2032/2033 Notes Principal Property    100

Section 6.03. Change in Fiscal Year; Change in Nature of Business    100
Section 6.04. Limitation on Sale and Lease-Back Transactions    100
Section 6.05. Hedge Agreements    100
Section 6.06. Restricted Payments    101
Section 6.07. Negative Pledge    102
Section 6.08. Investments, Loans and Advances    103
Section 6.09. Indebtedness    106
Section 6.10. Other Indebtedness and Agreements    111
Section 6.11. Fundamental Changes    112
Section 6.12. Dispositions    113
Section 6.13. Designation of Subsidiaries    115
Section 6.14. Transactions with Affiliates    115
Section 6.15. Financial Covenant    117
Article VII

EVENTS OF DEFAULT
Section 7.01. Events of Default    117
Section 7.02. Actions in Respect of the Letters of Credit upon Default    119
Section 7.03. Application of Funds    120
Section 7.04. Specified Collateral    121
Section 7.05. Secured Additional Letter of Credit Facility Obligations upon Event of Default    121
Article VIII

THE AGENT
Section 8.01. Authorization and Authority    122
Section 8.02. Rights as a Lender    122
Section 8.03. Duties of Agent; Exculpatory Provisions    123
Section 8.04. Reliance by Agent    123
Section 8.05. Delegation of Duties    124
Section 8.06. Resignation of Agent    124
Section 8.07. Non-Reliance on Agent and Other Lenders    125
Section 8.08. No Other Duties, Etc    125
Section 8.09. Agent May File Proofs of Claim    125
Section 8.10. Collateral and Guaranty Matters    126
Section 8.11. Cash Management Banks, Hedge Banks, Secured Additional Letter of Credit
Facility Providers and Secured Designated Indebtedness Holders    127
Article IX

MISCELLANEOUS
Section 9.01. Amendments, Etc    127
Section 9.02. Notices, Etc    129
Section 9.03. No Waiver; Remedies    131
Section 9.04. Costs and Expenses    131

Section 9.05. Right of Set-off    133
Section 9.06. Binding Effect    133
Section 9.07. Assignments and Participations    134
Section 9.08. Confidentiality    137
Section 9.09. Governing Law    138
Section 9.10. Execution in Counterparts    138
Section 9.11. Judgment    138
Section 9.12. Jurisdiction, Etc    138
Section 9.13. No Liability of the Issuing Banks    139
Section 9.14. Patriot Act Notice    139
Section 9.15. Other Relationships; No Fiduciary Duty    139
Section 9.16. Waiver of Jury Trial    140
Section 9.17. Interest Rate Limitation    140
Section 9.18. Intercreditor Agreement    140
Section 9.19. Acknowledgement and Consent to Bail-In of EEA Financial Institutions    141

Schedules
Schedule I        –     Commitments
Schedule II         –     Subsidiary Guarantors
Schedule 1.01(a)     –     Mortgaged Property
Schedule 1.01(b)     –     Existing Contracts Prohibiting Subsidiary Guarantees
Schedule 4.13         –     Subsidiaries
Schedule 4.15     –         Intellectual Property
Schedule 4.20     –         Insurance
Schedule 5.12         –     Post-Closing Obligations
Schedule 6.01(c)         –     Existing Liens
Schedule 6.08(a)        Existing Investments
Schedule 6.09(i)     –     Existing Indebtedness
Schedule 6.10         –     Burdensome Agreements
Schedule 6.14        –    Transactions with Affiliates
Exhibits
Exhibit A-1        –     Form of Revolving Credit Note
Exhibit A-2        –     Form of Term Note
Exhibit B        –     Form of Notice of Borrowing
Exhibit C        –     Form of Assignment and Assumption
Exhibit D        –     Form of Tax Compliance Certificates
Exhibit E        –     Form of Guarantee and Collateral Agreement
Exhibit F-1        –     Form of Solvency Certificate - Holdings
Exhibit F-2        –     Form of Solvency Certificate - Borrower

This CREDIT AGREEMENT, dated as of August 16, 2016 (including the Schedules and Exhibits hereto and as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among LEIDOS HOLDINGS, INC., a Delaware corporation (“Holdings”), LEIDOS, INC., a Delaware corporation (the “Borrower”), the Lenders (as defined in Article I), and CITIBANK, N.A. (“Citibank”), as administrative agent hereunder (in such capacity, the “Administrative Agent”) and as Secured Parties Collateral Agent and Non-Notes Secured Parties Collateral Agent hereunder and under the Security and Guarantee Documents for the Lenders.
The Borrower has requested that (a) the Term Lenders (such term and each other capitalized term used in this paragraph and the next paragraph and not otherwise defined above shall have the meaning assigned to such term in Article I) extend credit in the form of Term Loans on the Closing Date in an aggregate principal amount not in excess of $690,000,000 and (b) each Revolving Credit Lender extend credit in the form of Revolving Credit Loans and the Issuing Bank issue Letters of Credit, in each case at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Facility Maturity Date such that the aggregate Revolving Credit Exposure of all Revolving Credit Lenders will not exceed $750,000,000 at any time, in each case without limiting Section 2.23; provided, however, that (x) the aggregate principal amount of Revolving Credit Loans made on the Closing Date (including any such Loans used to finance the Transactions) shall not exceed $200,000,000 and (y) the aggregate principal amount of Revolving Credit Loans made on the Closing Date that are used to finance the Transactions shall not exceed $50,000,000.
The Lenders are willing to extend such credit to the Borrower, and each Issuing Bank is willing to issue Letters of Credit for the account of Holdings, the Borrower and the other Restricted Subsidiaries, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“2020 Notes” means Holdings’ 4.450% Notes due December 1, 2020.
“2020 Notes Documents” means the 2020/2040 Indenture, the global notes evidencing the 2020 Notes and all other instruments, agreements or other documents evidencing or governing the 2020 Notes or providing for any right in respect thereof (in each case, as amended, amended and restated, supplemented or otherwise modified from time to time to prior to the Closing Date and, after the Closing Date, to the extent permitted hereunder).
“2020 Notes Holders” means the Persons from time to time holding 2020 Notes (but excluding Holdings, the Borrower or any Affiliate thereof).
“2020/2040 Indenture” means the Indenture, dated as of December 20, 2010, among Leidos Inc., Leidos Holdings, Inc. and The Bank of New York Mellon Trust Company, N.A. (as amended, amended and restated, supplemented or otherwise modified from time to time to prior to the Closing Date and, after the Closing Date, to the extent permitted hereunder).

“2032/2033 Notes Principal Property” has the meaning assigned to the term “Principal Property” in the Indenture dated June 28, 2002, between Leidos, Inc. and JPMorgan Chase Bank, as trustee, as supplemented by the First Supplemental Indenture, dated October 13, 2006, by and among Leidos, Inc., Leidos Holdings, Inc. and The Bank of New York Trust Company, N.A., as successor trustee to JPMorgan Chase Bank.
“2040 Notes” means Holdings’ 5.950% Notes due December 1, 2040.
“2040 Notes Documents” means the 2020/2040 Indenture, the global notes evidencing the 2040 Notes and all other instruments, agreements or other documents evidencing or governing the 2040 Notes or providing for any right in respect thereof (in each case, as amended, amended and restated, supplemented or otherwise modified from time to time to prior to the Closing Date and, after the Closing Date, to the extent permitted hereunder).
“2040 Notes Holders” means the Persons from time to time holding 2040 Notes (but excluding Holdings, the Borrower or any Affiliate thereof).
“A Type Term Loans” has the meaning specified in Section 2.23(b).
“Acquired Business” means, collectively, Spinco and its subsidiaries.
“Acquired Entity” has the meaning specified in Section 6.08(j).
“Acquisition Agreement” means the Agreement and Plan of Merger, dated as of January 26, 2016, by and among LMC, Spinco, Holdings and Spinco Merger Sub, together with all schedules, exhibits and annexes thereto.
“Acquisition Agreement Representations” means such of the representations made by or on behalf of the Acquired Business or LMC in the Acquisition Agreement as are material to the interests of the Lenders or the Arrangers (in each case in their capacities as such), it being agreed that such representations will be deemed to be true and correct unless Holdings or any of its Affiliates has the right to terminate its obligations under the Acquisition Agreement or decline to consummate the Spinco Acquisition as a result of a breach of any such representation in the Acquisition Agreement.
“Acquisition Transactions” means, collectively, (i) the Spinco Separation, including the Spinco Internal Reorganization and the Spinco Transfer, in each case pursuant to the Spinco Separation Agreement, (ii) the execution, delivery and performance by Spinco and the other Spinco Loan Parties of the Spinco Loan Documents to which they are a party and the initial funding under the Spinco Facilities, (iii) the use by Spinco of the proceeds of the Spinco Facilities and cash on hand to make the Spinco Special Cash Payment and to pay certain fees, costs and expenses in connection with the Acquisition Transactions, (iv) the making of the Spinco Distribution, (v) the payment by the Borrower of the Borrower Special Dividend, (vi) the repayment in full of all Indebtedness for borrowed money of the Acquired Business outstanding on the Closing Date (other than the Spinco Facilities), (vii) the repayment in full of all Indebtedness under the Existing Credit Agreement and the termination of all commitments thereunder and (viii) the consummation of the Spinco Acquisition and the Spinco Merger.
“Administrative Agent” has the meaning specified in the preamble hereto.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent” means Citibank, N.A., in its capacity as Administrative Agent and each Collateral Agent.
“Agent’s Account” means (a) the account of the Agent maintained by the Agent at Citibank at its office at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Attention: Bank Loan Syndications or (b) such other account of the Agent as is designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose.
“Agreement” has the meaning specified in the preamble hereto.
“Annual Compliance Certificate” has the meaning specified in Section 5.08(b).
“Anti-Corruption Laws” means all laws, treaties, rules and regulations of any jurisdiction applicable to Holdings or any of the Subsidiaries or any of their Affiliates concerning or relating to bribery or corruption (including the United States Foreign Corrupt Practices Act of 1977, as amended).
“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Loan.
“Applicable Margin” means (a) at any time prior to the date on which the financial statements and accompanying Compliance Certificate for the first full fiscal quarter of Holdings ending after the Closing Date are delivered pursuant to Section 5.08(a) or (b), as applicable, (x) in the case of Eurocurrency Rate Loans, 2.25% per annum and (y) in the case of Base Rate Loans, 1.25% per annum, and (b) thereafter, the percentage per annum set forth in the table below under the appropriate caption determined by reference to the Senior Secured Leverage Ratio at the end of the most recent fiscal quarter of Holdings (subject to the last paragraph of this definition):

Pricing Level	Senior Secured Leverage Ratio	Applicable Margin for Eurocurrency Rate Loans	Applicable Margin for Base Rate Loans
I	Less than 2.25 to 1.00	1.75%	0.75%
II	Greater than or equal to 2.25 to 1.00, but less than 2.75 to 1.00	2.00%	1.00%
III	Greater than or equal to 2.75 to 1.00	2.25%	1.25%
The Applicable Margin shall be re-determined quarterly on the first Business Day following the date of delivery to the Agent of the calculation of the Senior Secured Leverage Ratio based on the financial statements and the accompanying Compliance Certificate required to be delivered pursuant to Section 5.08(a) or (b), as applicable. If the Agent has not received such financial statements and the accompanying Compliance Certificate setting forth such calculation when due pursuant to Section 5.08(a) or (b), as applicable, the Applicable Margin shall be determined as if Pricing Level III shall have applied until the first Business Day after the date of delivery of such financial statements and the accompanying Compliance Certificate setting forth such calculation to Agent. At any time upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall be set at Pricing Level III. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.08(a) or (b), as applicable, is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (a “Margin Applicable Period”) than the Applicable Margin actually applied for such Margin Applicable Period, then (i) the Borrower shall promptly upon becoming aware of any such inaccuracy deliver to the Agent a corrected Compliance Certificate for such Margin Applicable Period and (ii) the Borrower shall promptly pay to the Agent the accrued additional amounts owing as a result of such increased Applicable Margin for such Margin Applicable Period.
“Applicable Percentage” means (a) at any time prior to the date on which the financial statements and accompanying Compliance Certificate for the first full fiscal quarter of Holdings ending after the Closing Date are delivered pursuant to Section 5.08(a) or (b), as applicable, 0.375% per annum, and (b) thereafter, the percentage per annum set forth in the table below under the appropriate caption determined by reference to the Senior Secured Leverage Ratio at the end of the most recent fiscal quarter of Holdings (subject to the last paragraph of this definition):

Pricing Level	Senior Secured Leverage Ratio	Applicable Percentage
I	Less than 2.75 to 1.00	0.250%
II	Greater than or equal to 2.75 to 1.00	0.375%

The Applicable Percentage shall be re-determined quarterly on the first Business Day following the date of delivery to the Agent of the calculation of the Senior Secured Leverage Ratio based on the financial statements and the accompanying Compliance Certificate required to be delivered pursuant to Section 5.08(a) or (b), as applicable. If the Agent has not received such financial statements and the accompanying Compliance Certificate setting forth such calculation when due pursuant to Section 5.08(a) or (b), as applicable, the Applicable Percentage shall be determined as if Pricing Level II shall have applied until the first Business Day after the date of delivery of such financial statements and the accompanying Compliance Certificate setting forth such calculation to Agent. At any time upon the occurrence and during the continuance of any Event of Default, the Applicable Percentage shall be set at Pricing Level II. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.08(a) or (b), as applicable, is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (a “Percentage Applicable Period”) than the Applicable Percentage actually applied for such Percentage Applicable Period, then (i) the Borrower shall promptly upon becoming aware of any such inaccuracy deliver to the Agent a corrected Compliance Certificate for such Percentage Applicable Period and (ii) the Borrower shall promptly pay to the Agent the accrued additional amounts owing as a result of such increased Applicable Percentage for such Percentage Applicable Period.
“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility, the Revolving Credit Facility, any facility consisting of Extended Revolving Credit Commitments, any facility consisting of Extended Term Loans, any Specified Refinancing Debt or any Specified Incremental Term

Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan, a Revolving Credit Loan, a Loan under Extended Revolving Credit Commitments, an Extended Term Loan, a Specified Refinancing Term Loan, a Specified Refinancing Revolving Loan or a Specified Incremental Term Loan, respectively, at such time and (b) with respect to the Letter of Credit Facility, (i) the Issuing Banks and (ii) if any Letters of Credit have been issued hereunder, the Revolving Credit Lenders.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Citigroup Global Markets Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Goldman Sachs Bank USA, The Bank of Nova Scotia, Wells Fargo Securities, LLC, PNC Capital Markets LLC, SunTrust Robinson Humphrey, Inc. and U.S. Bank National Association.
“Asset Sale” means the Disposition (including by way of merger, casualty, condemnation, other event of loss or otherwise) by Holdings or any of the Restricted Subsidiaries to any Person other than a Loan Party of (a) any Equity Interests of any Restricted Subsidiaries (other than directors’ qualifying shares) or (b) any other assets (including, for the avoidance of doubt, sales of receivables pursuant to any Permitted Receivables Facility) of Holdings or any of the Restricted Subsidiaries, other than, in the case of either clause (a) or (b), as applicable, (i) inventory, cash and Cash Equivalents Disposed of in the Ordinary Course of Business of Holdings and the Restricted Subsidiaries, (ii) Dispositions permitted by Sections 6.12(a)(i), (e), (g), (s), (t) and (v), or (iii) assets Disposed of in transactions constituting Investments permitted under Section 6.08 or Restricted Payments permitted under Section 6.06.
“Asset Swap” means a concurrent purchase and sale or exchange of Related Business Assets (or assets which prior to their sale or exchange have ceased to be Related Business Assets of Holdings or any of the Restricted Subsidiaries) between Holdings or any of the Restricted Subsidiaries and another Person; provided that Holdings or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of the contractually agreeing to such transaction) as determined in good faith by Holdings.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Agent, in substantially the form of Exhibit C or any other form approved by the Agent.
“Attributable Indebtedness” means, in respect of any sale and lease-back transaction, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such sale and lease-back transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
“Available Amount” means, at any time of determination (any such time, the applicable “Reference Time”), an amount equal to, without duplication:
(x) the sum of:
(i)    $35,000,000; plus

(ii)    the Borrower’s Aggregate Excess Cash Flow Share; plus
(iii)    the Net Cash Proceeds of any Qualified Equity Issuance received by Holdings after the Closing Date and prior to the Reference Time and at such time Not Otherwise Applied; plus
(iv)    the Net Cash Proceeds of any Indebtedness of Holdings or any Restricted Subsidiary owed or issued to any Person (other than Holdings or any Restricted Subsidiary) that has been incurred or issued after the Closing Date and prior to the Reference Time and subsequently exchanged or converted into a Qualified Equity Issuance and at such time Not Otherwise Applied; plus
(v)    any Declined Amounts; plus
(vi)    the aggregate amount of cash and Cash Equivalents received by Holdings or a Restricted Subsidiary from any sale of any Investment (other than to Holdings or a Restricted Subsidiary) and cash and Cash Equivalent returns, profits, distributions and similar amounts received by Holdings or a Restricted Subsidiary on Investments, in each case (x) solely with respect to Investments made in a Person that is not Holdings or a Restricted Subsidiary using the Available Amount and (y) to the extent (1) not already included in Consolidated Net Income, (2) not in excess of the original Investment made using the Available Amount and (3) at such time Not Otherwise Applied; plus
(vii)    in the event that Holdings or the Borrower redesignates any Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date (which, for purposes hereof, shall be deemed to also include (A) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into Holdings, the Borrower or any other Restricted Subsidiary, so long as Holdings, the Borrower or such Restricted Subsidiary is the surviving Person, and (B) the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to Holdings, the Borrower or any Restricted Subsidiary), the fair market value of the net Investment of Holdings and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation;
minus:
(y) all or any portion of the Available Amount that has been applied prior to the Reference Time to make Investments, Restricted Payments, prepayments, redemptions, purchases, defeasements or other satisfactions prior to the scheduled maturity of any Junior Financings or for any other purpose permitted hereunder.
“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:
(a)    the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;
(b)    ½ of one percent per annum above the Federal Funds Rate; and
(c)    the Intercontinental Exchange Benchmark Administration Ltd. (or the successor thereto if it is no longer making such rates available) LIBOR Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. London time on such day and shall be adjusted for any reserve requirements in accordance with the definition of Eurocurrency Rate, mutatis mutandis), except if such day is not a Business Day or is not a day for trading between banks in Dollar deposits in the London interbank market, then One Month LIBOR for such day shall be equivalent to One Month LIBOR for the most recent preceding day that is a Business Day for trading between banks in Dollar deposits in the London interbank market; provided that in no event shall One Month LIBOR be less than 0%.
“Base Rate Loan” means a Loan that bears interest as provided in Section 2.07(a)(i).
“Borrower” has the meaning specified in the preamble hereto.
“Borrower Notice” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.
“Borrower’s Aggregate Excess Cash Flow Share” means, as of any Reference Time and with respect to each fiscal year of Holdings for which an Annual Compliance Certificate has been delivered as of such Reference Time (commencing with the fiscal year ending on or about December 31, 2017), an aggregate amount (in no event less than zero) equal to the sum, for each such fiscal year, of (i) the Borrower’s Retained Percentage for such fiscal year multiplied by (ii) Excess Cash Flow for such fiscal year.
“Borrower’s Retained Percentage” means, with respect to any fiscal year of Holdings, (a) 100% minus (b) the Excess Cash Flow Percentage with respect to such fiscal year.
“Borrower Special Dividend” means the special cash dividend to be paid by the Borrower on or about the Closing Date to Holdings’ shareholders of record as of August 15, 2016, in an aggregate amount not to exceed $1,029,210,261.
“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect, and may refer to a Revolving Credit Borrowing, a Term Borrowing or an Incremental Term Borrowing, as the context may require.
“Borrowing Minimum” means $5,000,000.
“Borrowing Multiple” means $1,000,000.
“Business Day” means any day of the year other than (x) any Saturday, (y) any Sunday or (z) any other day on which banks are required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Loans, any day of the year other than a day on which banks are not open for dealings in Dollar deposits in the London interbank market.
“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of Holdings or any of the Restricted Subsidiaries that are (or should be in accordance with GAAP) set forth in a consolidated statement of cash flows of Holdings and the Restricted Subsidiaries for such period prepared in accordance with GAAP, but excluding in each case any such expenditure made to restore, replace or rebuild property subject to any damage, loss, destruction or condemnation, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.
“Capital Lease” has the meaning specified in the definition of Capital Lease Obligations.

“Capital Lease Obligations” means all monetary obligations of any Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease (“Capital Lease”).
“Captive Insurance Subsidiary” means any Subsidiary of Holdings that is subject to regulation as an insurance company (or any Subsidiary thereof).
“Carryover Amount” has the meaning set forth in Section 6.06(e).
“Cash Collateral” has the meaning specified in the definition of Cash Collateralize.
“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the Issuing Banks or Revolving Credit Lenders, as collateral for L/C Obligations or obligations of Revolving Credit Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances in an amount equal to 103.0% of the Stated Amount thereof or, if the Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent and the applicable Issuing Bank (such collateral and other credit support, including the proceeds thereof, “Cash Collateral”).
“Cash Equivalents” means: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof; (b) Investments in commercial paper maturing within 365 days from the date of issuance thereof and having, at such date of acquisition, a rating of at least A-2 from S&P or P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating agency); (c) Investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Agent or any domestic or foreign commercial bank that has a combined capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Equivalent in Dollars as of the date of determination) in the case of Non-U.S. banks; (d) repurchase agreements with a term of not more than 30 days for securities described in clauses (a) and (c) above and entered into with a financial institution satisfying the criteria of clause (c) above; (e) Investments in money market and similar funds having a rating of at least P-2 or A-2 from Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating agency); (f) readily marketable direct obligations with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof); (g) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating agency) with maturities of 12 months or less from the date of acquisition; and (h) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AA‑ (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating agency); and (i) investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) described in clauses (a) through (h) above. Solely, in the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include investments of the type (including comparable quality), and maturity described in clauses (a) through (f) and clauses (h) through (i) above of foreign obligors (including investments that are denominated in currencies other than Dollars), which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and are Investments customarily utilized in such countries in which such Foreign Subsidiary operates for short term cash management purposes.
“Cash Management Agreement” means any agreement to provide Cash Management Services to any Loan Party.
“Cash Management Bank” means each provider of Cash Management Services, the obligations under which constitute Secured Cash Management Obligations.
“Cash Management Services” means treasury management services (including depository arrangements, controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interstate depository network services, electronic funds transfer, purchasing or debit card arrangements and other customary cash management arrangements) provided to any Loan Party.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.
“CFC Holdco” means a Subsidiary substantially all of whose assets consist of the Equity Interests and/or Indebtedness of one or more CFCs (directly or indirectly through entities that are disregarded for United States federal tax purposes).
“Change in Control” means any of (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person (other than Holdings or any direct or indirect wholly owned Domestic Restricted Subsidiary) of any Equity Interest in the Borrower, (b) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Voting Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Holdings (or other securities convertible into or exchangeable for such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of Holdings (on a fully diluted basis) or (c) there shall have occurred under any indenture or other instrument evidencing any Material Indebtedness any “change in control” or like event (as set forth in the indenture, agreement or other evidence of such Material Indebtedness) obligating Holdings or any of the Restricted Subsidiaries to repurchase, redeem or repay (or entitling the holders thereof to accelerate the final maturity of) all or any part of the Indebtedness provided for therein.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking

Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Citibank” has the meaning specified in the preamble hereto.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term Loans or Incremental Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, a Letter of Credit Commitment, a Term Commitment or an Incremental Commitment.
“Closing Date” has the meaning specified in Section 3.01.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means all the “Collateral” as defined in any Security and Guarantee Documents and shall also include the Mortgaged Properties (if any).
“Collateral Agent” means “Collateral Agent” as defined in Guarantee and Collateral Agreement.
“Commitment” means a Revolving Credit Commitment, a Letter of Credit Commitment, a Term Commitment or an Incremental Commitment, as the context may require.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), any successor statute, and any rule, regulation or order promulgated thereunder, in each case as amended from time to time.
“Commodity Futures Trading Commission” means the U.S. Commodity Futures Trading Commission.
“Comparable Successor Provision” has the meaning assigned to such term in Section 6.09(a).
“Compliance Certificate” means a Quarterly Compliance Certificate or Annual Compliance Certificate, as applicable.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated Group” means Holdings and its Consolidated Subsidiaries.
“Consolidated Net Income” means, for Holdings for any period, the net income (or loss) of Holdings and the Restricted Subsidiaries determined on a Consolidated basis in accordance with GAAP, but excluding, without duplication, (a) extraordinary, unusual or non-recurring gains and extraordinary, unusual or non-recurring charges or losses (including extraordinary, unusual or non-recurring costs of, and payments of, actual or prospective legal settlements, fines, judgments or orders), (b) any amounts attributable to Investments in any Unrestricted Subsidiary to the extent that such amounts have not been distributed in cash to Holdings and the Restricted Subsidiaries during such applicable period, (c) effects of adjustments in the consolidated financial statements of Holdings pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Transactions or any consummated recapitalization or acquisition transaction or the amortization or write-off of any amounts thereof, (d) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreements or other derivative instruments), (e) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness; (f) accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions in accordance with GAAP or as a result of the adoption or modification of accounting policies; (g) any gain or charge as a result of, or in connection with, any Disposition outside the Ordinary Course of Business, (h) any unrealized or realized net foreign currency translation gains or losses and unrealized net foreign currency transaction gains or losses, in each case impacting net income; (i) unrealized net losses, charges or expenses and unrealized net gains in the fair market value of any arrangements under Hedge Agreements; and (j) the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary or is merged into or consolidated with Holdings or any Restricted Subsidiary or the date that such other Person’s assets are acquired by Holdings or any Restricted Subsidiary (except to the extent required for pro forma adjustments described in Section 1.07); provided that none of the foregoing clauses (a) through (i) shall exclude any charges, accruals, reserves, expenses, costs or other items referred to in clause (k) of the definition of EBITDA.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.08 or 2.09.
“Co-Syndication Agents” means The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Bank of America, N.A.
“Current Assets” means, at any time, the Consolidated current assets (other than cash and Cash Equivalents) of Holdings and the Restricted Subsidiaries at such time, but excluding the current portion of deferred tax assets.
“Current Liabilities” means, at any time, the Consolidated current liabilities of Holdings and the Restricted Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long term Indebtedness of Holdings and the Restricted Subsidiaries, (b) outstanding Revolving Credit Loans and Letters of Credit, (c) the current portion of interest of Holdings and the Restricted Subsidiaries and (d) the current portion of current and deferred income taxes of Holdings and the Restricted Subsidiaries.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Declined Amounts” has the meaning specified in Section 2.10(b)(viii).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Default Interest” has the meaning specified in Section 2.07(b).
“Defaulting Lender” means at any time, subject to Section 2.20(b), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan or make any other payment due hereunder (each, a “funding obligation”) unless such Lender has notified the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Lender that has, for three or more Business Days after written request of the Agent or the Borrower, failed to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Agent’s and the Borrower’s receipt of such written confirmation), (v) any Lender or such Lender’s Parent Company that has become the subject of a Bail-In Action (as defined in Section 9.19), or (vi) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company; provided that a Lender Insolvency Event shall not be deemed to occur with respect to a Lender or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Parent Company by a Governmental Authority or instrumentality thereof where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any of clauses (i) through (vi) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon notification of such determination by the Agent to the Borrower and the Lenders.
“Designated Additional Letter of Credit Facility” means any letter of credit facility or other similar arrangement with one or more Secured Additional Letter of Credit Facility Providers, the purpose of which is to provide for the issuance of one or more letters of credit for the account of Holdings or any of the Subsidiaries, in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing.
“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by Holdings, the Borrower or any other Restricted Subsidiary in connection with a Disposition made pursuant to Section 6.12(i) that is designated as “Designated Non-Cash Consideration” hereunder pursuant to a certificate of a Financial Officer of Holdings, setting forth the basis of such valuation (which amount will be deemed to be no longer outstanding as Designated Non-Cash Consideration for purposes of Section 6.12(i) in an amount equal to the fair market value of the portion of such non-cash consideration converted by Holdings or any Restricted Subsidiary to cash or Cash Equivalents within 90 days following the consummation of the applicable Disposition).

“Designated Representative” means (a) with respect to the 2020 Notes, the Person then acting as the indenture trustee under the 2020 Notes Documents and (b) with respect to the 2040 Notes, the Person then acting as the indenture trustee under the 2040 Notes Documents.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other accrued and payable Obligations), (b) is redeemable at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other accrued and payable Obligations), in whole or in part, (c) provides for scheduled cash payments of dividends or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in the case of clauses (a) through (d), prior to the date that is 91 days after the Latest Maturity Date. Notwithstanding the preceding sentence, (A) if such Equity Interest is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the Ordinary Course of Business of Holdings or any Restricted Subsidiary, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Equity Interest held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of Holdings (or any Subsidiary) shall be considered a Disqualified Equity Interest because such Equity Interest is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.
“Documentation Agent” means Goldman Sachs Bank USA.
“Dollars” and the “$” sign each means lawful currency of the United States of America.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
“Domestic Restricted Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Early Termination Date” means the date that is 91 days prior to the scheduled maturity date of the 2020 Notes.

“EBITDA” means, for any period, an amount equal to the Consolidated Net Income of Holdings and the Restricted Subsidiaries for such period plus, without duplication and, (except in the case of clause (i) below) to the extent the relevant item or amount is incorporated in the calculation of Consolidated Net Income for such period,
(a) Interest Expense of Holdings and the Restricted Subsidiaries for such period; plus
(b) the aggregate amount of Consolidated income and franchise taxes on or measured by income of Holdings and the Restricted Subsidiaries for that period whether or not payable during such period; plus
(c) Consolidated depreciation, amortization and all other noncash charges, expenses or losses, including non-cash compensation and impairment charges of Holdings and the Restricted Subsidiaries, for such period; minus
(d) any noncash income or gains (other than the accrual of revenue in the Ordinary Course of Business); minus
(e) any gains attributable to the sale of assets by Holdings and the Restricted Subsidiaries outside the Ordinary Course of Business; plus
(f) fees, costs, commissions and expenses incurred or paid during such period related to the Transactions, including any reorganization expenses; plus
(g) transaction fees, costs, commissions and expenses incurred or paid during such period related to any issuance of Equity Interests, incurrence of Indebtedness (including any refinancing transaction or amendment, waiver or modification of any Indebtedness), Permitted Acquisition, Investment or Disposition (in each case whether or not consummated); plus
(h) to the extent deducted in the calculation of Consolidated Net Income, any earn-out obligation expense incurred in connection with any Permitted Acquisition or other permitted Investment made in compliance with Section 6.08(j); plus
(i) the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating EBITDA for such fiscal quarters); plus
(j) to the extent not otherwise included in the determination of Consolidated Net Income for such period, the amount of any proceeds of any business interruption insurance policy representing the earnings for such period that such proceeds are intended to replace (whether or not then received) so long as such Person in good faith expects to receive such proceeds within the next four fiscal quarters (it being understood that to the extent not actually received within such period such reimbursement amounts so added back but not so received shall be deducted in calculating EBITDA for the fiscal quarter immediately following such four fiscal quarter period); plus
(k) restructuring charges and related charges, accruals or reserves; and business optimization expense and related charges or expenses, including costs related to the opening, closure and/or consolidation of offices and facilities, retention charges, contract termination costs, recruiting and signing bonuses and expenses, systems establishment costs, conversion costs and consulting fees relating to the foregoing; provided that the aggregate amount of adjustments from this clause (k) when combined with the aggregate amount of adjustments from clause (l) below for such period, shall not exceed an amount equal to 15% of EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (and such determination shall be made prior to the making of, and without giving effect to, any adjustments pursuant to this clause (k) and clause (l)); plus
(l)    the amount of (i) pro forma “run rate” cost savings, operating expense reductions and synergies (net of actual amounts realized) related to the Transactions that are reasonably identifiable, factually supportable and projected by Holdings in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Holdings) and realized within 18 months after the Closing Date and (ii) pro forma “run rate” cost savings, operating expense reductions and synergies (net of actual amounts realized) related to Permitted Acquisitions and other Investments, Dispositions and other Specified Transactions (including, for the avoidance of doubt, acquisitions occurring prior to the Closing Date), cost savings initiatives and other similar initiatives that are reasonably identifiable, factually supportable and projected by Holdings in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of such Person) and realized within 18 months after such acquisition or other Investment, Disposition or other specified transaction, restructuring, cost savings initiative or other initiative; provided that, the aggregate amount of adjustments from this clause (l) in any four consecutive fiscal quarters when combined with the aggregate amount of adjustments from clause (k) above for such period, shall not exceed an amount equal to 15% of EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (and such determination shall be made prior to the making of, and without giving effect to, any adjustments pursuant to this clause (l) and clause (k)); minus
(m) any items of income or loss in respect of equity in the income or loss of unconsolidated affiliates or minority interests in the income or loss of Consolidated Subsidiaries in each case as determined in accordance with GAAP, it being understood and agreed that any items of loss or expense would be added to and any items of gain or income would be deducted from Consolidated Net Income for the purpose of determining EBITDA.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree, or binding and enforceable judicial or agency interpretation thereof, governing pollution or protection of the environment or the use, handling, transportation, treatment, storage, disposal, release, migration or discharge of, or human exposure to, any hazardous or toxic material, substance or waste.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right (other than Indebtedness that is convertible into, or exchangeable for, any such equity interests) entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equivalent” (i) in Dollars of any other currency on any date, means the rate quoted by the Agent or an Issuing Bank, as applicable, as the spot rate for the purchase by such Person of Dollars with such currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made and (ii) in any currency (other than Dollars) of Dollars on any date, means the rate quoted by the Agent or an Issuing Bank, as applicable, as the spot rate for the purchase by such Person of such currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, in each case, that the Agent or such Issuing Bank may obtain such spot rate from another financial institution designated by the Agent or such Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided, further, that such Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in any currency other than Dollars.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) the occurrence of a “reportable event”, within the meaning of Section 4043(c) of ERISA or the regulations issued thereunder with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived; (b) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA and the incurrence by Holdings, the Borrower or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan); (d) any failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (e) the cessation of operations at a facility of Holdings, the Borrower or any of their ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (f) the withdrawal by Holdings, the Borrower or any of their ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA or the withdrawal or partial withdrawal by Holdings, the Borrower or any of their ERISA Affiliates from a Multiemployer Plan; (g) the receipt by Holdings, the Borrower or any of their ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower or any of their ERISA Affiliates of any notice, concerning a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent within the meaning of Title IV of ERISA or in endangered or critical status within the meaning of Section 305 of ERISA or Section 432 of the Code; (h) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (i) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA); (j) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to a Plan with respect to which Holdings, the Borrower or any of their ERISA Affiliates is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) which results in liability to Holdings or any of the Subsidiaries; or (k) the institution by the PBGC of proceedings to terminate a Plan pursuant to

Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
“Escrow Debt” means Indebtedness incurred in connection with any transaction permitted hereunder for so long as proceeds thereof have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction.
“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Loan comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the LIBOR Rate (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period. Notwithstanding the foregoing, the Eurocurrency Rate with respect to any Interest Period shall be deemed to be 0.00% per annum if the Eurocurrency Rate for such Interest Period determined pursuant to the preceding provisions of this definition would otherwise be less than 0.00% per annum.
“Eurocurrency Rate Loan” means a Loan that bears interest as provided in Section 2.07(a)(ii).
“Eurocurrency Rate Reserve Percentage” for any Interest Period for each Eurocurrency Rate Loan comprising part of the same Borrowing means the reserve percentage applicable during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Loans is determined) having a term equal to such Interest Period.
“Events of Default” has the meaning specified in Section 7.01.
“Evidence of Flood Insurance” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.
“Excess Cash Flow” means, for any fiscal year of Holdings, the sum (without duplication) of:
(a)    (i) Consolidated Net Income of Holdings and the Restricted Subsidiaries; (ii) the amount of all non-cash charges, expenses or losses (including depreciation, amortization, non-cash compensation and impairment charges) deducted in arriving at such Consolidated Net Income; and (iii) reductions to noncash working capital of Holdings and the Restricted Subsidiaries for such fiscal year (i.e., the absolute value of the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital shall exclude (A) any changes in Current Assets or Current Liabilities solely as a result of acquisitions or Dispositions by Holdings and the Restricted Subsidiaries during the applicable period and (B) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent); minus
(b)    the sum (without duplication) of the following: (i) an amount equal to the amount of all non-cash gains, credits or income included in arriving at Consolidated Net Income; (ii) the principal portion of required and optional repayments of Indebtedness (other than (x) optional repayments of the Loans pursuant to Section 2.10(a) and the Spinco Facilities under Section 2.10(a) of the Spinco Credit Agreement (or any comparable successor provision) and (y) mandatory prepayments of Loans pursuant to Section 2.10(b) and the Spinco Facilities under Section 2.10(b) of the Spinco Credit Agreement (or any comparable successor provision)), in each case made in cash by Holdings or any of the Restricted Subsidiaries during such period, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, in each case to the extent not already deducted from Consolidated Net Income; (iii) cash used for Capital Expenditures, Permitted Acquisitions and other permitted Investments (and cash committed to be used pursuant to binding contracts for Capital Expenditures, Investments and acquisitions so long as (A) such amounts are contractually committed by the last day of the fiscal year of the applicable Excess Cash Flow period, (B) such amounts are utilized (and, for the avoidance of doubt, shall not be deducted when used) during the fiscal year immediately following such Excess Cash Flow period and (C) any amounts not utilized during such fiscal year immediately following such Excess Cash Flow period shall be included in the calculation of Excess Cash Flow for such fiscal year) and all Restricted Payments made in cash during such period as permitted by Section 6.06 (other than solely to the extent paid to Holdings or the Subsidiaries) and, in each case, (x) except to the extent financed with long-term indebtedness and (y) to the extent not already deducted from Consolidated Net Income; (iv) cash payments by Holdings and the Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings and the Restricted Subsidiaries other than Indebtedness, in each case to the extent not already deducted from Consolidated Net Income; (v) the aggregate amount of expenditures actually made by Holdings and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees and pension contributions) to the extent that such expenditures are not expensed or deducted (or exceed the amount expensed or deducted) in calculating Consolidated Net Income for such period; (vi) the amount of cash taxes actually paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period; (vii) an amount equal to all expenses, charges and losses excluded in calculating Consolidated Net Income under clauses (a) through (i) of the definition thereof, in each case, to the extent paid in cash in such period; and (viii) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year). Expenditures shall be considered “un-financed” for purposes of this definition unless paid with the proceeds of long-term Indebtedness (other than revolving facilities including the Revolving Credit Loans) or issuances of Equity Interests by Holdings.
“Excess Cash Flow Percentage” means 50.0% (or, if the Senior Secured Leverage Ratio as of the last day of the applicable fiscal year shall have been (x) equal to or less than 2.75 to 1.00 but greater than 2.00 to 1.00, 25%, or (y) equal to or less than 2.00 to 1.00, 0%).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Property” means “Excluded Property” as defined in Guarantee and Collateral Agreement.

“Excluded Subsidiary” means (1) any Unrestricted Subsidiary or (2) any Restricted Subsidiary (other than Spinco and any Restricted Subsidiary that is not an “Excluded Subsidiary” under the Spinco Loan Documents) that is (a) a Foreign Subsidiary, (b) any Domestic Restricted Subsidiary that is (i) a direct or indirect subsidiary of a CFC or (ii) a CFC Holdco, (c) not wholly owned directly by Holdings and/or one or more of its wholly owned Restricted Subsidiaries, (d) prohibited from guaranteeing the Facilities by any contractual obligation existing on the Closing Date (and such Restricted Subsidiary shall be listed on Schedule 1.01(b) hereto) or, if acquired after the Closing Date, any contractual obligation existing on the date such Restricted Subsidiary is acquired (so long as such prohibition is not created in contemplation of the Closing Date or such acquisition), (e) prohibited by applicable law from guaranteeing the Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, in each case so long as the Agent shall have received a certification from Holdings’ general counsel or a Responsible Officer of Holdings as to the existence of such prohibition or consent, approval, license or authorization requirement, (f) an Immaterial Subsidiary, (g) any special purpose securitization vehicle (or similar entity) formed after the Closing Date, (h) any Captive Insurance Subsidiary, (i) any not-for-profit Subsidiary, (j) any Subsidiary with respect to which a guarantee of the Obligations would result in material adverse Tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent and (k) any other Subsidiary with respect to which the Administrative Agent and the Borrower reasonably agree that the burden or cost of providing a guarantee of the Obligations would outweigh the benefits to be obtained by the Lenders therefrom.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation (a) if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of, or grant of such security interest by, such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) upon the designation as such in any agreement with respect to such Swap Obligations between the relevant Guarantor and counterparty applicable to such Swap Obligations, and agreed by the Agent; provided that if a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Amended and Restated Four Year Credit Agreement, dated as of March 11, 2011, among Holdings, as borrower, the Borrower, as guarantor, and Citibank, N.A., as administrative agent, the lenders, other agents and other parties party thereto from time to time (as amended by Amendment No. 1, dated as of April 19, 2013, by Amendment No. 2, dated as of October 17, 2014, by Amendment No. 3 dated as of January 27, 2016 and by Amendment No. 4 dated as of February 12, 2016, and as further amended, amended and restated, supplemented or otherwise modified through the date hereof).
“Existing Revolver Tranche” has the meaning given to such term in Section 2.22(b).
“Existing Term Loan Tranche” has the meaning given to such term in Section 2.22(a).
“Extended Revolving Credit Commitments” has the meaning given to such term in Section 2.22(b).
“Extended Term Loans” has the meaning given to such term in Section 2.22(a).
“Extending Revolving Lender” has the meaning given to such term in Section 2.22(c).
“Extending Term Lender” has the meaning given to such term in Section 2.22(c).
“Extension Amendment” has the meaning given to such term in Section 2.22(d).
“Extension Election” has the meaning given to such term in Section 2.22(c).
“Extension Request” means a Term Loan Extension Request or a Revolver Extension Request, as applicable.
“Facility” means the Revolving Credit Facility, the Letter of Credit Facility, the Term Facility, any facility consisting of Specified Refinancing Revolving Loans, any facility consisting of Specified Refinancing Term Loans, any facility consisting of Extended Term Loans, any facility consisting of Extended Revolving Credit Commitments or any Specified Incremental Term Facility, as the context may require.
“FATCA” means (i) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), (ii) any current or future regulations or official interpretations thereof and (iii) any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided that in no event shall the Federal Funds Rate be less than 0% per annum for any day.
“Financial Covenant” means the covenant contained in Section 6.15 of this Agreement.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person (or any other officer acting in substantially the same capacity as any of the foregoing).
“Fixed Amounts” has the meaning assigned to such term in Section 1.07.
“Flood Laws” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Fronting Exposure” means, with respect to any Issuing Bank at any time there is a Defaulting Lender, such Defaulting Lender’s Ratable Share of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Debt” means, for Holdings and the Restricted Subsidiaries on a Consolidated basis in accordance with GAAP and as of any date, an amount equal to all Indebtedness of Holdings and the Restricted Subsidiaries for borrowed money, all unreimbursed obligations in respect of drawn letters of credit that have not been reimbursed within two (2) Business Days after the date of such drawing, all Capital Lease Obligations and other purchase money Indebtedness and (without duplication) all payment guarantees of any of the foregoing obligations, in each case as of such date.
“GAAP” has the meaning specified in Section 1.03.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).
“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the date hereof, and attached hereto as Exhibit E among Holdings, the Borrower, the Subsidiary Guarantors and each Collateral Agent.
“Guarantors” means Holdings and each of the Subsidiary Guarantors.
“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or wastes, radioactive materials, asbestos, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials, substances or wastes regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.
“Hedge Bank” means each counterparty to any Hedge Agreement with a Loan Party, the obligations under which constitute Secured Hedging Obligations.
“Holdings” has the meaning specified in the preamble hereto.
“Immaterial Subsidiary” means, at any date, unless otherwise designated by Holdings in a written notice to the Agent or unless such Restricted Subsidiary is a Loan Party on the Closing Date, any Restricted Subsidiary designated by Holdings in a written notice to the Agent that, together with such Restricted Subsidiary’s Consolidated subsidiaries, (a) does not, as of the end of the most recently ended fiscal quarter of Holdings, have assets with a fair market value in excess of 2.5% of Total Assets and (b) did not, for the most recently ended quarter of Holdings, have revenues exceeding 2.5% of the total revenues of Holdings and the Restricted Subsidiaries on a Consolidated basis; provided that the aggregate assets or revenues of all Immaterial Subsidiaries, determined in accordance with GAAP, as of the end of or for any fiscal quarter or fiscal year of Holdings, may not exceed 5.0% of Total Assets or Consolidated revenues, respectively, of Holdings and the Restricted Subsidiaries on a Consolidated basis (and Holdings and the Borrower shall designate in writing to the Agent from time to time as necessary the Restricted Subsidiaries that will cease to be “Immaterial Subsidiaries” in order to comply with the foregoing limitation).
“Incremental Assumption Agreement” means an Incremental Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Agent and one or more Incremental Lenders.
“Incremental Commitment” means, with respect to any Lender, such Lender’s Incremental Revolving Credit Commitment and Incremental Term Commitment.
“Incremental Equivalent Debt” has the meaning assigned to such term in Section 6.09(o).
“Incremental Facility Amount” means, at any time, the greater of (i) the excess, if any, of (a) $1,200,000,000 over (b) the sum of (x) the aggregate amount of all Incremental Term Commitments and Incremental Revolving Credit Commitments established prior to such time pursuant to Section 2.23 and all Incremental Equivalent Debt incurred prior to such time pursuant to Section 6.09(o) plus (y) the aggregate amount of “Incremental Term Commitments” (under and as defined in the Spinco Credit Agreement) established prior to such time pursuant to Section 2.23 of the Spinco Credit Agreement (or any comparable successor provision in the case of a refinancing or other replacement thereof) and (without duplication of clause (x) above) any Incremental Equivalent Debt (as defined in the Spinco Credit Agreement) incurred prior to such time pursuant to Section 6.09(o) of the Spinco Credit Agreement, and (ii) an unlimited amount, so long as, for the purposes of this clause (ii), after giving pro forma effect to the incurrence or issuance of any such Incremental Term Loans or Incremental Revolving Credit Commitments or Incremental Equivalent Debt and the pro forma adjustments described in Section 1.07, the Senior Secured Leverage Ratio (calculated as if any Incremental Revolving Credit Commitment being incurred were fully drawn on the effective date thereof) is equal to or less than 2.75 to 1.00.
“Incremental Lenders” means the Incremental Revolving Credit Lenders and the Incremental Term Lenders.

“Incremental Loans” means the Incremental Revolving Credit Loans and the Incremental Term Loans.
“Incremental Revolving Credit Commitment” means the commitment of any Lender, established pursuant to Section 2.23, to make Revolving Credit Loans to the Borrower.
“Incremental Revolving Credit Lender” means a Revolving Credit Lender with an Incremental Revolving Credit Commitment.
“Incremental Revolving Credit Loans” means Revolving Credit Loans made by one or more Lenders to the Borrower pursuant to an Incremental Revolving Credit Commitment.
“Incremental Term Borrowing” means a Borrowing comprised of Incremental Term Loans.
“Incremental Term Commitment” means the commitment of any Lender, established pursuant to Section 2.23, to make any Incremental Term Loan to the Borrower.
“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loans” means any Loan made by one or more Lenders to the Borrower pursuant to Section 2.01(d), made in the form of (a) additional Term Loans or (b) to the extent permitted by Section 2.23 and provided for in the relevant Incremental Assumption Agreement, Specified Incremental Term Loans.
“Indebtedness” of any specified Person means, without duplication, (a) all indebtedness in respect of borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement agreements with respect thereto), (d) the Indebtedness of any other Persons to the extent guaranteed by such Person, (e) all obligations of such Person to pay the deferred and unpaid purchase price of any property (including Capital Lease Obligations), but excluding trade accounts payable or accrued liabilities arising in the Ordinary Course of Business, (f) all obligations under any accounts receivable financings, (g) all Disqualified Equity Interests of such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests and (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
Notwithstanding the foregoing, (x) in no event shall the term “Indebtedness” be deemed to include letters of credit that secure performance, bonds that secure performance, surety bonds or similar instruments that are issued in the Ordinary Course of Business, and (y) solely for purposes of determining compliance with Section 6.15, Indebtedness shall not include Escrow Debt until such time as the proceeds of such Escrow Debt have been released from the applicable escrow account. For purposes of clarity and avoidance of doubt, any joint and several Tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of applicable law shall not constitute Indebtedness for purposes hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 9.04(b).
“Information Memorandum” means the information memorandum, dated May 2016, used by the Arrangers in connection with the syndication of the Facilities.
“Interest Expense” means, for Holdings for any period, the sum, without duplication, of total Consolidated interest expense (including that portion attributable to Capital Leases in conformity with GAAP) of Holdings and the Restricted Subsidiaries.
“Interest Period” means, for each Eurocurrency Rate Loan comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Loan or the date of the Conversion of any Base Rate Loan into such Eurocurrency Rate Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, or subject to clause (c) of this definition, twelve months (or, with respect to the Interest Period commencing on the Closing Date, the period from the Closing Date to August 31, 2016), as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(a)    (i) with respect to the Revolving Credit Facility, the Borrower may not select any Interest Period that ends after the Revolving Credit Facility Maturity Date and (ii) with respect to the Term Facility, the Borrower may not select any Interest Period that ends after the Term Loan Maturity Date;
(b)    Interest Periods commencing on the same date for Eurocurrency Rate Loans comprising part of the same Borrowing shall be of the same duration;
(c)    in the case of any Borrowing, the Borrower shall not be entitled to select an Interest Period having a duration of twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Appropriate Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Appropriate Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Appropriate Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months;
(d)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Interpolated Screen Rate” means, with respect to any Eurocurrency Rate Loan for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as of the 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (d) of the definition of Indebtedness in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or all or substantially all of the property and assets of a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto.
“IP Rights” has the meaning specified in Section 4.15(b).
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit. “Issue” has a corresponding meaning.
“Issuing Bank” means each of the banks and other institutions listed on Schedule I hereto that are indicated thereon as providing a Letter of Credit Commitment or any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07, in each case for so long as any such Person shall have a Letter of Credit Commitment.
“Junior Financing” has the meaning specified in Section 6.10(a).
“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.
“L/C Disbursement” means a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” means, at any time the sum of (a) the aggregate Stated Amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.
“L/C Obligations” means, as of any date, the aggregate Stated Amount of outstanding Letters of Credit and Revolving Credit Loans made by an Issuing Bank in accordance with Section 2.03 that have not been funded by the Revolving Credit Lenders. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).
“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan, Revolving Credit Loan, Incremental Loan, Specified Refinancing Revolving Loan, Specified Refinancing Term Loan, Extended Term Loan, Extended Revolving Credit Commitment, Refinancing Note, Refinancing Junior Loan or Commitment hereunder at such time.
“Leidos/Spinco Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, among Holdings, the Borrower, Spinco, each Collateral Agent and each “Collateral Agent” (as defined in the Spinco Credit Agreement).
“Lender Insolvency Event” means that (a) a Lender or its Parent Company is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company has become the subject of a proceeding under any Debtor Relief Law, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.
“Lenders” means each lender that has a Commitment hereunder with respect to any Facility, each lender that holds a Term Loan, Revolving Credit Loan or any Specified Incremental Term Loan, each Issuing Bank, each Lender that becomes a party hereto pursuant to Section 2.23 and each Person that shall become a party hereto pursuant to Section 9.07.
“Letter of Credit” has the meaning specified in Section 2.01(c).
“Letter of Credit Agreement” has the meaning specified in Section 2.03(a)(i).
“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of Holdings, the Borrower and the other Restricted Subsidiaries in (a) the Dollar amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Assumptions, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(c) as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.05.
“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $250,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05. The Letter of Credit Facility is a sub-facility of the Revolving Credit Facility and not in addition to the Revolving Credit Facility.
“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) the amount equal to the Funded Debt on such date, to (b) EBITDA for the most recently ended Test Period.
“LIBOR Rate” means, for any Interest Period for each Eurocurrency Rate Loan comprising part of the same Borrowing, an interest rate per annum equal to the Intercontinental Exchange Benchmark Administration Ltd. (or the successor thereto if it is no longer making such rates available) LIBOR Rate (“ICE LIBOR”), as published by Reuters (currently Reuters LIBOR01 page) (or any other commercially available source providing quotations of ICE LIBOR as designated by the Agent from time to time) (the “Screen Rate”) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the LIBOR Rate for such Interest Period, as applicable, shall be a rate per annum equal to the Interpolated Screen Rate.
“Lien” means (a) with respect to any asset, (i) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, deposit arrangement, encumbrance, license, charge preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever in or on such asset (including any conditional sale or other title retention agreement, Capital Lease, any easement, right of way or other encumbrance on title to real property) and (ii) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same effect as any of the foregoing) relating to such asset (it being agreed, for purposes of clarity, that in no event shall an operating lease be deemed to constitute a Lien) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Limited Condition Acquisition” means any Permitted Acquisition or permitted Investment in any assets, business or Person, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.
“LMC” means Lockheed Martin Corporation, a Maryland corporation.
“Loan” means a Revolving Credit Loan, a Term Loan, an Extended Term Loan, an advance of revolving credit under Extended Revolving Credit Commitments, a Specified Refinancing Revolving Loan or a Specified Refinancing Term Loan and/or an Incremental Loan, as the context may require.
“Loan Document Obligations” means (a) the due and punctual payment by the Loan Parties of (i) the principal of and interest (including any interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding) on each of the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide Cash Collateral, and (iii) all other monetary obligations of any Loan Party to the Agent, any of the Lenders, any Issuing Bank or any other Secured Parties (other than for avoidance of doubt, each Cash Management Bank, each Hedge Bank, each Secured Additional Letter of Credit Facility Provider, each Secured Designated Indebtedness Holder and the Designated Representative, in each case in its capacity as such) pursuant to any Loan Document, including fees, costs, expenses and indemnities, whether primary, secondary, direct, indirect, absolute, contingent, fixed, due or to become due, now existing or hereafter arising or otherwise (including monetary obligations incurred after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding), and (b) the due and punctual performance of all other obligations of the Borrower or any other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.
“Loan Documents” means this Agreement, each Note, if any, each L/C Related Document, any Incremental Assumption Agreement, any Extension Amendment, each of the Security and Guarantee Documents and any other agreement, instrument or document agreed in writing by the Agent and the Borrower to be a Loan Document.
“Loan Parties” means Holdings, the Borrower and each of the Subsidiary Guarantors.
“Margin Applicable Period” has the meaning specified in the definition of Applicable Margin.
“Market Intercreditor Agreement” means an intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing and/or subordination of liens or arrangements relating to the distribution of proceeds of collateral, as applicable, at the time the intercreditor agreement is proposed to be established in light of the types of Indebtedness subject thereto.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations and financial condition of Holdings and the Restricted Subsidiaries, taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or any of the other Loan Documents or (c) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under this Agreement or any Note or any of the other Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans) in an aggregate principal amount equal to or greater than $100,000,000.
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Agent and the Issuing Banks in their reasonable discretion.
“Modification” has the meaning specified in Section 3.01(e).
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.
“Mortgage” means mortgages, deeds of trust, assignments of leases and rents modifications and other security documents delivered pursuant to Section 3.01(n) and (o), each in form and substance reasonably acceptable to the applicable Collateral Agent (taking into account the requirements of the law of the jurisdiction in which such Mortgage is to be recorded).
“Mortgaged Properties” means initially, the owned real property of the Loan Parties specified on Schedule 1.01(a), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11 or Section 5.12(a), but in any event shall exclude all 2032/2033 Notes Principal Property (except as provided in Section 6.02).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Holdings or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than Holdings and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Net Cash Proceeds” means (a) with respect to any Asset Sale or other Disposition, the cash and Cash Equivalent proceeds (including casualty insurance settlements and condemnation awards and cash and Cash Equivalent proceeds subsequently received (as and when received) in respect of noncash consideration initially received) from such Asset Sale or other Disposition, net of (1) all fees and out-of-pocket expenses (including (A) broker’s fees, investment banking fees, collection expenses, commissions, legal fees and other customary transaction expenses and (B) transfer and similar Taxes and Holdings’ and the Borrower’s good faith estimate of income Taxes paid or payable in connection with such sale), (2) amounts provided as a reserve by Holdings and the Restricted Subsidiaries, against any contingent liabilities or purchase price adjustment associated with such Asset Sale or other Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) in each case, as determined reasonably and in good faith by a Financial Officer of Holdings, and (3) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by the asset sold in such Asset Sale or other Disposition and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset and any such Indebtedness that is so secured by a lien ranking equal or junior in priority to any lien thereon securing the Obligations); provided, however, that, with respect to any Asset Sale, if (x) Holdings shall deliver a certificate of a Financial Officer to the Agent at the time of receipt thereof setting forth Holdings’ and the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of Holdings and the Restricted Subsidiaries within 12 months of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent (A) not so used (or committed to be used) at the end of such 12-month period or (B) if committed to be used within such 12-month period, not so used within 180 days after the end of such 12-month period, at which time such proceeds shall be deemed to be Net Cash Proceeds and (b) with respect to any issuance or incurrence of any Indebtedness for borrowed money or the issuance of any Equity Interests, the cash and Cash Equivalent proceeds thereof, net of all Taxes and reasonable and customary fees, underwriting discounts, commissions, costs and other expenses incurred in connection therewith.
“NFIP” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.
“Non-Approving Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.01 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Notes Secured Parties Collateral Agent” means “Non-Notes Secured Parties Collateral Agent” as defined in Guarantee and Collateral Agreement.
“Not Otherwise Applied” means, with reference to any proceeds of any transaction or event or of the Available Amount that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to prepay Loans under Section 2.10(b) and (b) has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.
“Note” means a Revolving Credit Note or Term Note, as the context may require.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“Notice of Issuance” has the meaning specified in Section 2.03(a)(i).
“Notice of Renewal” has the meaning specified in Section 2.01(c)(ii).
“Obligations” means each of the (a) Loan Document Obligations, (b) Secured Cash Management Obligations, (c) Secured Hedging Obligations, (d) Secured Designated Indebtedness Obligations and (e) Secured Additional Letter of Credit Facility Obligations (provided that the aggregate amount of Secured Additional Letter of Credit Facility Obligations (determined in accordance with Section 6.09(f)) included in “Obligations” at any time shall not exceed $100,000,000; provided, further, that in the event that the sum of the aggregate amount of Secured Additional Letter of Credit Facility Obligations exceeds $100,000,000, the portion of the Secured Additional Letter of Credit Facility Obligations included in “Obligations” shall be determined based on the chronological order of the initial issuance date of the letters of credit giving rise to such Secured Additional Letter of Credit Facility Obligation); provided that the Obligations, with respect to any Guarantor, shall not include any Excluded Swap Obligations; and provided, further, that (i) Secured Cash Management Obligations, Secured Hedging Obligations, Secured Additional Letter of Credit Facility Obligations and Secured Designated Indebtedness Obligations shall be secured and guaranteed (other than Secured Designated Indebtedness Obligations, which shall not be guaranteed) pursuant to the Security and Guarantee Documents only to the extent that, and for so long as, the Loan Document Obligations are so secured and guaranteed; (ii) any release of collateral or Guarantors effected in the manner permitted by any of the Loan Documents shall not require the consent of any Cash Management Bank, Hedge Bank, Secured Additional Letter of Credit Facility Provider or Secured Designated Indebtedness Holder (or any Designated Representative) (in each case, in its capacity as such); and (iii) each class of Secured Designated Indebtedness Obligations shall be secured pursuant to the Security and Guarantee Documents only for so long as, and solely to the extent that, it is necessary to avoid a default under the Secured Designated Indebtedness Documents applicable to such class.
“OID” has the meaning specified in Section 2.23.
“One Month LIBOR” has the meaning assigned to such term in the definition of “Base Rate”.
“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business.
“Other Applicable Indebtedness” has the meaning specified in Section 2.10(b)(v).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document or Loan).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).
“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or if such Lender does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the Voting Stock of such Lender.
“Participant” has the meaning specified in Section 9.07(d).
“Participant Register” has the meaning specified in Section 9.07(d).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended.
“Payment Office” means such office of Citibank as shall be from time to time selected by the Agent and notified by the Agent to the Borrower and the Lenders.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Percentage Applicable Period” has the meaning specified in the definition of “Applicable Percentage.”
“Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.
“Permitted Acquisition” has the meaning specified in Section 6.08(j); provided that, for the avoidance of doubt, the Spinco Acquisition shall be a Permitted Acquisition hereunder.
“Permitted Liens” means each of the following:
(a)    Liens for taxes, assessments and governmental charges or levies to the extent that any such tax, assessment, government charge or levy is not overdue for a period of more than 30 days or is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained;
(b)    Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, landlord’s and repairmen’s Liens and other similar Liens arising in the Ordinary Course of Business securing obligations that are not overdue for a period of more than 60 days or, if more than 60 days overdue, are (x)

unfiled and no other action has been taken to enforce such Lien or (y) being contested in good faith and by appropriate proceedings diligently conducted and as to which appropriate reserves are being maintained;
(c)    (i) Liens securing pension obligations that arise in the Ordinary Course of Business and (ii) pledges and deposits made in the Ordinary Course of Business (A) in connection with workers’ compensation, health, disability or other employee benefits, unemployment insurance and other social security laws or regulations, property, casualty or liability insurance or premiums related thereto or self-insurance obligations or (B) to secure letters of credit, bank guarantees or similar instruments posted to support payment of items set forth in the foregoing clause (A); provided that such letters of credit, bank guarantees or instruments are issued in compliance with Section 6.09;
(d)    Liens securing the performance of, or granted in lieu of, contracts with trade creditors, other similar contracts (other than in respect of debt for borrowed money), leases, bids, statutory obligations, customs, surety, stay, appeal and performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the Ordinary Course of Business and deposits securing letters of credit, bank guarantees or similar instruments posted to support payment of the items set forth above in this clause (d); provided that such letters of credit (other than the Letters of Credit), bank guarantees or similar instruments are issued in compliance with Section 6.09;
(e)    easements, rights of way and other encumbrances on title to or imperfections in real property that do not, in the aggregate, materially interfere with the Ordinary Course of Business of Holdings and the Restricted Subsidiaries with respect to the subject property;
(f)    Liens securing reimbursement obligations with respect to trade letters of credit entered into in the Ordinary Course of Business of Holdings and the Restricted Subsidiaries that encumber documents and other assets relating to such letters of credit and the products and proceeds thereof;
(g)    Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of Holdings or any of the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any of the Restricted Subsidiaries in the Ordinary Course of Business of Holdings and the Restricted Subsidiaries;
(h)    Liens arising from filing UCC (or similar law of any jurisdiction) financing statements or similar precautionary public filings, registrations or agreements in foreign jurisdictions by lessors, consignors and bailors regarding leases and consignment or bailee arrangements permitted or not prohibited by any of the Loan Documents and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee, and other similar precautionary statements, filings or agreements;
(i)    Liens arising by virtue of the rendition, entry or issuance against Holdings or any of the Restricted Subsidiaries, or any property of Holdings or any of the Restricted Subsidiaries, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default hereunder.

(j)    any interest or title (and any encumbrances on such interest or title) of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease or license agreement permitted or not prohibited by any of the Loan Documents and any leases, subleases, licenses or sublicenses granted in the Ordinary Course of Business;
(k)    Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code or other similar provisions of applicable laws on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits or other funds maintained with financial institutions (including the right of set-off), (iii) arising in connection with pooled deposit or sweep accounts, cash netting, deposit accounts or similar arrangements of Holdings or any Restricted Subsidiary and consisting of the right to apply the funds held therein to satisfy overdraft or similar obligations incurred in the Ordinary Course of Business of such Person, (iv) encumbering reasonable customary initial deposits and margin deposits and (v) granted in the Ordinary Course of Business by Holdings or any Restricted Subsidiary to any bank with whom it maintains accounts to the extent required by the relevant bank’s (or custodian’s or trustee’s, as applicable) standard terms and conditions, in each case, which are within the general parameters customary in the banking industry;
(l)    Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of Holdings or a Restricted Subsidiary; provided such Lien encumbers only the related account and the property held therein;
(m)    Liens (i) in favor of customs and revenue authorities arising as a matter of law in the Ordinary Course of Business to secure payment of customs duties that are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the Ordinary Course of Business;
(n)    Liens on any cash earnest money deposits made by Holdings or any of the Restricted Subsidiaries in connection with any Permitted Acquisition or any other Investment permitted hereunder; and
(o)    Liens on repurchase agreements constituting Cash Equivalents.
“Permitted Receivables Facility” means any program for the transfer by Holdings or any of the Subsidiaries (other than a Receivables Subsidiary), to any third-party buyer, purchaser or lender of interests in accounts receivable, so long as the aggregate outstanding principal amount of Indebtedness incurred pursuant to such program shall not exceed $100,000,000 at any one time; provided that (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility shall be guaranteed by Holdings or any of the Restricted Subsidiaries (other than the Receivables Subsidiary), (b) there shall be no recourse or obligation to Holdings or any of the Restricted Subsidiaries (other than the Receivables Subsidiary) whatsoever other than pursuant to representations, warranties, covenants and indemnities entered into in the Ordinary Course of Business in connection with such Permitted Receivables Facility that in the reasonable opinion of Holdings are customary for securitization transactions and (c) neither Holdings nor any of the Restricted Subsidiaries (other than the Receivables Subsidiary) shall have provided, either directly or indirectly, any other credit support of any kind in connection with such Permitted Receivables Facility, other than as set forth in clause (b) of this definition.

“Permitted Refinancing” means with respect to any Indebtedness of any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension (collectively, a “Refinancing”) of such Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced except by an amount equal to accrued and unpaid interest and a premium thereon plus other amounts paid, and commissions, fees and expenses incurred, in connection with such Refinancing and by an amount equal to any existing commitments unutilized thereunder; (b) such Refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced; provided, however, that with respect to any Refinancing of any 2020 Notes, the Indebtedness incurred in such Refinancing shall in no event mature or require principal payments prior to the day after the date that is seven years after the Closing Date (except pursuant to customary asset sale and change of control provisions); (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Refinancing is subordinated in right of payment to the Obligations on terms, taken as a whole, as favorable (as determined by the Borrower in good faith) in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; (d) if the Indebtedness being Refinanced is (or would have been required to be) secured by any Collateral of a Loan Party (whether equally and ratably with, or junior to, the Liens in favor of the Secured Parties or otherwise), such Refinancing (i) may be secured by such Collateral: provided that such Refinancing may not have security in any case more extensive than that which applied to the Indebtedness being Refinanced and (ii) complies with applicable requirements under the Leidos/Spinco Intercreditor Agreement; provided, further, that any Refinancing of the 2020 Notes or the 2040 Notes shall be unsecured; (e) the terms and conditions of such Refinancing shall be either (x) (taken as a whole) no more favorable to the lenders providing such Refinancing than, those applicable to the Indebtedness being Refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) or (y) customary for similar types of Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall not include any financial maintenance covenants (unless such Indebtedness being Refinanced had the benefit of financial maintenance covenants) and that any negative covenants shall be incurrence-based) (except for covenants or other provisions applicable only to periods after the Latest Maturity Date); provided that a certificate of a Responsible Officer of the Borrower delivered to the Agent at least five (5) Business Days prior to the incurrence of such Refinancing, together with a reasonably detailed description of material terms and conditions of such Refinancing, or drafts of the documentation related thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (e) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and (f) no such Refinancing shall have obligors or contingent obligors that were not obligors or contingent obligors in respect of such Indebtedness being Refinanced.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Phase Is” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.
“Plan” means a Single Employer Plan and a Multiple Employer Plan.
“Platform” has the meaning specified in Section 9.02(d)(i).

“Prepayment Amount” has the meaning specified in Section 2.10(b)(vii).
“Prepayment Date” has the meaning specified in Section 2.10(b)(vii).
“Primary Currency” has the meaning specified in Section 9.11(b).
“Qualified Equity Issuance” means any issuance of Equity Interests (other than any Disqualified Equity Interests) by Holdings (but excluding any issuances of Equity Interests to any Subsidiary).
“Quarterly Compliance Certificate” has the meaning specified in Section 5.08(a).
“Ratable Share” of any amount means (a) with respect to any Term Lender at any time, the percentage of the Term Facility represented by the principal amount of such Term Lender’s Term Loans at such time and (b) with respect to any Revolving Credit Lender at any time, the percentage of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the Issuing Banks to Issue Letters of Credit have been terminated pursuant to Section 7.01, or if the Revolving Credit Commitments have expired, then the Ratable Share of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Ratable Share of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.
“Ratio-Based Amounts” has the meaning assigned to such terms in Section 1.07.
“Real Estate Collateral Requirements” means the requirement that on the Closing Date (subject to the last paragraph of Section 3.01), with respect to the Mortgaged Properties listed on Schedule 1.01(a) and thereafter as required by Section 5.11, the applicable Collateral Agent shall have received a Mortgage for each Mortgaged Property in form and substance reasonably acceptable to such Collateral Agent and suitable for recording or filing, together with the following documents: (a) a fully paid policy of title insurance (or “pro forma” or marked up commitment having the same effect of a title insurance policy) (i) in a form reasonably acceptable to such Collateral Agent insuring the Lien of the Mortgage encumbering such property as a valid first priority Lien, (ii) in an amount reasonably satisfactory to such Collateral Agent and otherwise reflective of the fair market value of the real property subject to the Mortgage, (iii) issued by Stewart Title Insurance Company or such other nationally recognized title insurance company reasonably satisfactory to such Collateral Agent (the “Title Company”) and (iv) that includes such endorsements or affirmative insurance required by such Collateral Agent and available in the applicable jurisdiction (including endorsements on matters relating to usury, first loss, last dollar, zoning, revolving credit, doing business, variable rate, address, separate tax lot, subdivision, tie in or cluster, contiguity, access and so-called comprehensive coverage over covenants and restrictions), (b) with respect to any property located in any jurisdiction in which a zoning endorsement is not available (or for which a zoning endorsement is not available at a premium that is not excessive), if requested by such Collateral Agent, a zoning compliance letter from the applicable municipality or a zoning report from Planning and Zoning Resource Corporation (or another person acceptable to such Collateral Agent), in each case reasonably satisfactory to such Collateral Agent, (c) upon the request of such Collateral Agent, a survey certified to such Collateral Agent and the Title Company in form and substance reasonably satisfactory to such Collateral Agent, (d) upon the request of such Collateral Agent, an appraisal complying with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, by a third-party appraiser selected by such Collateral Agent, (e) if requested by such Collateral Agent, an opinion of local counsel reasonably acceptable to such Collateral Agent and in form and substance satisfactory to such Collateral Agent, (f) no later than ten Business Days prior to the delivery of the Mortgage, the following documents and instruments, in order to comply with the

National Flood Insurance Reform Act of 1994, Flood Disaster Protection Act of 1973, Biggert-Waters Flood Insurance Act of 2012 and National Flood Insurance Act of 1968 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System) (including any substitution therefor and, if applicable, any regulations promulgated thereunder, “Flood Laws”): (1) a completed Life of Loan standard flood hazard determination form, (2) if the improvement(s) to the improved real property is located in a special flood hazard area, a notification to Holdings or the Borrower or such Subsidiary as holds title to the real property in question (“Borrower Notice”) and, if applicable, notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (3) documentation evidencing receipt by Holdings, the Borrower or such Subsidiary as holds title to the real property of the Borrower Notice and (4) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of the flood insurance policy, Holdings or the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to such Collateral Agent and in compliance with Flood Laws (any of the foregoing being “Evidence of Flood Insurance”), (g) upon the reasonable request of such Collateral Agent, Phase I environmental site assessment reports prepared in accordance with the current ASTM E1527 standard (“Phase Is”) (to the extent not already provided) and reliance letters for such Phase Is (which Phase Is and reliance letters shall be in form and substance reasonably acceptable to such Collateral Agent) and any other existing, non-privileged environmental documentation as such Collateral Agent shall reasonably request and (h) such other instruments and documents (including consulting engineers’ reports and lien searches) as such Collateral Agent shall reasonably request.
“Receivables Subsidiary” means a special purpose entity established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring accounts receivable under any Permitted Receivables Facility, which shall engage in no operations or activities other than those related to such Permitted Receivables Facility.
“Recipient” means (a) the Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Reference Time” has the meaning assigned to such term in the definition of “Available Amount”.
“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Borrower, the Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.21.
“Refinancing Junior Loans” means loans under credit or loan agreements that are (a) senior or subordinated and unsecured or (b) secured by the Collateral of the Loan Parties on a junior basis to the Facilities, incurred in respect of a refinancing of outstanding Indebtedness of the Borrower under the Facilities; provided that, (i) if such Refinancing Junior Loans shall be secured by a security interest in the Collateral, then such Refinancing Junior Loans shall be issued subject to a Market Intercreditor Agreement that is reasonably satisfactory to the Agent; (ii) no Refinancing Junior Loans shall mature prior to the final maturity date of the Indebtedness being refinanced, or have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced thereby; (iii) the borrower of the Refinancing Junior Loans shall be the Borrower with respect to the Indebtedness being refinanced; (iv) such Refinancing Junior Loans shall subject to clause (ii) above have pricing (including interest, fees and premiums), optional prepayment and optional redemption terms as may be agreed to by the Borrower and the lenders party thereto; (v) the other terms and conditions (excluding those referenced in clauses (ii) and (iv) above) of such Refinancing Junior Loans shall either (x) be substantially identical to, or (taken as a whole) no more favorable to the lenders providing such Refinancing Junior Loans than, those applicable to the Loans being refinanced or replaced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) or (y) customary for similar types of Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall not include any financial maintenance covenants and that any negative covenants shall be incurrence-based) (except for covenants or other provisions applicable only to periods after the Latest Maturity Date); provided that a certificate of a Responsible Officer of the Borrower delivered to the Agent at least five (5) Business Days prior to the incurrence of such Refinancing Junior Loans, together with a reasonably detailed description of material terms and conditions of such Indebtedness or drafts of the documentation related thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (v) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); (vi) the Refinancing Junior Loans may not have (x) obligors or contingent obligors that were not obligors or contingent obligors with respect to the applicable Loans being so refinanced or (y) security in any case more extensive than that which applied to the applicable Loans being so refinanced; (vii) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being refinanced except by an amount equal to accrued and unpaid interest and a premium thereon plus other amounts paid, and commissions, fees and expenses incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (viii) the Net Cash Proceeds of such Refinancing Junior Loans shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans under the applicable Class of Loans being so refinanced in accordance with Section 2.10.
“Refinancing Notes” means one or more series of (a) senior unsecured notes or (b) senior secured notes secured by the Collateral of the Loan Parties (x) on an equal and ratable basis with the Facilities or (y) on a junior basis to the Facilities (to the extent then secured by such Collateral) in each case issued in respect of a refinancing of outstanding Indebtedness of the Borrower under the Facilities; provided that, (i) if such Refinancing Notes shall be secured by a security interest in the Collateral, then such Refinancing Notes shall be issued subject to a Market Intercreditor Agreement that is reasonably satisfactory to the Agent; (ii) no Refinancing Notes shall mature prior to the date that is after the final maturity date of, or have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of, in each case, the Indebtedness being refinanced; (iii) no Refinancing Notes shall be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except customary assets sale or change of control provisions); (iv) subject to clause (iii), such Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayment and optional redemption terms as may be agreed to by the Borrower and the lenders party thereto; (v) the other terms and conditions (excluding those referenced in clauses (ii), (iii) and (iv) above) of such Refinancing Notes shall be either (x) substantially identical to, or (taken as a whole) no more favorable to the lenders providing such Refinancing Notes than, those applicable to the Loans or commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) or (y) customary for similar types of Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall not include any financial maintenance covenants and that any negative covenants shall be incurrence-based) (except for covenants or other provisions applicable only to periods after the Latest Maturity Date); provided that a certificate of a Responsible Officer of the Borrower delivered to the Agent at least five (5) Business Days prior to the incurrence of such Refinancing Notes, together with a reasonably detailed description of material terms and conditions of such Refinancing Notes or drafts of the documentation related thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (v) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); (vi) the Refinancing Notes shall not have security in any case more extensive than that which applied to the applicable Indebtedness being so refinanced and shall not have obligors or contingent obligors that were not obligors or contingent obligors in respect of such Indebtedness being refinanced; (vii) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being refinanced except by an amount equal to accrued and unpaid interest and a premium thereon plus other amounts paid, and commissions, fees and expenses incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (viii) the Net Cash Proceeds of such Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans under the applicable Class of Loans being so refinanced in accordance with Section 2.10.
“Refinancing Notes Indentures” means, collectively, the indentures or other similar agreements pursuant to which any Refinancing Notes are issued, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.
“Register” has the meaning specified in Section 9.07(c).
“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Related Business” has the meaning specified in Section 6.03.
“Related Business Assets” means any property, plant, equipment or other assets (excluding assets that are qualified as current assets under GAAP) to be used or useful by Holdings or a Restricted Subsidiary in a Related Business or capital expenditures relating thereto.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys, consultants and representatives of such Person and of such Person’s Affiliates.
“Removal Effective Date” has the meaning specified in Section 8.06(b).
“Required Lenders” means at any time Lenders owed or holding at least a majority in interest of the sum of the (a) aggregate principal amount of all Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in Letters of Credit being deemed “held” by such Revolving Credit Lender for purposes of this definition), (b) the aggregate principal amount of the Term Facility and (c) the aggregate unused amount of the Commitments; provided that the Total Revolving Credit Outstandings of, the Loans owed to or Commitments held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in Letters of Credit being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate Unused Revolving Credit Commitments; provided that the Unused Revolving Credit

Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.
“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Term Lenders.
“Resignation Effective Date” has the meaning specified in Section 8.06(a).
“Responsible Officer” of any Person means any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
“Restricted Debt Payment” has the meaning specified in Section 6.10(b).
“Restricted Payments” has the meaning specified in Section 6.06.
“Restricted Subsidiary” means any Subsidiary (it being agreed that, at all times prior to the consummation of the Spinco Acquisition, “Subsidiaries” shall be determined as if the Spinco Acquisition had been consummated immediately prior to the initial funding of the Loans hereunder) that is not an Unrestricted Subsidiary.
“Revolver Extension Request” has the meaning given to such term in Section 2.22(b).
“Revolver Extension Series” has the meaning given to such term in Section 2.22(b).
“Revolving Credit Borrowing” means a Borrowing consisting of simultaneous Revolving Credit Loans of the same Type made by each of the Revolving Credit Lenders.
“Revolving Credit Borrowing Minimum” means $5,000,000.
“Revolving Credit Borrowing Multiple” means $1,000,000.
“Revolving Credit Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment” or (b) if such Lender has entered into an Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.21. The aggregate amount of the Lenders’ Revolving Credit Commitments as of the Closing Date is $750,000,000. Unless the context shall otherwise require, the term “Revolving Credit Commitments” shall include any Incremental Revolving Credit Commitments, any Extended Revolving Credit Commitments and any revolving commitments under any Specified Refinancing Debt.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Credit Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure.

“Revolving Credit Facility” means, at any time, (a) on or prior to the Revolving Credit Facility Maturity Date, the aggregate amount of the Revolving Credit Commitments at such time and (b) thereafter, the sum of the aggregate principal amount of the Revolving Credit Loans outstanding at such time plus the Stated Amount of all Letters of Credit outstanding at such time.
“Revolving Credit Facility Maturity Date” means (I) except as provided in clause (II) below, the earlier of (a)(x) if any of the 2020 Notes have not been refinanced in a Permitted Refinancing or otherwise repaid (other than in connection with a refinancing thereof that is not a Permitted Refinancing) prior to the Early Termination Date, the Early Termination Date or (y) if all of the 2020 Notes have been refinanced in a Permitted Refinancing or repaid (other than in connection with a refinancing thereof that is not a Permitted Refinancing) prior to the Early Termination Date, the fifth anniversary of the Closing Date and (b) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.05 or 7.01, or (II) solely with respect to any Extended Revolving Credit Commitments, the final maturity date and/or commitment termination date applicable thereto as specified in the applicable Revolver Extension Request accepted by the respective Lender or Lenders.
“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or a Revolving Credit Loan at such time.
“Revolving Credit Loan” means an advance by a Revolving Credit Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Loan or a Eurocurrency Rate Loan (each of which shall be a “Type” of Revolving Credit Loan). Unless the context shall otherwise require, the term “Revolving Credit Loan” shall include any Incremental Revolving Credit Loans, any Loans under Extended Revolving Credit Commitments and any Specified Refinancing Revolving Loan.
“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender and its registered assigns, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-1 hereto.
“S&P” means Standard & Poor’s Ratings Group, a division of S&P Global Inc., and any successor to its rating agency business.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more by or Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Screen Rate” has the meaning assigned to such term in the definition of “LIBOR Rate”.
“SEC” means the Securities and Exchange Commission.

“Secured Additional Letter of Credit Facility Obligations” means the due and punctual payment and performance of any and all obligations of each Loan Party (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Designated Additional Letter of Credit Facilities that (a) are owed to the Agent, the Arrangers or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Agent, an Arranger or an Affiliate of any of the foregoing, (b) were owed on the Closing Date to a Person that was a Lender or an Affiliate of a Lender as of the Closing Date or (c) are owed to a Person that was a Lender or an Affiliate of a Lender at the time such obligations were incurred.
“Secured Additional Letter of Credit Facility Provider” means each issuer of letters of credit or similar credit under a Designated Additional Letter of Credit Facility the obligations under which constitute Secured Additional Letter of Credit Facility Obligations.
“Secured Cash Management Obligations” means the due and punctual payment and performance of any and all obligations of each Loan Party (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services that (a) are owed to the Agent, the Arrangers or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Agent, an Arranger or an Affiliate of any of the foregoing, (b) were owed on the Closing Date to a Person that was a Lender or an Affiliate of a Lender as of the Closing Date or (c) are owed to a Person that was a Lender or an Affiliate of a Lender at the time such obligations were incurred.
“Secured Designated Indebtedness Documents” means the 2020 Notes Documents and the 2040 Notes Documents.
“Secured Designated Indebtedness Holders” means the 2020 Notes Holders and the 2040 Notes Holders.
“Secured Designated Indebtedness Obligations” means (a) with respect to the 2020 Notes, the obligations in respect of the 2020 Notes required to be equally and ratably secured with the other Obligations under Section 3.06 of the 2020/2040 Indenture and (b) with respect to the 2040 Notes, the obligations in respect of the 2040 Notes required to be equally and ratably secured with the other Obligations under Section 3.06 of the 2020/2040 Indenture.
“Secured Hedging Obligations” means the due and punctual payment and performance of any and all obligations of each Loan Party (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Hedge Agreements that (a) are owed to the Agent, the Arrangers or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Agent, an Arranger or an Affiliate of any of the foregoing, (b) were owed on the Closing Date to a Person that was a Lender or an Affiliate of a Lender as of the Closing Date or (c) are owed to a Person that was a Lender or an Affiliate of a Lender at the time such obligations were incurred; provided that Secured Hedging Obligations shall not include any Excluded Swap Obligations.
“Secured Parties” means (a) each of the Lenders, (b) the Agent, (c) each Collateral Agent, (d) each Issuing Bank, (e) each Cash Management Bank, (f) each Hedge Bank, (g) each Secured Designated Indebtedness Holder and the Designated Representative thereof, (h) each Secured Additional Letter of Credit Facility Provider, (i) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (j) the successors and assigns of each of the foregoing.

“Secured Parties Collateral Agent” means “Secured Parties Collateral Agent” as defined in Guarantee and Collateral Agreement.
“Securities Act” means the Securities Act of 1933, as amended.
“Security and Guarantee Documents” means each and any of the Leidos/Spinco Intercreditor Agreement, the Mortgages, the Guarantee and Collateral Agreement, the Perfection Certificate, security agreements, and/or other instruments and documents executed and delivered on or after the Closing Date in connection with securing and/or guaranteeing the Facilities.
“Senior Secured Leverage Ratio” means, on any date, the ratio of (a) Total Senior Secured Debt on such date to (b) EBITDA for the most recently ended Test Period.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than Holdings and the ERISA Affiliates or (b) was so maintained and in respect of which Holdings or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the present assets of such Person is greater than the total amount of liabilities (subordinated, contingent or otherwise) of such Person, (b) the present fair salable value of the assets of such Person is greater than the total amount that will be required to pay the probable liability of such Person on the sum of its debts and other liabilities (subordinated, contingent or otherwise) as they become absolute and matured, (c) such Person has not incurred, does not intend to, and does not believe that it will, incur debts or liabilities (subordinated, contingent or otherwise) beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise) and (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Collateral” means all the “Specified Collateral” as defined in the Guarantee and Collateral Agreement.
“Specified Incremental Term Commitments” has the meaning specified in Section 2.23.
“Specified Incremental Term Facility” means, at any time, the aggregate principal amount of any Specified Incremental Term Loans outstanding at such time.
“Specified Incremental Term Loans” has the meaning specified in Section 2.23.
“Specified Refinancing Debt” has the meaning given to such term in Section 2.21(a).
“Specified Refinancing Revolving Loans” means Specified Refinancing Debt constituting revolving loans.
“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting Term Loans.

“Specified Representations” means the representations and warranties set forth in Sections 4.01 (with respect to the organizational existence of the Loan Parties only), 4.02, 4.03 (solely as it relates to the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and excluding clauses (a), (c) and (d)), 4.05, 4.08, 4.09, 4.11, 4.16(b) (excluding reference to “anti-terrorism”), 4.16(c)(i) and 4.18.
“Specified Transactions” means (a) the Spinco Acquisition and (b)(i) any Investment that results in a Person becoming a Restricted Subsidiary, (ii) any Permitted Acquisition, or any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, whether by merger, consolidation, amalgamation or otherwise, (iii) any Disposition that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary, (iv) any Disposition of a business unit, line of business or division of Holdings or any of the Restricted Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise, (v) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (vi) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the Ordinary Course of Business for working capital purposes) and (vii) any other transaction that by the terms of this Agreement requires any financial ratio or test to be determined on a “pro forma basis” or to be given “pro forma effect”.
“Spinco” means Abacus Innovations Corporation, a Delaware corporation.
“Spinco Acquisition” means the acquisition by Holdings of 100% of the equity interests of Spinco through the Spinco Merger pursuant to the Acquisition Agreement.
“Spinco Business” has the meaning assigned to such term in the Spinco Separation Agreement.
“Spinco Credit Agreement” means the Credit Agreement, dated as of the Closing Date, among Holdings, Spinco, the lenders from time to time party thereto and Citibank, N.A., as administrative agent and collateral agent thereunder, together with all schedules, exhibits and annexes thereto (as amended, amended and restated, replaced, supplemented or otherwise modified from time to time, in each case to the extent not prohibited hereunder and not in violation of the Leidos/Spinco Intercreditor Agreement).
“Spinco Distribution” means the disposition by LMC of all of the outstanding equity of Spinco to LMC stockholders pursuant to the Spinco Separation Agreement.
“Spinco Facilities” means, collectively, the three-year senior secured term loan “A” facility in an initial aggregate principal amount of $400,000,000, the five-year senior secured term loan “A” facility in an initial aggregate principal amount of $310,000,000 and the senior secured term loan “B” facility in an initial aggregate principal amount of $1,131,450,000, in each case obtained by Spinco pursuant to the Spinco Credit Agreement.
“Spinco Internal Reorganization” has the meaning assigned to the term “Internal Reorganization” in the Spinco Separation Agreement.
“Spinco Loan Documents” has the meaning assigned to the term “Loan Documents” in the Spinco Credit Agreement.
“Spinco Loan Parties” has the meaning assigned to the term “Loan Parties” in the Spinco Credit Agreement.

“Spinco Loans” has the meaning assigned to the term “Loans” under the Spinco Credit Agreement.
“Spinco Material Adverse Effect” means any event, circumstance, change in or effect on the Spinco Business that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, results of operations or the financial condition of the Spinco Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute a “Spinco Material Adverse Effect,” or taken into account in determining whether there has been a “Spinco Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which the Spinco Business operates, including legal and regulatory changes; (b) general business, economic or political conditions (or changes therein); (c) events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (d) events, circumstances, changes or effects arising out of, or attributable to, the announcement of the execution of, or the consummation of the transactions contemplated by, the Acquisition Agreement or any other Transaction Document (as defined in the Acquisition Agreement) (including the Internal Reorganization, the Distribution and the Merger) (in each case, as defined in the Acquisition Agreement), the identity of Holdings, including with respect to employees, customers, distributors, suppliers, financing sources, landlords, licensors, licensees, sub-licensees or co-promotion partners (provided that this clause (d) shall not apply with respect to the matters described in Sections 4.05 and 4.06 of the Acquisition Agreement); (e) events, circumstances, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages (pending or threatened); (f) events, circumstances, changes or effects arising out of, or attributable to, acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof; (g) events, circumstances, changes or effects arising out of, or attributable to, earthquakes, hurricanes, tsunamis, tornadoes, floods or other natural disasters, weather-related conditions, explosions or fires, or any force majeure events in any country or region in the world; (h) events, circumstances, changes or effects arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or Applicable Law (as defined in the Acquisition Agreement) or the interpretation or enforcement thereof; or (i) events, circumstances, changes or effects arising out of, or attributable to, (1) the failure by the Spinco Business to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period or (2) any change in LMC’s stock price or trading volume (it being understood in the case of each of clauses (1) and (2) that, the underlying cause of, or factors contributing to, such failure or change may be taken into account in determining whether a Spinco Material Adverse Effect has occurred); except, in the case of clauses (a), (b), (c), (e), (f), (g) or (h) to the extent that such event, circumstance, change or effect has a disproportionate effect on the Spinco Business, taken as a whole, as compared with other participants in the industries in which the Spinco Business operates.
“Spinco Merger” means the merger of the Spinco Merger Sub with and into Spinco pursuant to the Acquisition Agreement.
“Spinco Merger Sub” means Lion Merger Co., a Delaware corporation and direct, wholly owned subsidiary of Holdings.
“Spinco Separation” has the meaning assigned to the term “Separation” in the Spinco Separation Agreement.
“Spinco Separation Agreement” means the Separation Agreement, dated as of January 26, 2016, by and between LMC and Spinco, together with all schedules, exhibits and annexes thereto.

“Spinco Special Cash Payment” means the special cash payment by Spinco to LMC pursuant to the Spinco Separation Agreement in an aggregate amount not to exceed $1,800,000,000.
“Spinco Transfer” has the meaning assigned to such term in the Spinco Separation Agreement.
“Stated Amount” of a Letter of Credit at any time means the maximum amount that may be drawn under such Letter of Credit at such time; provided, however, that (x) with respect to any Letter of Credit that, by its terms or the terms of any L/C Related Document, provides for one or more automatic increases in the maximum amount that may be drawn thereunder, the stated amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time and (y) the stated amount of any Letter of Credit denominated in any currency other than Dollars shall be determined by reference to the Equivalent thereof in Dollars most recently determined as of such time (such Equivalent in Dollars being determined on the date of delivery of the applicable Notice of Issuance and thereafter re-determined upon any renewal, extension or amendment of such Letter of Credit and at any other time at the discretion of the Agent).
“Subject Loans” has the meaning assigned to such term in Section 2.10(b)(v).
“Subject Proceeds” has the meaning assigned to such term in Section 2.10(b)(v).
“Subsidiary” means any subsidiary of Holdings.
“subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, entity, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture, limited liability company or entity, or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other subsidiaries or by one or more of such Person’s other subsidiaries.
“Subsidiary Guarantors” means each Domestic Restricted Subsidiary (other than the Borrower) listed on Schedule II (such Domestic Restricted Subsidiaries not to include any Excluded Subsidiary) and each other Domestic Restricted Subsidiary (other than the Borrower) that is or becomes a party to any of the Security and Guarantee Documents (such Domestic Restricted Subsidiaries not to include any Excluded Subsidiary), unless and until released as a Subsidiary Guarantor pursuant to the terms hereof or of the Security and Guarantee Documents.
“Swap” has the meaning assigned to such term in Section 1a(47) of the Commodity Exchange Act.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a portion of the Term Loans (as to which each Term Lender has a ratable part) that (a) bears interest by reference to the Base Rate or (b) bears interest by reference to the Eurocurrency Rate and has a single Interest Period.
“Term Commitment” means, as to any Lender, the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Term Commitment”. The Term Commitment of each Lender shall automatically terminate upon the earliest to occur of (w) the consummation of the Acquisition Transactions without the funding of any Term Loans, (x) the funding by such Lender of the Term Loans required to be funded by it hereunder on the Closing Date, (y) January 26, 2017 and (z) the date the Acquisition Agreement is terminated.
“Term Facility” means, at any time, the aggregate principal amount of the Term Loans outstanding at such time.
“Term Lender” means, at any time, any Lender with a Term Commitment or an outstanding Term Loan at such time.
“Term Loan” means an advance by a Term Lender to the Borrower under the Term Facility and refers to a Base Rate Loan or a Eurocurrency Rate Loan (each of which shall be a “Type” of Term Loan). Unless the context shall otherwise require, “Term Loans” shall include any Incremental Term Loans (other than Specified Incremental Term Loans), Specified Refinancing Term Loans and Extended Term Loans. The aggregate principal amount of Term Loans as of the Closing Date is $690,000,000.
“Term Loan Extension Request” has the meaning given to such term in Section 2.22(a).
“Term Loan Extension Series” has the meaning given to such term in Section 2.22(a).
“Term Loan Maturity Date” means (I) except as otherwise provided in clause (II) below, (x) if any of the 2020 Notes have not been refinanced in a Permitted Refinancing or otherwise repaid (other than in connection with a refinancing thereof that is not a Permitted Refinancing) prior to the Early Termination Date, the Early Termination Date or (y) if all of the 2020 Notes have been refinanced in a Permitted Refinancing or otherwise repaid (other than in connection with a refinancing thereof that is not a Permitted Refinancing) prior to the Early Termination Date, the fifth anniversary of the Closing Date or (II) solely with respect to any applicable Extended Term Loans, the final maturity date applicable thereto as specified in the applicable Term Loan Extension Request accepted by the respective Lender or Lenders.
“Term Note” means a promissory note of the Borrower payable to any Term Lender and its registered assigns, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-2 hereto.
“Test Period” has the meaning specified in Section 1.07(b).
“Title Company” has the meaning specified in the definition of “Real Estate Collateral Requirements.”
“Total Assets” means the total assets of Holdings and the Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, as shown on the Consolidated balance sheet of Holdings for the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.08(a) or (b), as applicable (after taking into account the adjustments required to remove the effects of any Unrestricted Subsidiaries pursuant to Section 5.08).

“Total Revolving Credit Outstandings” means the aggregate outstanding amount of all Revolving Credit Loans and Letters of Credit.
“Total Senior Secured Debt” means, at any time and without duplication, the aggregate amount of the total Funded Debt of Holdings and the Restricted Subsidiaries that is secured by a Lien on any asset or property of Holdings or any of the Restricted Subsidiaries, as of such time.
“Transactions” means collectively, (a) the consummation of the Acquisition Transactions, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the initial funding of the Loans hereunder, and (c) the payment of all fees, costs and expenses incurred or payable by Holdings or any of the Restricted Subsidiaries in connection with the foregoing.
“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For the purposes hereof, the term “Rate” means the Base Rate or the Eurocurrency Rate.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“Unfunded Loans/Participations” means (a) with respect to the Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made such Lender’s share of the applicable Borrowing available to the Agent as contemplated by Section 2.02(d) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Agent by the Borrower or made available to the Agent by any such Lender and (b) with respect to any Issuing Bank, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Credit Lender shall have failed to make Revolving Credit Loans to reimburse such Issuing Bank pursuant to Section 2.03(c).
“Uniform Commercial Code” and “UCC” have the meanings assigned to such terms in the Guarantee and Collateral Agreement.
“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to Issue Letters of Credit for the account of Holdings, the Borrower or the other Restricted Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Stated Amount of all Letters of Credit issued by such Issuing Bank.
“Unrestricted Subsidiary” means (i) any Subsidiary (other than the Borrower or Spinco) designated as such in accordance with Section 6.13 and (ii) any Subsidiary of such designated Subsidiary; provided that in order to continue to qualify as an Unrestricted Subsidiary, (A) at no time shall any creditor of any such Subsidiary have any claim (whether pursuant to a guarantee, by operation of law or otherwise) against Holdings or any Restricted Subsidiary in respect of any Indebtedness or other obligation of any such Subsidiary and (B) at no time shall Holdings, the Borrower or any other Restricted Subsidiary have any direct or indirect obligation to subscribe for additional Equity Interests of such Subsidiary.
“Unused Revolving Credit Commitment” means, with respect to each Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender (in its capacity as a Revolving Credit Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Stated Amount at such time of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Revolving Credit Loans made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(f)(ii)(B)(iii).
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to vote has been suspended by the happening of such a contingency.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Withholding Agent” means any Loan Party and the Agent.
“Yearly Limit” means the meaning assigned to such term in Section 6.06(f).
“Yield Differential” has the meaning assigned to such term in Section 2.23(b).
SECTION 1.02.    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.
SECTION 1.03.    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect in the United States from time to time (“GAAP”); provided that (a) if there is any change in GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.06 (“Initial GAAP”) that is material in respect of the calculation of compliance with the covenant set forth in Section 6.15 and/or any other leverage ratio or financial test used herein, the Borrower shall give prompt notice of such change to the Agent and the Lenders, (b) if Holdings or the Borrower notifies the Agent that Holdings or the Borrower requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then the Agent and the Borrower shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided, however, that such provision shall be applied on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith. Notwithstanding any changes in GAAP after the Closing Date, any lease of Holdings or any Subsidiary that would be characterized as an operating lease under GAAP in effect on the Closing Date, whether such lease is entered into before or after the Closing Date, shall not constitute Indebtedness or a Capital Lease under this Agreement or any other Loan Document as a result of such changes in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 133 and 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings or any Subsidiary at “fair value”, as defined therein.
SECTION 1.04.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. For purposes of determining compliance at any time with Sections 6.01, 6.06, 6.08, 6.09, 6.10(b), 6.12 and 6.14, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01, 6.06, 6.08, 6.09, 6.10(b), 6.12 and 6.14 or the definition of Permitted Lien, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category, in each case to the extent compliant therewith at the time of such classification or reclassification. It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction under Sections 6.01, 6.06, 6.08, 6.09, 6.10(b), 6.12 and 6.14 or the definition of Permitted Lien, respectively, but may instead be permitted in part under any combination of categories available under the applicable covenant (or definition) (it being understood that compliance with each such section is separately required).
SECTION 1.05.    Certain Additional Currencies. The Borrower may from time to time request that Letters of Credit be issued in a currency other than Dollars; provided that (a) such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars and (b) such request shall be subject to the prior approval in writing of the Agent and the applicable Issuing Bank.
SECTION 1.06.    Effectuation of Transactions. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Specified Refinancing Term Loans, Specified Refinancing Revolving Loans, Extended Term Loans, advances of revolving credit under Extended Revolving Credit Commitments or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in immediately available funds”, “in Cash”, “in Dollars” or any other similar requirement.
SECTION 1.07.    Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, the Leverage Ratio and the Senior Secured Leverage Ratio shall be calculated in the manner prescribed by this Section 1.07; provided that when calculating any such ratio for the purpose of (i) the definition of Applicable Margin or Applicable Percentage, (ii) any mandatory prepayment under Section 2.10(b)(iii) or (iii) actual compliance with the Financial Covenant, the events set forth in clauses (b), (c) and (d) below that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.
(a)    For purposes of calculating the Leverage Ratio and the Senior Secured Leverage Ratio, all Specified Transactions (and the incurrence or repayment of any Indebtedness by Holdings or any of the Restricted Subsidiaries and the granting or terminating of any Liens in connection therewith) that have been consummated (i) during the applicable period of four consecutive fiscal quarters for which such financial ratio is being determined (the “Test Period”) or (ii) subsequent to such Test Period and prior to or substantially simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period.
(b)    If pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith based upon reasonable assumptions (and certified in writing) by a Financial Officer of Holdings and include only those adjustments that are (A) directly attributable to the Specified Transactions with respect to which such adjustments are to be made, (B) factually supportable and reasonably identifiable (in the good faith determination of a Financial Officer of Holdings) (and, for the avoidance of doubt, the adjustments referred to above (and subject to the requirements specified therein) may include adjustments that reflect cost savings, operating expense reductions, and synergies as described in clause (l) of the definition of “EBITDA”). For the avoidance of doubt, all pro forma adjustments shall be consistent with, and subject to, the caps and limits set forth in the applicable definitions herein. To the extent compliance with the Financial Covenant is being tested prior to the first test date under the Financial Covenant, in order to determine permissibility of any action by Holdings or the Restricted Subsidiaries, such compliance shall be tested against the applicable ratio for such first test date.
(c)    In the event that Holdings or any of the Restricted Subsidiaries incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included directly or indirectly in the calculation of the Leverage Ratio or the Senior Secured Leverage Ratio (other than Indebtedness incurred or repaid under any revolving credit facility (including the Revolving Credit Facility) in the Ordinary Course of Business for working capital purposes) subsequent to the end of the applicable Test Period and prior to or substantially simultaneously with the event for which the calculation of any such ratio is made, then the Leverage Ratio and/or the Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.
(d)    Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including any Leverage Ratio test, any Senior Secured Leverage Ratio test or the amount of Total Assets or the amount of EBITDA) or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to the making of any Limited Condition Acquisition or incurrence of Indebtedness in connection therewith, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such Limited Condition Acquisition or (y) the consummation of the Limited Condition Acquisition and related incurrence of Indebtedness, in each case, after giving effect to the relevant Limited Condition Acquisition and related incurrence of Indebtedness, on a pro forma basis; provided that notwithstanding the foregoing, the absence of an Event of Default under Section 7.01(a) or (e) shall be a condition to the consummation of any such Limited Condition Acquisition and incurrence of Indebtedness. If the Borrower has made such an election to test at the time of the execution of the definitive agreement with respect to such Limited Condition Acquisition, then, in connection with any subsequent calculation of any ratio or test on or following the relevant determination date, and prior to the earlier of (x) the date on which such Limited Condition Acquisition is consummated or (y) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or test shall be calculated on (A) a pro forma basis assuming such Limited Condition Acquisition or any transactions in connection therewith (including any incurrence of Indebtedness, Liens and the use of proceeds thereof) has been consummated, and also on (B) a standalone basis without giving effect to such Limited Condition Acquisition and any such transactions in connection therewith. In addition, if the proceeds of an Incremental Commitment are to be used to finance a Limited Condition Acquisition, then at the option of the Borrower and subject to the agreement of the lenders providing such financing, the commitments in respect thereof may be subject to customary “SunGard” conditionality.
(e)    Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (any such amounts, the “Fixed Amounts”) substantially concurrently with any such amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including Section 6.15 hereof, any Senior Secured Leverage Ratio test or any Leverage Ratio test) (any such amounts, the “Ratio-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to any substantially concurrent utilization of the Ratio-Based Amounts; provided that the foregoing shall not apply to Restricted Payments. Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test, at all times prior to the first delivery of financial statements pursuant to Section 5.08(a) or (b), compliance shall be determined based on the pro forma consolidated financial statements of Holdings delivered pursuant to Section 3.01(j) hereof.
SECTION 1.08.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “Eurocurrency Rate Loan”) or by Class and Type (e.g., a “Eurocurrency Rate Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurocurrency Rate Borrowing”) or by Class and Type (e.g., a “Eurocurrency Rate Revolving Credit Borrowing”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT
SECTION 2.01.    The Loans and Letters of Credit. (a) The Term Loans. Subject to the terms and conditions set forth herein, each Term Lender severally (and not jointly) agrees to make a single loan to the Borrower on the Closing Date in Dollars in an amount not to exceed such Lender’s Term Commitment. Amounts borrowed in respect of the Term Loans and repaid or prepaid may not be reborrowed. The initial Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective initial Term Commitments.
(b)    The Revolving Credit Loans. Each Revolving Credit Lender severally (and not jointly) agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Loans in Dollars to the Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Facility Maturity Date in an amount not to exceed such Revolving Credit Lender’s Unused Revolving Credit Commitment; provided that in no event shall (x) the aggregate principal amount of Revolving Credit Loans made on the Closing Date (including any such advances used to finance the Transactions) exceed $200,000,000 and (y) the aggregate principal amount of Revolving Credit Loans made on the Closing Date that are used to finance the Transactions exceed $50,000,000. Each Revolving Credit Borrowing shall be in an amount not less than the Revolving Credit Borrowing Minimum or the Revolving Credit Borrowing Multiple in excess thereof and shall consist of Revolving Credit Loans of the same Type made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(b).
(c)    Letters of Credit. (i) Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Agreement, to issue Letters of Credit (which shall not, unless otherwise agreed by the applicable Issuing Bank, be trade or commercial letters of credit) (each, a “Letter of Credit”) denominated in Dollars (or, subject to Section 1.05, any other currency) for the account of Holdings, the Borrower and the other Restricted Subsidiaries from time to time on any Business Day during the period from the Closing Date until 5 Business Days before the Revolving Credit Facility Maturity Date in an aggregate Stated Amount (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time, (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Revolving Credit Commitments of the Lenders at such time and (iii) for all Letters of Credit issued by all Issuing Banks not to exceed at any time the Letter of Credit Facility. Within the limits referred to above, the Borrower may from time to time request the issuance of Letters of Credit under this Section 2.01(c).
(ii)    No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of (x) 5 Business Days before the Revolving Credit Facility Maturity Date and (y) one year after the date of Issuance thereof (or such longer period agreed to by the applicable Issuing Bank in its sole discretion which in no event shall extend beyond the date referred to in clause (x) above), but may by its terms be renewable annually automatically or upon written notice (a “Notice of Renewal”) given to the applicable Issuing Bank and the Agent on or prior to any date for Notice of Renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the expiration of such Letter of Credit (or such shorter period as the Issuing Bank shall agree); provided, that the terms of each Letter of Credit that is automatically renewable annually (“Auto-Extension Letter of Credit”) shall permit the applicable Issuing Bank to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than five Business Days before the Revolving Credit Facility Maturity Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.
(d)    Each Lender having an Incremental Term Commitment, severally and not jointly, hereby agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.
SECTION 2.02.    Making the Loans. (a) Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) noon (New York City time) on the third Business Day (in the case of the proposed Borrowing to be made on the Closing Date, 9:00 A.M. (New York City time) one Business Day (or such shorter period as is approved by the Agent)) prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Loans or (y) noon (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Loans, by the Borrower to the Agent, which shall give to each Appropriate Lender prompt notice thereof by fax or e-mail. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or fax in substantially the form of Exhibit B hereto (or in such other form as may be acceptable to the Agent), specifying therein the requested (i) date and Facility of such Borrowing, (ii) Type of Loans comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurocurrency Rate Loans, initial Interest Period. Each Appropriate Lender shall (1) before noon (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Eurocurrency Rate Loans and (2) before 2:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Base Rate Loans, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 9.02 or at the applicable Payment Office, as the case may be.
(b)    Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurocurrency Rate Loans for any Borrowing if the aggregate amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Loans shall then be suspended pursuant to Section 2.08 or 2.12, and (ii) the Eurocurrency Rate Loans may not be outstanding as part of more than six separate Term Borrowings and ten separate Revolving Credit Borrowings.
(c)    Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Loans, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth herein, including any loss (including loss of margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.
(d)    Unless the Agent shall have received notice from an Appropriate Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to the Loans comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
(e)    The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.04(c) are several and not joint. The failure of any Appropriate Lender to make any Loan or to make any payment under Section 9.04(c) on any date required hereunder shall not relieve any other Appropriate Lender of its corresponding obligation to do so on such date and no Lender shall be responsible for the failure of any other Lender to make its Loan or to make its payment under Section 9.04(c).
SECTION 2.03.    Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than noon (New York City time) on the third Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof. Each such notice by the Borrower of an Issuance of a Letter of Credit (a “Notice of Issuance”) shall, if required by the applicable Issuing Bank, be accompanied by a letter of credit application, appropriately completed and signed by a Responsible Officer (or designee thereof) of the Borrower and may be sent by fax, by United States mail, by overnight courier, by electronic transmission using the system provided by such Issuing Bank, by personal delivery or by any other means acceptable to such Issuing Bank, specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Stated Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit. Each Letter of Credit shall be issued pursuant to such form of an application and agreement for issuance or amendment of a letter of credit as is used from time to time by such Issuing Bank (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood and agreed that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank shall, unless such Issuing Bank has received written notice from any Lender or the Agent, at least one Business Day prior to the requested date of Issuance of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.02 shall not then be satisfied, then, subject to the terms and conditions hereof, on the requested date, Issue a Letter of Credit for the account of Holdings, the Borrower or the applicable Restricted Subsidiary, as applicable, in each case in accordance with such Issuing Bank’s usual and customary business practices. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit Issuance as such Issuing Bank or the Agent may reasonably require. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern. Notwithstanding anything to the contrary in this Agreement, the Issuing Banks may send a Letter of Credit or conduct any communication to or from the beneficiary of such Letter of Credit via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(ii) The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of non-compliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.
(b)    Participations. By the Issuance of a Letter of Credit (including an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Credit Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Stated Amount of such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay in Dollars to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing (or the Ratable Share of the Equivalent in Dollars of any such drawing under a Letter of Credit denominated in a currency other than Dollars) made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date required under Section 2.03(c), or of any reimbursement payment thereafter required to be refunded to the Borrower for any reason, which amount will be advanced, and deemed to be a Revolving Credit Loan to the Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.02. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Stated Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement and at each time the Stated Amount of such Letter of Credit is adjusted in accordance with the terms hereof.
(c)    Drawing and Reimbursement. (i) The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Borrower on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Revolving Credit Loan, which shall be a Base Rate Loan, in the amount of such draft (or the Equivalent in Dollars of any such draft for a Letter of Credit denominated in a currency other than Dollars), without regard to whether the making of such a Loan would exceed such Issuing Bank’s Unused Revolving Credit Commitment. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the Borrower and the Agent. The Borrower shall reimburse such Issuing Bank no later than 1:00 P.M. (New York City time) on the first Business Day following any such drawing, which reimbursement shall be through the Agent and (x) in Dollars (in the case of a drawing under a Letter of Credit denominated in Dollars) or (y) in the applicable currency (in the case of a drawing under a Letter of Credit denominated in a currency other than Dollars), unless in the case of this clause (y) such Issuing Bank (at its sole option) notifies the Borrower that it shall require reimbursement in Dollars (and the amount equal to the Equivalent in Dollars of the amount of such drawing), in which case such reimbursement shall be in Dollars. If the Borrower fails to so reimburse the applicable Issuing Bank by such time, the Agent shall promptly notify each Revolving Credit Lender of the amount of the unreimbursed drawing, and the amount of such Lender’s Ratable Share in Dollars thereof (or Ratable Share of the Equivalent in Dollars of any such drawing under a Letter of Credit denominated in a currency other than Dollars). Each Revolving Credit Lender acknowledges and agrees that its obligation to make Revolving Credit Loans pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to the applicable Issuing Bank. Each Revolving Credit Lender agrees to fund its Ratable Share in Dollars of an outstanding Revolving Credit Loan made by an Issuing Bank as aforesaid on (i) the Business Day on which demand therefor is made by such Issuing Bank; provided that notice of such demand is given not later than 1:00 P.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Loan available to the applicable Issuing Bank, such Lender agrees to pay to the Agent forthwith on demand such amount (together with interest thereon for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the higher of the Federal Funds Rate and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation). A certificate of an Issuing Bank submitted to any Revolving Credit Lender (through the Agent) with respect to any amounts owing under this Section 2.03(c) shall be conclusive absent manifest error. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Credit Loan made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Credit Loan made by such Issuing Bank shall be reduced by such amount on such Business Day.
(ii)    If any payment received by the Agent for the account of an Issuing Bank pursuant to Section 2.03(c)(i) is required to be returned because it is invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Issuing Bank in its discretion) to be repaid to a trustee, receiver or any other party in connection with any proceeding under any Debtor Relief Law or otherwise, each Revolving Credit Lender shall pay to the Agent for the account of such Issuing Bank its Ratable Share in Dollars thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the greater of (1) the Federal Funds Rate and (2) an overnight rate determined by the Agent or such Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the obligations and the termination of this Agreement.
(d)    Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Agent (with a copy to the Borrower), on the first Business Day of each week a written report summarizing Issuance and expiration dates of trade Letters of Credit issued by such Issuing Bank during the preceding week and drawings during such week under all trade Letters of Credit issued by such Issuing Bank, (ii) to the Agent (with a copy to the Borrower), on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit Issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit Issued by such Issuing Bank and (iii) to the Agent (with a copy to the Borrower), on the first Business Day of each calendar quarter a written report setting forth (A) the average daily aggregate Stated Amount and (B) the amount available to be drawn, in each case, during the preceding calendar quarter of all Letters of Credit Issued by such Issuing Bank. The Agent shall give to each Revolving Credit Lender prompt notice of each report delivered to it pursuant to this Section 2.03(d).
(e)    Failure to Make Loans. The failure of any Revolving Credit Lender to make the Revolving Credit Loan to be made by it on the date specified in Section 2.03(c) shall not relieve any other Revolving Credit Lender of its obligation hereunder to make its Revolving Credit Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender on such date.
(f)    Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the Issuing Banks and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each trade Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and no Issuing Bank’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(g)    Letters of Credit Issued for Others. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Holdings or a Restricted Subsidiary (other than the Borrower), the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Holdings and the other Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of Holdings and the other Restricted Subsidiaries.
SECTION 2.04.    Fees. (a) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date and until the Revolving Credit Facility Maturity Date, at a rate per annum equal to the Applicable Percentage (as in effect from time to time) of the aggregate daily amount of the Unused Revolving Credit Commitment of such Lender payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2016, and on the Revolving Credit Facility Maturity Date (in respect of the quarterly period (or portion thereof) then ending).
(b)    Letter of Credit Fees. (i) The Borrower shall pay to the Agent for the account of each Revolving Credit Lender a letter of credit fee on such Lender’s Ratable Share of the average daily aggregate Stated Amount of all Letters of Credit at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Loans under the Revolving Credit Facility (as in effect from time to time), payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ending September 30, 2016, and on the Revolving Credit Facility Maturity Date (in respect of the quarterly period (or portion thereof) then ending); provided that for purposes of the foregoing the Applicable Margin shall be 2% above the Applicable Margin otherwise applicable if the Borrower is required to pay Default Interest pursuant to Section 2.07(b).
(ii)    The Borrower shall pay directly to each Issuing Bank for its own account a fronting fee at a rate equal to 0.125% per annum, computed on the daily aggregate Stated Amount of each Letter of

Credit issued by such Issuing Bank, payable in arrears quarterly on the last day of each of March, June, September and December, commencing with the quarter ending September 30, 2016, and on the Revolving Credit Facility Maturity Date (in respect of the quarterly period (or portion thereof) then ending). In addition, the Borrower shall pay directly to each Issuing Bank, for its own account, such other commissions, issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.
(c)    Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.
SECTION 2.05.    Optional Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused Term Commitments (if any), Unused Revolving Credit Commitments or the Unissued Letter of Credit Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Once terminated, a commitment may not be reinstated.
SECTION 2.06.    Repayment of Loans and Letter of Credit Drawings. (a) Revolving Credit Loans. The Borrower shall repay to the Agent for the ratable account of the Revolving Credit Lenders on the Revolving Credit Facility Maturity Date the aggregate principal amount of the Revolving Credit Loans made to it and then outstanding.
(b)    Letter of Credit Drawings. The obligations of the Borrower under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit issued for the account of Holdings, the Borrower or any other Restricted Subsidiary shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including the following circumstances (it being understood and agreed that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by the applicable Issuing Bank or any Revolving Credit Lender of any draft or the reimbursement by the Borrower thereof):
(i)    any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);
(ii)    any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of Holdings, the Borrower or any other Restricted Subsidiary in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
(iii)    the existence of any claim, set-off, defense or other right that Holdings, the Borrower or any other Restricted Subsidiary may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
(iv)    any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)    payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;
(vi)    any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of Holdings, the Borrower or any other Restricted Subsidiary in respect of the L/C Related Documents;
(vii)    waiver by any Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of Holdings, the Borrower or any other Restricted Subsidiary or any waiver by such Issuing Bank which does not in fact materially prejudice Holdings, the Borrower or any other Restricted Subsidiary;
(viii)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(ix)    any payment made by any Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable; or
(x)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Holdings, the Borrower or any other Restricted Subsidiary.
(c)    Term Loans. The Borrower shall repay to the Agent for the ratable benefit of the Term Lenders the aggregate principal amount of the Term Loans outstanding on the following dates in an amount (subject to reduction, if applicable, as a result of the application of prepayments in the manner required by Section 2.10(b)(vi)) equal to the percentage set forth below opposite such dates of the aggregate principal amount of the Term Loans made on the Closing Date (which is acknowledged as being $690,000,000); provided that all Term Loans outstanding on the Term Loan Maturity Date shall be payable in full on the Term Loan Maturity Date (including, for the avoidance of doubt, if the Term Loan Maturity Date is the Early Termination Date):

Date	Repayment Percentage
March 31, 2017	1.250%
June 30, 2017	1.250%
September 30, 2017	1.250%
December 31, 2017	1.250%
March 31, 2018	1.250%
June 30, 2018	1.250%
September 30, 2018	1.250%
December 31, 2018	1.250%
March 31, 2019, and the last day of each subsequent calendar quarter ending thereafter and prior to the fifth anniversary of the Closing Date	2.50%

SECTION 2.07.    Interest on Loans. (a) Scheduled Interest. Subject to Section 2.07(b), the Borrower shall pay interest on the unpaid principal amount of each Loan made to it and owing to each applicable Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:
(i)    Base Rate Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal to the sum of (x) the Base Rate in effect from time to time for such Loan plus (y) the Applicable Margin in effect from time to time for such Loan, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Loan shall be Converted or paid in full.
(ii)    Eurocurrency Rate Loans. During such periods as such Loan is a Eurocurrency Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (x) the Eurocurrency Rate for such Interest Period for such Loan plus (y) the Applicable Margin in effect from time to time for such Loan, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Loan shall be Converted or paid in full.
(b)    Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 7.01(a), including as a result of the acceleration of the Loans pursuant to Section 7.01, the Borrower shall be required to pay interest (“Default Interest”) on (i) the overdue and unpaid principal amount of each Loan, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) of this Section 2.07 and on the demand of the Agent, at a rate per annum equal to 2% per annum above the rate per annum required to be paid on such Loan pursuant to clause (a)(i) or (a)(ii) of this Section 2.07, and (ii) to the fullest extent permitted by law, the amount of any interest, fee or any other amount payable hereunder that is not paid when due, from the date such amount was due until such amount shall be paid in full, payable in arrears on demand of the Agent, at a rate per annum equal to 2% per annum above the rate per annum required to be paid on Base Rate Loans pursuant to clause (a)(i) of this Section 2.07.
SECTION 2.08.    Interest Rate Determination. (a) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii).
(b)    If, with respect to any Eurocurrency Rate Loans, the Required Revolving Credit Lenders or the Required Term Lenders, as applicable, notify the Agent that (i) they are unable to obtain matching deposits in the London interbank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Loans as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Loans will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurocurrency Rate Loans for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower will, on the last day of the then existing Interest Period therefor, either (x) prepay such Eurocurrency Rate Loans or (y) Convert such Loans into Base Rate Loans and (B) the obligation of the Appropriate Lenders to make, or to Convert Loans into, Eurocurrency Rate Loans shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c)    If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Appropriate Lenders and such Loans will automatically, on the last day of the then existing Interest Period therefor, continue as Eurocurrency Rate Loans with an Interest Period of one month.
(d)    [Reserved.]
(e)    Upon the occurrence and during the continuance of any Event of Default under Section 7.01, (i) each Eurocurrency Rate Loan will, upon request of the Required Lenders to the Agent, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Loans and (ii) the obligation of the Lenders to make, or to Convert Loans into, Eurocurrency Rate Loans shall, if so requested by the Required Lenders, be suspended.
(f)    If no Screen Rate or Interpolated Screen Rate is available, then:
(i)    the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Loans;
(ii)    each such Eurocurrency Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan; and
(iii)    the obligation of the Lenders to make Eurocurrency Rate Loans or to Convert Loans into Eurocurrency Rate Loans shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
SECTION 2.09.    Optional Conversion of Loans. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Loans of one Type comprising the same Borrowing into Loans of the other Type; provided, however, that any Conversion of Eurocurrency Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurocurrency Rate Loans, any Conversion of Base Rate Loans into Eurocurrency Rate Loans shall be in an amount not less than the Borrowing Minimum and no Conversion of any Loans shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Loans, the duration of the initial Interest Period for each such Loan. Each notice of Conversion shall be irrevocable and binding on the Borrower.
SECTION 2.10.    Prepayments of Loans. (a) Optional. The Borrower may, upon notice at least three Business Days prior to the date of such prepayment, in the case of Eurocurrency Rate Loans, and not later than noon (New York City time) on the date of such prepayment, in the case of Base Rate Loans, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall (subject to the last sentence of this Section 2.10(a)), prepay the outstanding principal amount of the Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of Loans shall be in an aggregate principal amount of not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof and (y) in the event of any such prepayment of a Eurocurrency Rate Loan, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04 (if applicable). Any prepayments pursuant to this Section 2.10(a) may be made with respect to one or more Facilities as may be determined by the Borrower and shall not be required to be made ratably across the Facilities. Any prepayment with respect to the Term Facility shall be applied to the remaining amortization payments thereunder as directed by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may state that any notice of prepayment under this Section 2.10(a) is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.
(b)    Mandatory. (i) If, on any date, the sum of (A) the aggregate principal amount of all Revolving Credit Loans plus (B) the aggregate Stated Amount of all Letters of Credit then outstanding exceeds the aggregate Revolving Credit Commitments of the Revolving Credit Lenders on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of notice thereof from the Agent, prepay the outstanding principal amount of any Revolving Credit Loans owing by the Borrower in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Revolving Credit Lenders on such date; provided that if the Borrower has Cash Collateralized Letters of Credit in accordance with Section 2.20(a), the Stated Amount of the outstanding Letters of Credit shall be deemed to have been reduced by the amount of such Cash Collateral. The Agent shall give prompt notice of any prepayment required under this Section 2.10(b)(i) to the Borrower and the Revolving Credit Lenders, and shall provide prompt notice to the Borrower of any such notice of required prepayment received by it from any Revolving Credit Lender.
(ii)    Each prepayment of Loans made pursuant to this Section 2.10(b) shall be made together with any accrued and unpaid interest to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04.
(iii)    No later than three Business Days after the date on which the financial statements with respect to each fiscal year are required to be delivered pursuant to Section 5.08(b) (commencing with the fiscal year of Holdings ending on or about December 31, 2017), the Borrower shall (subject to Section 2.10(b)(ix) below) prepay outstanding Term Loans and Spinco Loans in accordance with Section 2.10(b)(vi) in an aggregate principal amount equal to the excess, if any, of (A) the Excess Cash Flow Percentage of Excess Cash Flow for such fiscal year then ended minus (B) any optional prepayments of Term Loans and any optional prepayments of the Revolving Credit Loans (but solely to the extent accompanied by a corresponding permanent reduction of the Revolving Credit Commitments) pursuant to Section 2.10(a) and Spinco Loans pursuant to Section 2.10(a) (or any comparable successor provision) of the Spinco Credit Agreement, in each case made during such fiscal year, or in the immediately following fiscal year but before the making of any prepayment required in respect of such fiscal year pursuant to this Section 2.10(b)(iii), but in each case only to the extent that (i) such prepayments do not occur in connection with a refinancing of all or any portion of such Term Loans, Revolving Credit Loans or Spinco Loans and (ii) such prepayment was not previously applied to reduce the amount of any prepayment required by this Section 2.10(b)(iii) in respect of a prior fiscal year.
(iv)    In the event that Holdings or any of the Restricted Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence of (A) any Indebtedness for borrowed money of Holdings or any of the Restricted Subsidiaries (other than any cash proceeds from the issuance of Indebtedness for borrowed money permitted under each of this Agreement and the Spinco Credit Agreement), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by Holdings or any such Restricted Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans and Spinco Loans in accordance with Section 2.10(b)(vi) or (B) any Refinancing Notes, any Specified Refinancing Term Loans, any Specified Refinancing Revolving Loans or any Refinancing Junior Loans, the Borrower shall prepay an aggregate principal amount of the Class of Term Loans and/or Revolving Credit Loans refinanced in such issuance or incurrence by an amount equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.
(v)    Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale, which proceeds are in excess of $7,500,000 in a single transaction or series of related transactions, the Borrower shall (subject to Section 2.10(b)(ix) below) apply 100% of the Net Cash Proceeds received with respect thereto (the “Subject Proceeds”) to prepay outstanding Term Loans and Spinco Loans in accordance with Section 2.10(b)(vi) (collectively, the “Subject Loans”), and if, at the time that any such prepayment would be required hereunder, the Borrower or any of the Restricted Subsidiaries is required (pursuant to the terms of the documentation governing such other Indebtedness) to repay or repurchase any other Indebtedness (or offer to repay or repurchase such Indebtedness) that is secured pursuant to an intercreditor agreement on a pari passu basis with the Loan Document Obligations with the Subject Proceeds (such Indebtedness required to be so repaid or repurchased (or offered to be repaid or repurchased), the “Other Applicable Indebtedness”), then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Subject Loans and to the repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; it being understood that (1) subject to the foregoing, the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Subject Loans in accordance with the terms hereof), and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.10(b)(v) shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within three Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof. Notwithstanding the foregoing, any prepayments otherwise required to be made pursuant to the above provisions of this clause (v) shall not be required to be made in respect of the first $100,000,000 of Net Cash Proceeds received by the Borrower in respect of Asset Sales after the Closing Date; provided that this sentence shall not apply with respect to any Net Cash Proceeds received by the Borrower in respect an Asset Sale if all or any portion thereof are applied to prepay or repurchase any Spinco Loans and/or any Other Applicable Indebtedness.
(vi)    Mandatory prepayments of outstanding Term Loans under this Section 2.10(b) (other than Section 2.10(b)(iv)(B)) shall be (A) allocated as among the Term Loans and Spinco Loans, pro rata, based upon the then outstanding principal amounts of the Term Loans and Spinco Loans, and (B) in the case of Term Loans, shall be applied pro rata to the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.06(c).
(vii)    The Borrower shall deliver to the Agent, at the time of each prepayment required under Sections 2.10(b)(iii), (iv) and (v) above, (i) a certificate signed by a Financial Officer of Holdings setting forth in reasonable detail the calculation of the amount of such prepayment (the “Prepayment Amount”) and (ii) at least three Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date (the “Prepayment Date”), the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. The Agent shall promptly advise the Appropriate Lenders of any notice given (and the contents thereof) pursuant to this Section 2.10(b).

(viii)    With respect to any prepayment of Term Loans pursuant to Section 2.10(b)(iii) or (v) the Borrower may elect, at its option, to allow the Term Lenders to decline to accept the applicable prepayment. In addition to the notice requirements in Section 2.10(b)(vii), each such notice of any event giving rise to a prepayment under Section 2.10(b)(iii) or (v) shall also specify whether or not the Borrower has elected to give the Term Lenders the option to decline such prepayment. If the Borrower has elected to allow the Term Lenders to decline to accept such prepayment, any Appropriate Lender may decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Agent no later than one Business Day after the date of such Appropriate Lender’s receipt of notice from the Agent regarding such prepayment. If any Appropriate Lender does not give a notice to the Agent on or prior to such date informing the Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Agent by the Borrower and applied by the Agent in accordance with Section 2.10(b)(vi) (other than Term Loans owing to Declining Lenders). Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall be retained by the Borrower (such amounts, “Declined Leidos Amounts” and together with any Declined Spinco Amounts (as defined in the Spinco Credit Agreement), “Declined Amounts”).
(ix)    Notwithstanding any other provisions of this Section 2.10(b), to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”) gives rise to a prepayment event pursuant to Section 2.10(b)(v), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.10(b)(iii) (solely to the extent related to Excess Cash Flow generated by Foreign Subsidiaries), are or is prohibited, restricted or delayed by applicable local law from being repatriated to the United States, (A) the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.10(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (and Holdings and the Borrower hereby agree to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.10(b) to the extent provided herein and (B) to the extent that Holdings and the Borrower have determined in good faith (and after use of commercially reasonable efforts to mitigate any such material adverse tax cost consequences) that repatriation of any or all of the Net Cash Proceeds of any Foreign Disposition, or Excess Cash Flow (solely to the extent related to Excess Cash Flow generated by Foreign Subsidiaries) would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds or Excess Cash Flow so retained would otherwise have been required to be applied to prepayments pursuant to this Section 2.10(b), (x) the Borrowers shall apply an amount equal to such Net Cash Proceeds or Excess Cash Flow to such prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary.
SECTION 2.11.    Increased Costs. (a) If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate);
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement, Loans or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Adequacy. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s Parent Company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s Parent Company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s Parent Company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s Parent Company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its Parent Company as specified in paragraph (a) or (b) of this Section 2.11 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 2.12.    Illegality. Notwithstanding any other provision of this Agreement, if any Lender under any Facility shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Loans or to fund or maintain Eurocurrency Rate Loans, (a) each Eurocurrency Rate Loan will automatically, upon such demand, be Converted into a Base Rate Loan and (b) the obligation of the Appropriate Lenders to make Eurocurrency Rate Loans or to Convert Loans into Eurocurrency Rate Loans shall be suspended until the Agent shall notify the Borrower and the Appropriate Lenders that the circumstances causing such suspension no longer exist.
SECTION 2.13.    Payments and Computations. (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (New York City time) on the day when due in Dollars (or, in the case of reimbursement of a draft drawn under a Letter of Credit, in accordance with and in the currency required under Section 2.03(c)) to the Agent at the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04(b)(ii), 2.04(c), 2.11, 2.14 or 9.04) to the applicable Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    [Reserved.]
(c)    All computations of interest based on Citibank’s base rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate, the Federal Funds Rate or One Month LIBOR and of fees and Letter of Credit fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(d)    Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(e)    Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each applicable Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.14.    Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, setting forth in reasonable detail the calculation of the amount being requested, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(f)    Status of Recipients. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation by any Lender (other than such documentation set forth in Sections 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed originals of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct or indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
The Agent and each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    Interpretation. For purposes of this Section 2.14, the term “applicable law” includes FATCA.
SECTION 2.15.    Sharing of Payments, Etc. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Each of Holdings and the Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Holdings and the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Holdings and the Borrower in the amount of such participation.
SECTION 2.16.    Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Loans. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender (or its registered assigns) in a principal amount up to (x) in the case of a Term Note, the sum of the then-applicable Commitment of such Lender and the applicable Loans owing to such Lender and (y) in the case of a Revolving Credit Note, the applicable Commitment of such Lender.

(b)    The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Loans comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.
(c)    Entries made in good faith by each Lender in its account or accounts pursuant to section (a) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to such Lender under this Agreement, absent manifest error; provided, however, that the failure of such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement; and provided, further, that in the event of any conflict between the Register and the Lender’s account or accounts, the Register shall govern.
SECTION 2.17.    Use of Proceeds.
(a)    Revolving Credit Loans. Subject to Section 5.09, the proceeds of the Revolving Credit Loans shall be available (and the Borrower agrees that it shall use such proceeds) solely for working capital and general corporate purposes of Holdings and the Restricted Subsidiaries; provided that Revolving Credit Loans made on the Closing Date in an aggregate principal amount not to exceed $50,000,000 may be used to finance the Transactions.
(b)    Subject to Section 5.09, the proceeds of the Term Loans made on the Closing Date shall be available (and the Borrower agrees that it shall use such proceeds) solely to finance the Transactions.
SECTION 2.18.    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 2.18(a), or if any Lender is a Defaulting Lender or a Non-Approving Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an

Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 9.07;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit (if any), accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04(f)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with applicable law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
(c)    A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.19.    Cash Collateral. At any time that there shall exist a Defaulting Lender under the Revolving Credit Facility, within two Business Days following the written request of the Agent or any Issuing Bank (with a copy to the Agent) the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to any reallocation pursuant to Section 2.20(a) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the Issuing Banks as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19 or Section 2.20 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.20, the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
SECTION 2.20.    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.19; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.19; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the applicable Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.20(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. (A) No Defaulting Lender under the Revolving Credit Facility shall be entitled to receive a commitment fee pursuant to Section 2.04(a) for any period during which such Lender is a Defaulting Lender.
(B)    Each Defaulting Lender under the Revolving Credit Facility shall be entitled to receive letter of credit fees for any period during which such Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19.
(C)    With respect to any commitment fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of a Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders under the Revolving Credit Facility in accordance with their respective Ratable Shares under the Revolving Credit Facility (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender under the Revolving Credit Facility to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 9.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral. If and for so long as the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.19.
(b)    Defaulting Lender Cure. If the Borrower, the Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders under the applicable Facility or take such other actions as the Agent may determine to be necessary to cause the Loans under the applicable Facility and funded and unfunded participations in Letters of Credit to be held pro rata by the Appropriate Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.20(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Letters of Credit. So long as any Revolving Credit Lender is a Defaulting Lender, no Issuing Bank shall be required to Issue or increase any Letter of Credit unless (i) it is satisfied that the related Fronting Exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders (including by allocating participating interests in any such newly issued or increased Letter of Credit among Non-Defaulting Lenders in a manner consistent with Section 2.20(a)(iv) (and Defaulting Lenders shall not participate therein)) or (ii) Cash Collateral will be provided by the Borrower in accordance with Section 2.19.
SECTION 2.21.    Specified Refinancing Debt.
(a)    The Borrower may, from time to time, add one or more new term loan facilities and new revolving credit facilities to the Agreement (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Agent and reasonably acceptable to the Borrower, to refinance (i) all or any portion of any Class of Term Loans then outstanding under this Agreement and (ii) all or any portion of any Class of Revolving Credit Loans (and the unused Revolving Credit Commitments with respect to such Class of Revolving Credit Loans) then in effect under this Agreement, in each case pursuant to a Refinancing Amendment (it being agreed that in no event shall more than two Classes of Revolving Credit Commitments be outstanding at any time under this Agreement); provided that such Specified Refinancing Debt: (i) shall rank pari passu in right of payment with the other Obligations and Commitments hereunder; (ii) will not have obligors or contingent obligors that were not obligors or contingent obligors in respect of the Facilities; (iii) will be (x) unsecured or (y) secured by the Collateral on a pari passu basis with the Obligations (or on a junior lien basis pursuant to a Market Intercreditor Agreement that is reasonably satisfactory to the Agent); (iv) shall have such pricing and optional prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof (and for the avoidance of doubt, clause (1)(B) of the proviso to Section 2.23(b) shall not apply); (v)(x) to the extent constituting revolving credit facilities, will not have a maturity date (or have mandatory commitment reductions or amortization) that is prior to the Revolving Credit Facility Maturity Date of the Revolving Credit Commitment being refinanced and (y) to the extent constituting Term Facilities, will have a maturity date that is not prior to the date that is the scheduled maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Loans being refinanced; (vi) any Specified Refinancing Term Loans shall share ratably in any prepayments of Term Loans pursuant to Section 2.10(b) (or otherwise provide for more favorable prepayment treatment for the then outstanding Classes of Term Loans other than Specified Refinancing Term Loans); (vii) each Revolving Credit Borrowing (including any deemed Revolving Credit Borrowings made pursuant to Section 2.03) shall be allocated pro rata among the Classes of Revolving Credit Commitments (it being agreed that, notwithstanding the foregoing, the Agent may, in its reasonable discretion, take such actions as it deems advisable to allocate Letters of Credit and participations therein between any revolving credit facilities); (viii) subject to clauses (iv), (v) and (vi) above, will have terms and conditions (other than pricing and optional prepayment and optional redemption terms) that are either (x) substantially similar to, or (when taken as a whole) no more favorable to the lenders providing such Specified Refinancing Debt than, those applicable to the Loans or Commitments being refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) or (y) customary for similar types of Indebtedness in light of then-prevailing market conditions; provided that a certificate of a Responsible Officer of the Borrower delivered to the Agent at least five (5) Business Days prior to the incurrence of such Specified Refinancing Debt, together with a reasonably detailed description of material terms and conditions of such Specified Refinancing Debt or drafts of the documentation related thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (viii) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements unless the Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and (ix) the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced, in each case pursuant to Section 2.05 and 2.10, as applicable; provided, however, that such Specified Refinancing Debt (x) may provide for any additional or different financial or other covenants or other provisions that are agreed among the Borrower and the lenders thereof and applicable only during periods after the Latest Maturity Date of any of the Loans (and Commitments) that remain outstanding after giving effect to such Specified Refinancing Debt or the date on which all non-refinanced Obligations are paid in full and (y) shall not have a principal or commitment amount (or accreted value) greater than the Loans being refinanced (plus accrued interest, fees (including original issue discount and upfront fees), discounts, premiums or expenses payable in connection therewith).
(b)    The Borrower shall make any request for Specified Refinancing Debt pursuant to a written notice to the Agent specifying in reasonable detail the proposed terms thereof. Any proposed Specified Refinancing Debt may be provided by existing Lenders (it being understood that existing Lenders have no obligation to provide such proposed Specified Refinancing Debt) or, subject to the approval of the Agent and, with respect to Revolving Credit Commitments, the Issuing Banks (in each case, which approval shall not be unreasonably withheld, conditioned or delayed), Eligible Assignees in such respective amounts as the Borrower may elect.
(c)    The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in clause (a) above and Section 3.02, and, to the extent reasonably requested by the Agent, receipt by the Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, including any supplements or amendments to the Security and Guarantee Documents providing for such Specified Refinancing Debt to be secured thereby, consistent, where applicable, with those delivered on the Closing Date under Section 3.01 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Agent). The Lenders hereby authorize the Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish any Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Agent and the Borrower in connection with the establishment of such Specified Refinancing Debt, in each case on terms consistent with and/or to effect the provisions of this Section 2.21.
(d)    Each Class of Specified Refinancing Debt incurred under this Section 2.21 shall be in an aggregate principal amount that is not less than $5,000,000 and in $1,000,000 increments in excess thereof.
The Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such

Specified Refinancing Debt as separate facilities hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrower, to effect the provisions of or be consistent with this Section 2.21. In addition, in the case of Specified Refinancing Debt in the form of a new revolving credit facility, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participation in Letters of Credit shall be reallocated from Lenders holding the Revolving Credit Commitments being refinanced to Lenders that will hold such Specified Refinancing Debt in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon the effectiveness of the Revolving Credit Commitments under such Specified Refinancing Debt, be deemed to be participation interests in respect of such refinancing Revolving Credit Commitments and held by the Lenders thereunder and the terms of such participation interests (including the fees applicable thereto) shall be adjusted accordingly.
SECTION 2.22.    Extension of Term Loans; Extension of Revolving Loans.
(a)    Extension of Term Loans. The Borrower may, at any time and from time to time, request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.22. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical in all material respects to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments, if any, of all or a portion of any principal amount of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments, if any, of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and voluntary prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Tranche and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the item contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date of Term Loans that is in effect on the closing date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have prepayment terms (including call protection and prepayment terms and premiums) as may be agreed by the Borrower and the Lenders thereof; provided, that (A) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the maturity date of the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, (B) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (D) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.22 shall be in an aggregate principal amount that is not less than $10,000,000.
(b)    Extension of Revolving Credit Commitments. The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.22. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical in all material respects to the Revolving Credit Commitments under the Existing Revolver Tranche from which such Extended Revolving Credit Commitments are to be amended, except that: (i) the maturity date of the Extended Revolving Credit Commitments may be delayed to a later date than the maturity date of the Revolving Credit Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; (ii)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees and funding discounts with respect to the Extended Revolving Credit Commitments may be different than those for the Revolving Credit Commitments of such Existing Revolver Tranche and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment; (ii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date of the Revolving Credit Commitments that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments); and (iii) all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Credit Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for repayments required upon the maturity date of the non-extending Revolving Credit Commitments); provided, that (A) in no event shall the final maturity date of any Extended Revolving Credit Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the maturity date of the Existing Revolver Tranche from which such Extended Revolving Credit Commitments are to be amended and (B) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Credit Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving

Credit Commitments incurred under this Section 2.22 shall be in an aggregate principal amount that is not less than $5,000,000.
(c)    Extension Request. The Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as the Agent may determine in its sole discretion) prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Agent, in each case acting reasonably to accomplish the purposes of this Section 2.22. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Credit Commitments amended into Extended Revolving Credit Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Credit Lender (each, an “Extending Revolving Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Credit Commitments, as applicable, shall notify the Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Credit Commitments, as applicable (subject to any minimum denomination requirements imposed by the Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on a pro rata basis (subject to rounding by the Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Credit Commitments, as applicable, included in each such Extension Election.
(d)    Extension Amendment. Extended Term Loans and Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the Borrower, the Agent and each Extending Term Lender or Extending Revolving Lender, as applicable, providing an Extended Term Loan or Extended Revolving Credit Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in this Section 2.22 (but which shall not require the applicable consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth above and in Section 3.02, and, to the extent reasonably requested by the Agent, receipt by the Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, substantially consistent, where applicable, with those delivered on the Closing Date under Section 3.01 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Agent). The Lenders hereby authorize the Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to effect any Extension Amendment and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Agent and the Borrower in connection with the establishment of such Extension Amendment, in each case on terms consistent with and/or to effect the provisions of this Section 2.22. In addition, if so provided in the relevant Extension Amendment and with the consent of each Issuing Bank, participation in Letters of Credit expiring on or after the scheduled maturity date in respect of a Class of Revolving Credit Commitments shall be reallocated from Lenders holding such Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such Extension Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding refinancing Revolving Credit Commitments, be deemed to be participation interests in respect of such extended Revolving Credit Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly. No amendment, conversion or exchange of Loans pursuant to any Extension Amendment in accordance with this Section 2.22 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
SECTION 2.23.    Incremental Facilities.
(a)    The Borrower may, by written notice to the Agent from time to time, request Incremental Commitments in an amount for all such Incremental Commitments not to exceed the Incremental Facility Amount at such time from one or more Incremental Lenders, which may include any existing Lender or any Eligible Assignee (each of which shall be entitled to agree or decline to participate in its sole discretion); provided that (i) any Incremental Revolving Credit Commitments (and the Incremental Revolving Credit Loans thereunder) shall be implemented as an increase to the total Revolving Credit Commitments and shall have identical terms as the Revolving Credit Commitments (and the Revolving Credit Loans thereunder) and (ii) each Incremental Lender shall be subject to the approval of the Agent (and, in the case of an Incremental Revolving Credit Lender, each Issuing Bank) (which approvals shall not be unreasonably withheld or delayed). Such notice shall set forth (x) the amount of the Incremental Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000 or such lesser amount equal to the remaining Incremental Facility Amount, as applicable), (y) the date on which such Incremental Commitments are requested to become effective and (z) in the case of Incremental Term Commitments, whether such Incremental Term Commitments are (i) commitments to make additional Term Loans or (ii) commitments to make new A Type Term Loans (as defined below) with terms different from the Term Loans (such loans, “Specified Incremental Term Loans” and such commitments “Specified Incremental Term Commitments”).
(b)    The Borrower and each applicable Incremental Lender shall execute and deliver to the Agent an Incremental Assumption Agreement and such other documentation as the Agent shall reasonably specify to evidence the Incremental Commitment of each Incremental Lender. Each Incremental Assumption Agreement shall specify the terms of any Incremental Term Loans to be made thereunder; provided that (1)(A)(i) the final maturity date of any Specified Incremental Term Loans shall be no earlier than the Term Loan Maturity Date and (ii) the Weighted Average Life to Maturity of any Specified Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans; and (B) if the initial yield on any such Specified Incremental Term Loans that is incurred on or prior to the date that is 12 months after the Closing Date (as such yield is determined by the Agent by adding (x) the margin above the Eurocurrency Rate on such Loans (which shall be increased by the amount that any interest rate “floor” applicable to such Loans on the date such Loans are made would exceed the Eurocurrency Rate for a three-month Interest Period commencing on such date) and (y) if such Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from Holdings or any of the Subsidiaries for doing so (but excluding the effect of any bona fide arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) (the amount of such discount or fee, expressed as a percentage of such Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (x) the Weighted Average Life to Maturity of such Loans and (y) four) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”) the sum of (x) the Applicable Margin then in effect for Eurocurrency Rate Term Loans, and (y) the amount of the OID initially paid in respect of the Term Loans, divided by four, then the Applicable

Margin then in effect for Term Loans shall automatically be increased by the Yield Differential, effective upon the making of such Specified Incremental Term Loans and (2) the other terms of any Specified Incremental Term Loans shall be reasonably satisfactory to the Agent. For purposes of this Section 2.23, “A Type Term Loans” means any term loans which (w) have scheduled amortization in excess of 1.00% per annum, (x) have a final maturity of five years or less, (y) are secured by some or all of the Collateral on an equal and ratable basis with the Obligations and Obligations (as defined in the Spinco Credit Agreement) and (z) are guaranteed by some or all of the Guarantors.
(c)    Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.23 unless (i) on the date of such effectiveness, (A)(1) the representations and warranties contained in Article IV are true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such date, as though made on and as of such date except where such representations and warranties expressly refers to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date and (2) no Default or Event of Default shall have occurred and be continuing (and the Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of Holdings); and (B) Holdings and the Restricted Subsidiaries shall be in compliance with the Financial Covenant after giving pro forma effect to the incurrence of such Incremental Term Commitments and/or Incremental Revolving Credit Commitments (assuming a full drawing thereof), as applicable, the making of Loans to be made on the date of effectiveness thereof, any Permitted Acquisition consummated simultaneously therewith, and the pro forma adjustments described in Section 1.07, (ii) all fees and expenses owing to the Agent and the Lenders in respect of such Incremental Term Commitment and/or Incremental Revolving Credit Commitment shall have been paid in full, (iii) to the extent not consistent with this Agreement, the other terms and documentation in respect of the Incremental Term Loans shall be reasonably satisfactory to the Agent unless otherwise expressly permitted in this Section 2.23 and (iv) except as otherwise specified in the applicable Incremental Assumption Agreement, the Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Agent and consistent with those delivered on the Closing Date.
(d)    Each of the parties hereto hereby agrees that the Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Loans (other than Specified Incremental Term Loans), when originally made, are included in each Borrowing of outstanding Revolving Credit Loans or Term Loans, as applicable, on a pro rata basis. This may be accomplished by, among other things, requiring each outstanding Eurocurrency Rate Borrowing to be Converted into a Base Rate Borrowing on the date of such Incremental Loan, or by allocating a portion of such Incremental Loan to each outstanding Eurocurrency Rate Borrowing under the relevant Facility on a pro rata basis. Any Conversion of Eurocurrency Rate Loans to Base Rate Loans required by the preceding sentence shall be subject to Section 9.04(f). If any Incremental Loan is to be allocated to an existing Interest Period for a Eurodollar Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Assumption Agreement. In addition, to the extent any Incremental Term Loans are Term Loans, the scheduled amortization payments under Section 2.06(c), required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans. Notwithstanding the foregoing, Incremental Term Commitments to make Specified Incremental Term Loans may not be requested without the prior written consent of the Agent if, as a result of the Specified Incremental Term Loans to be made thereunder, there would be more than five classes of Term Loans and Specified Incremental Term Loans outstanding.

(e)    Notwithstanding any other provision of any Loan Document, each Loan Document may be modified, supplemented, amended and/or amended and restated by the Agent and the Borrower without the action or consent of any other party, if the Agent determines it to be necessary or advisable, to provide for terms applicable to any Incremental Loans permitted by or to otherwise give effect to this Section 2.23. Without limiting the generality of the foregoing, each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent necessary to reflect the existence and terms of the Incremental Commitments and the Incremental Loans evidenced thereby.
ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING
SECTION 3.01.    Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the obligations of each Term Lender and Revolving Credit Lender to fund its respective Loans shall be subject to the satisfaction of the following conditions precedent (the first Business Day on which such conditions precedent are so satisfied, the “Closing Date”):
(a)    The Agent shall have received duly executed counterparts of this Agreement and each of the other Loan Documents requested by the Agent from Holdings, the Borrower, each other Loan Party party thereto, each Lender and Issuing Bank as of the Closing Date and the Agent.
(b)    The Administrative Agent shall have received on or before the Closing Date the following, in form and substance reasonably satisfactory to the Agent and (except for any Notes) in sufficient copies for each Lender:
(i)    A certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or comparable organizational document) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or comparable governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the Borrowing under the Facilities, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or comparable organizational document) of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (iii) below and (D) as to the incumbency and specimen signature of each Responsible Officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party.
(ii)    A certificate of another Responsible Officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (i) above.
(iii)    Certified copies of the certificate or articles of incorporation (or comparable organizational document), including all amendments thereto, of each Loan Party as in effect on the Closing Date, certified as of a recent date by the Secretary of State (or comparable entity) of the jurisdiction of its organization, and a certificate as to the good standing (where such concept is applicable) of each Loan Party as of a recent date, from such Secretary of State (or comparable authority).
(iv)    A favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Holdings, the Borrower and the other Loan Parties, dated as of the Closing Date, addressed to the Administrative Agent, each Collateral Agent, the Issuing Bank and each Lender in form and substance reasonably satisfactory to the Agent and covering such other matters relating to the Loan Documents and the Transactions as the Agent shall reasonably request, and each of Holdings and the Borrower hereby requests such counsel to deliver such opinion.
(v)    Any Notes, to the extent requested at least three Business Days prior to the Closing Date by any Lender pursuant to Section 2.16.
(c)    The Administrative Agent shall have received a Notice of Borrowing as required under Section 2.02 and in the form attached hereto as Exhibit B.
(d)    The Administrative Agent shall have received a solvency certificate from a Financial Officer of each of Holdings and the Borrower in the form attached hereto as Exhibit F-1 and Exhibit F-2, respectively.
(e)    The Spinco Internal Reorganization and the Spinco Transfer shall be consummated in all material respects substantially concurrently with the initial funding of the Spinco Facilities in all material respects in accordance with the Spinco Separation Agreement and the Acquisition Agreement, and the Spinco Distribution and the Spinco Acquisition (and the Spinco Merger) shall have been consummated, or shall be consummated substantially contemporaneously with the initial funding under the Facilities, in all material respects in accordance with the Spinco Separation Agreement and the Acquisition Agreement (in each case without (i) any waiver of a closing condition by Holdings or any of its Affiliates, (ii) any waiver of any kind (other than a waiver of the type described in the foregoing clause (i)) by any Person or (iii) any amendment, modification or supplement thereof by any Person or any consent or election thereunder by any Person (any one of the foregoing, a “Modification”) that, in any such case, is material and adverse to the Arrangers or the Lenders (in each case, in their capacities as such) without the prior written consent of the Arrangers) (it being understood and agreed that any Modification that results in (y) any increase in the amount of the Borrower Special Dividend from $1,029,210,261 shall be deemed to be materially adverse to the Lenders and the Arrangers or (z) an increase in the amount of the Spinco Special Cash Payment of greater than 10% from $1,800,000,000 shall be deemed to be materially adverse to the Lenders and the Arrangers). The Acquisition Agreement, the Spinco Separation Agreement and all other related documentation shall be in form and substance reasonably satisfactory to the Arrangers; provided that (x) the Acquisition Agreement provided to the Arrangers on January 26, 2016 is satisfactory to the Arrangers and (y) the Spinco Separation Agreement provided to the Arrangers on January 26, 2016 is satisfactory to the Arrangers. The Acquisition Agreement Representations shall be true and correct and the Specified Representations shall be true and correct in all material respects (or in all respects if separately qualified by materiality or Material Adverse Effect). The Administrative Agent shall have received a certificate, dated the Closing Date, from a Financial Officer of each of Holdings and the Borrower certifying compliance with this Section 3.01(e).
(f)    All fees required to be paid by Holdings and the Borrower hereunder or as separately agreed by Holdings or the Borrower and any of the Arrangers or the Lenders, in each case on or prior to the Closing Date, and, to the extent invoiced at least three Business Days prior to the Closing Date, all invoiced expenses of the Agent and the Arrangers relating hereto (including those of counsel to the Agent and the

Arrangers), shall have in each case been paid (which amounts may be offset against the proceeds of the Loans on the Closing Date).
(g)    All Indebtedness and any other amounts due or outstanding under the Existing Credit Agreement shall have been, or substantially contemporaneously with the initial funding under the Facilities shall be, repaid in full, all commitments in respect thereof shall have been terminated and all guarantees thereof (if any) and security therefor (if any) discharged and released. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and the Restricted Subsidiaries (including the Acquired Business) shall not have any outstanding Indebtedness for borrowed money or preferred stock other than the Indebtedness under the Facilities and the Spinco Facilities, (b) the Borrower’s 7.125% Notes due 2032, the Borrower’s 5.50% Notes due 2033, the 2020 Notes and the 2040 Notes.
(h)    Since December 31, 2015, there shall not have occurred any Spinco Material Adverse Effect.
(i)    The initial funding under the Spinco Facilities shall have been consummated prior to, or shall be consummated substantially contemporaneously with, the initial funding under the Facilities.
(j)    The Agent and the Arrangers shall have received: (a)(i)audited Consolidated balance sheets and related statements of income, comprehensive income, stockholders’ equity and cash flows of Holdings and the Subsidiaries for the fiscal years ended January 31, 2014, January 30, 2015 and January 1, 2016, and (ii) unaudited Consolidated balance sheets and related statements of income, comprehensive income and cash flows of Holdings and the Subsidiaries for each fiscal quarter (other than any fourth fiscal quarter) ended after January 1, 2016 and at least 45 days prior to the Closing Date; (b)(i) the Spinco Audited Financial Statements (as defined in the Acquisition Agreement) and (ii) the unaudited combined and Consolidated financial statements, including the combined and Consolidated balance sheets and the combined and Consolidated statements of earnings, cash flows and parent equity, of (x) the Spinco Business and (y) Spinco (before giving effect to the Spinco Internal Reorganization and the Spinco Transfer) for each fiscal quarter ended after December 31, 2015 (other than any fourth fiscal quarter) and at least 50 days prior to the Closing Date (or, in the case of the first fiscal quarter ended in 2016, 55 days), and (c) a pro forma Consolidated balance sheet and related pro forma Consolidated statement of income of Holdings and the Restricted Subsidiaries as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period for which financial statements of Holdings pursuant to clause (a) above has been delivered, in each case prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement); and (iv) all other financial, marketing and other information reasonably requested by any Arranger and customarily provided by borrowers in the preparation of the Information Memorandum.
(k)    The Agent and the Arrangers shall have received, at least three Business Days prior to the Closing Date, all documentation and other information with respect to the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing at least ten Business Days prior to the Closing Date by the Agent or the Arrangers.
(l)    Each Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of each of Holdings and the Borrower.
(m)    The Security and Guarantee Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The applicable

Collateral Agent, on behalf of the applicable Secured Parties, shall have a perfected first priority security interest in the Collateral (subject to applicable Liens permitted under Section 6.01 of this Agreement) described in each Security and Guarantee Document.
(n)    Each document (including any UCC financing statements but excluding any Mortgages) required by the Security and Guarantee Documents or under applicable law or reasonably requested by any Collateral Agent to be filed, registered or recorded in order to create in favor of any Collateral Agent, for the benefit of the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other person (subject to applicable Liens permitted under Section 6.01 of this Agreement), shall have been filed, registered or recorded or delivered to the applicable Collateral Agent in proper form for filing, registration or recordation. On or prior to the Closing Date, the applicable Collateral Agent shall have received all Pledged Collateral (as defined in the Guarantee and Collateral Agreement) required to be delivered to such Collateral Agent pursuant to the Guarantee and Collateral Agreement, together with undated proper instruments of assignment duly executed by the applicable Loan Party in blank and such other instruments or documents as such Collateral Agent may reasonably request.
(o)    Other than as set forth in Section 5.12, (i) each of the Security and Guarantee Documents, in form and substance reasonably satisfactory to the Lenders, relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the applicable Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those permitted under Section 6.01 of this Agreement, (iii) if applicable, each such Security and Guarantee Document shall have been filed and recorded in the recording office as specified in the Perfection Certificate (or a lender’s title insurance policy, in form and substance reasonably acceptable to such Collateral Agent, insuring such Security and Guarantee Document as a first lien on such Mortgaged Property (subject to applicable Liens permitted under Section 6.01 of this Agreement) shall have been received by such Collateral Agent) and, in connection therewith, such Collateral Agent shall have received evidence reasonably satisfactory to it of each such filing and recordation and (iv) such Collateral Agent shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be reasonably requested by such Collateral Agent and the Lenders, insuring the Mortgages as valid first liens on the Mortgaged Properties, free of Liens other than Permitted Liens, together with such surveys, abstracts, appraisals and legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by such Collateral Agent or the Lenders.
Notwithstanding the foregoing, if, after the use by the Loan Parties of commercially reasonable efforts to cause the conditions relating to the collateral and guarantee matters set forth in Section 3.01(n) and Section 3.01(o) above to be satisfied as of the Closing Date (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of certificates representing such Equity Interests of the Borrower, together with stock powers or other instruments of transfer with respect thereto endorsed in blank and the security agreement giving rise to the security interest therein), such conditions shall not be a condition precedent to the effectiveness of this Agreement on the Closing Date, but shall be accomplished as promptly as practicable after the Closing Date and in any event within any applicable period specified on Schedule 5.12 (which shall be no later than the date that is 90 days following the Closing Date, unless a later date is otherwise agreed to by the Agent in its reasonable discretion).
Without limiting the generality of the provisions of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 3.01, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative

Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.
SECTION 3.02.    Conditions Precedent to Each Revolving Credit Borrowing and Issuance. The obligation of each Revolving Credit Lender to make a Revolving Credit Loan (other than a Loan made (x) on the Closing Date or (y) by any Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing and the obligation of each Issuing Bank to Issue a Letter of Credit shall be subject to the conditions precedent that the Closing Date shall have occurred and, on the date of such Borrowing or such Issuance (as the case may be), the following statements shall be true:
(i)    the representations and warranties contained in Article IV and in each other Loan Document are true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such date, before and after giving effect to such Borrowing or such Issuance and to the application of the proceeds therefrom, as though made on and as of such date except where such representations and warranties expressly refers to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date;
(ii)    no event has occurred and is continuing, or would result from such Borrowing or such Issuance or from the application of the proceeds therefrom, that constitutes a Default; and
(iii)    the Agent shall have received a Notice of Borrowing or Notice of Issuance.
Each Revolving Credit Borrowing and each Issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof that the matters specified in clauses (i) and (ii) of this Section 3.02 are true; provided, however, (A) the application of such clauses (i) and (ii) hereto to any Incremental Revolving Credit Loan made in connection with any Limited Condition Acquisition shall, at the Borrower’s option, be subject to Section 1.07 and (B) clauses (i) and (ii) hereto shall not apply to any Loans made under any Refinancing Amendment or Extension Amendment unless the lenders in respect thereof have required satisfaction of the same in the applicable Refinancing Amendment or Extension Amendment, as applicable.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Each of Holdings and the Borrower represents and warrants as follows:
SECTION 4.01.    Organization; Authorization. Each of Holdings, the Borrower and the other Restricted Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its organization or formation, except in the case of a Restricted Subsidiary that is not a Loan Party, where the failure to be so, individually or in the aggregate, would not have a Material Adverse Effect, (b) has all requisite power and authority to carry on its business as now conducted, except, in the case of a Restricted Subsidiary that is not a Loan Party, where the failure to have such, individually or in the aggregate, would not have a Material Adverse Effect, (c) is in good standing (where relevant) in its jurisdiction of organization or formation, except in the case of a Restricted Subsidiary (other than the Borrower), where the failure to do so, individually or in the aggregate, would not have a Material Adverse Effect and (d) is qualified to do business in every other jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, would not have a Material Adverse Effect.

SECTION 4.02.    Powers. Each Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.
SECTION 4.03.    No Conflicts. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the consummation of the Transactions and the other transactions contemplated hereby do not conflict with or contravene or result in any breach of (a) any applicable material law, (b) such Loan Party’s charter, by-laws or other organizational documents, (c) any material contractual restriction binding on or affecting such Loan Party or any of its subsidiaries or (d) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or any of its subsidiaries is subject, and except as required pursuant to the Secured Designated Indebtedness Documents, will not result in the creation or imposition of any Lien on any asset of any of the Loan Parties, except Liens permitted by the Loan Documents.
SECTION 4.04.    Government Approvals. No authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is or will be required for the due execution, delivery and performance by any Loan Party of each Loan Document to which it is a party or otherwise in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of the Mortgages (if any), (d) such as have been duly obtained, taken, given or made and are in full force and effect and (e) consents, approvals, registrations, filing or other actions, which are not material.
SECTION 4.05.    Execution; Enforceability. This Agreement has been, and each other Loan Document when delivered hereunder will be, duly executed and delivered by Holdings, the Borrower and each other Loan Party that is a party hereto and thereto. This Agreement is, and each other Loan Document when executed and delivered hereunder will constitute, a legal, valid and binding obligation of Holdings, the Borrower and each other Loan Party that is a party thereto, enforceable against Holdings, the Borrower and each other Loan Party that is a party thereto in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 4.06.    Financial Statements; No Material Adverse Effect.
(a)    The audited Consolidated balance sheet of Holdings and the Subsidiaries, and the related Consolidated statements of income, comprehensive income, stockholder’s equity and cash flows as of and for each of the fiscal years ended January 31, 2014, January 30, 2015 and January 1, 2016 (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (y) fairly present, in all material respects, the financial condition of Holdings and the Subsidiaries as of the date thereof and results of operations for the period covered thereby.
(b)    Since January 1, 2016 there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
(c)    The Spinco Audited Financial Statements (as defined in the Acquisition Agreement): (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (y) are complete and accurate in all material respects and fairly present, in all material respects, the financial condition of the Spinco Business and Spinco (before giving effect to the Spinco Internal Reorganization and the Spinco Transfer), as applicable, as of the date thereof and results of operations for the period covered thereby.
SECTION 4.07.    Litigation. There is no action, suit, investigation or proceeding, including pursuant to any Environmental Law, pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings or any of the Subsidiaries before any court, Governmental Authority or arbitrator that (a) would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.
SECTION 4.08.    Margin Securities. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of purchasing or carrying, or extending credit for the purpose of purchasing or carrying, margin stock (within the meaning of Regulation U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or for any other purpose that entails a violation (including on the part of any Lender) of any regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.
SECTION 4.09.    Investment Company Act. None of the Loan Parties is an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
SECTION 4.10.    Disclosure. As of the Closing Date, none of the Information Memorandum or any written reports, financial statements, certificates or other information furnished by or on behalf of Holdings or any of the Subsidiaries to the Agent (other than information of a general economic or industry specific nature, projected financial information or other forward looking information) in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished prior to the date on which this representation is made or deemed made), taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, Holdings represents only that such information was prepared in good faith based upon assumptions Holdings believed to be reasonable at the time.
SECTION 4.11.    Solvency. (a) The Borrower and its subsidiaries, on a Consolidated basis, are Solvent after giving effect to the Borrower Special Dividend (but prior to the Spinco Acquisition), and (b) Holdings and the Subsidiaries, on a Consolidated basis, are Solvent immediately after the consummation of the Transactions.
SECTION 4.12.    Taxes. Holdings and the Restricted Subsidiaries have timely filed all material Tax returns and reports required to be filed, and have paid all material Taxes that are due and payable, except, with respect to payments, those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and, in the case of returns and payments (without regard to materiality), those the failure of which as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
SECTION 4.13.    Subsidiaries. As of the Closing Date, Holdings has no Subsidiaries other than those specifically disclosed on Schedule 4.13.
SECTION 4.14.    Environmental Matters. The facilities and operations of Holdings and each of the Subsidiaries comply in all respects with all Environmental Laws, except for such non-compliance,

which would not reasonably be expected to have a Material Adverse Effect. Holdings and each of the Subsidiaries have obtained all Environmental Permits that are required under any Environmental Law necessary for its operations, all such Environmental Permits are in good standing, and Holdings and each of the Subsidiaries are in compliance with all terms and conditions of such Environmental Permits, in each case, except where the failure to obtain or maintain such Environmental Permits or such non-compliance would not be reasonably likely to have a Material Adverse Effect. Neither Holdings nor any of the Subsidiaries is undertaking, either individually or together with other potentially responsible parties, or otherwise liable for any investigation or assessment or remedial or response action for any actual or threatened release, or any discharge, disposal or migration of Hazardous Materials at any location, either voluntarily or pursuant to any order by or any binding and enforceable agreement with any Governmental Authority or the requirements of any Environmental Law or Environmental Permit, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
SECTION 4.15.    Properties.
(a)    Title. Holdings and each of the Restricted Subsidiaries have good title to, or valid leasehold interests in, all real property material to their businesses, except for (i) defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or where the failure to have such title or interest would not reasonably be expected to result in a Material Adverse Effect and (ii) Liens permitted by Section 6.01.
(b)    Intellectual Property. Holdings and each of the Restricted Subsidiaries owns, or is licensed or possesses the right to use, all trademarks, service marks, tradenames, copyrights, patents and other intellectual property (collectively, “IP Rights”) material to its business as currently conducted, and, to the knowledge of Holdings and the Borrower, the use thereof by Holdings and the Restricted Subsidiaries does not infringe upon the IP Rights of any other Person, except for any such failure to own, license or possess or any such infringement, that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Set forth on Schedule 4.15(b) is a complete and accurate list of all material registrations for, or applications to register, IP Rights owned by Holdings or any of the Restricted Subsidiaries as of the Closing Date, after giving effect to the Transactions. To the knowledge of Holdings and the Borrower, the conduct of the business of each of Holdings and the Restricted Subsidiaries as currently conducted does not infringe upon or violate any IP Rights held by any other Person, except for such infringements and violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Holdings or the Borrower, threatened in writing against Holdings or any Restricted Subsidiary, which either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
SECTION 4.16.    Anti-Corruption Laws and Sanctions.
(a)    Neither Holdings nor any of the Subsidiaries nor to the knowledge of Holdings or the Borrower any of their respective directors, officers, employees or agents, is, a Sanctioned Person.
(b)    Neither any Loan nor the proceeds from any Loan or Letter of Credit has been or will be used, directly or to the knowledge of the Borrower, indirectly, to lend, contribute, provide or has otherwise been made or will otherwise be made available in violation of any Anti-Corruption Laws, applicable anti-terrorism or anti-money laundering laws or Sanctions or for the purpose of funding any activity or business in any Sanctioned Country or for the purpose of funding any prohibited activity or business of any Sanctioned Person, absent valid and effective licenses and permits issued by the government of the United

States or otherwise in accordance with applicable laws, or in any other manner that will result in any violation by any Lender, any Issuing Bank or the Agent of any Sanctions.
(c)    Holdings and the Restricted Subsidiaries are in compliance with (i) the Patriot Act and (ii) Anti-Corruption Laws and applicable anti-terrorism and anti-money laundering laws (other than the Patriot Act), in the case of this clause (ii) in all material respects.
(d)    Holdings and the Restricted Subsidiaries are in compliance with all laws, regulations and orders and have all requisite governmental licenses, authorizations, consents and approvals to operate their respective business, except for any such non-compliance or failure to have which would not reasonably be likely to have a Material Adverse Effect.
SECTION 4.17.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected, individually or in the aggregate, result in a Material Adverse Effect. As of the most recent valuation date for any Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither Holdings nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to result in the funding attainment percentage dropping below 60% as of the most recent valuation date.
SECTION 4.18.    Security Interest in Collateral. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of each Collateral Agent, for the benefit of the Applicable Secured Parties (as defined in the Guarantee and Collateral Agreement), a legal, valid and enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) security interest in the Collateral (as defined in the Guarantee and Collateral Agreement).
(b)    (1) When any Pledged Collateral (as defined in the Guarantee and Collateral Agreement) constituting “certificated securities” (as defined in the UCC) is delivered to any Collateral Agent (or any agent of the Collateral Agent as contemplated by the Leidos/Spinco Intercreditor Agreement), the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, other than with respect to non-consensual Liens expressly permitted by Section 6.01 and subject to the Leidos/Spinco Intercreditor Agreement, and (2) when the financing statements in appropriate form describing the Collateral as “all assets” or using language of similar import or otherwise containing a reasonable description of the Collateral are filed in the offices specified in the Perfection Certificate, the Lien created under the Guarantee and Collateral Agreement in the Collateral that may be perfected by the filing of a financing statement in such office will constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.01 and subject to the Leidos/Spinco Intercreditor Agreement.
(c)    Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the applicable Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form referenced in Section 4.18(b) filed in the offices specified in the Perfection Certificate, the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in the United States registered or applied-for Intellectual Property (as defined in the Guarantee and Collateral Agreement) included in the Collateral to the extent a security interest may be perfected by recording a security interest with the United States Patent and Trademark Office or United States Copyright Office, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.01 and subject to the Leidos/Spinco Intercreditor Agreement (it being understood and agreed that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and issued patents, copyright, trademark and patent applications and registered copyrights acquired or filed by the Loan Parties after the date hereof).
(d)    Each Mortgage is effective to create in favor of the applicable Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) first priority Lien on all of the applicable Loan Party’s right, title and interest in and to the Mortgaged Property described therein and the proceeds thereof, and when such Mortgage is executed, delivered and filed in the offices specified in Perfection Certificate, such Mortgage shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of such Loan Party in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.01 and subject to the Leidos/Spinco Intercreditor Agreement.
SECTION 4.19.    Compliance with Agreements. Neither Holdings nor any of the Restricted Subsidiaries is in default under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default has resulted or would reasonably be expected to result in a Material Adverse Effect.
SECTION 4.20.    Insurance. Schedule 4.20 sets forth a true, complete and correct description of all insurance maintained by Holdings or by the Restricted Subsidiaries as of the Closing Date. Such insurance is in full force and effect and all premiums have been duly paid. Holdings and the Restricted Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
SECTION 4.21.    Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against Holdings or any of the Restricted Subsidiaries pending or, to the knowledge of Holdings or the Borrower, threatened, except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (a) the hours worked by and payments made to employees of each of Holdings and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; (b) all payments due from each of Holdings and the Restricted Subsidiaries, or for which any claim may be made against Holdings or any of the Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings or such Restricted Subsidiary; and (c) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any of the Restricted Subsidiaries is bound.

ARTICLE V

AFFIRMATIVE COVENANTS OF THE LOAN PARTIES
So long as any Loan or any other Loan Document Obligation (other than contingent indemnification and expense obligations as to which no claim or demand has been asserted), shall remain unpaid or unsatisfied, any Letter of Credit is outstanding (except as has been Cash Collateralized) or any Lender shall have any Commitment hereunder, each of Holdings and the Borrower will:
SECTION 5.01.    Compliance with Laws. (a) Comply, and cause each of its subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include compliance with ERISA, Environmental Laws, Anti-Corruption Laws, applicable anti-terrorism and anti-money laundering laws and Sanctions, except to the extent such non-compliance would not be reasonably expected to have a Material Adverse Effect.
(b)    Maintain, and cause each of its subsidiaries to maintain, policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws, applicable anti-terrorism and anti-money laundering laws and Sanctions.
SECTION 5.02.    Payment of Taxes. Pay, and cause each of the Restricted Subsidiaries to pay, before the same shall become delinquent all material Taxes imposed upon it or upon its property, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (ii) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) such contest effectively suspends collection of the contested obligation and the foreclosure of any Lien securing such obligation or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.03.    Maintenance of Insurance. (a) Maintain, and cause each of the Restricted Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts (with no greater risk retention and after giving effect to any self-insurance plans reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings and the Restricted Subsidiaries and which plans require adequate reserves for risks that are self-insured) and covering such risks as is usually carried by companies engaged in the same or similar businesses operating in the same or similar locations.
(b)    Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the applicable Collateral Agent as an additional insured, in form and substance reasonably acceptable to the Administrative Agent and such Collateral Agent and to contain such other provisions as the Administrative Agent or such Collateral Agent may reasonably require from time to time to protect their interests; upon reasonable request, deliver original or certified copies of all such policies to such Collateral Agent; and deliver to the Administrative Agent and such Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and such Collateral Agent) together with evidence reasonably satisfactory to the Administrative Agent and such Collateral Agent of payment of the premium therefor.
(c)    If at any time the area in which the improvements with respect to any Mortgaged Property are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and flood insurance is available in the community in which the property is located, obtain flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and otherwise reasonably acceptable to the applicable Collateral Agent.
(d)    With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance, including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the applicable Collateral Agent as an additional insured, on forms satisfactory to such Collateral Agent.
SECTION 5.04.    Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of the Restricted Subsidiaries to preserve and maintain, its legal existence and material rights (charter and statutory) and franchises; provided, however, that Holdings and the Restricted Subsidiaries may consummate any merger or consolidation permitted under Section 6.11; provided, further, that neither Holdings nor any of the Restricted Subsidiaries shall be required to preserve any right or franchise if Holdings or such Restricted Subsidiary shall determine that preservation thereof is no longer desirable in the conduct of the business of Holdings or such Restricted Subsidiary, as the case may be, and that the loss thereof could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05.    Visitation Rights. At any reasonable time and from time to time, and with reasonable prior notice, permit the Agent or, during the continuance of an Event of Default, any of the Lenders (or any agents or representatives thereof) to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Holdings and any of the Restricted Subsidiaries, and to discuss the affairs, finances and accounts of Holdings and any of the Restricted Subsidiaries with any of their officers or directors and with their independent certified public accountants all at such reasonable times during normal business hours; provided that Holdings or the Borrower may, if it chooses, be present at any such discussions; provided, further, that the foregoing shall be subject to compliance with applicable security regulations of any Governmental Authority and shall not require Holdings or any Restricted Subsidiary to permit inspection of any properties or financial or operating records (a) to an extent that would require Holdings or any of the Restricted Subsidiaries to reveal any of its trade secrets, research data or proprietary information, (b) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.
SECTION 5.06.    Keeping of Books; Maintenance of Ratings. (a) Keep, and cause each of the Restricted Subsidiaries to keep, proper books of record and account, in which entries that are full and correct in all material respects shall be made of all financial transactions and the assets and business of Holdings and each such Restricted Subsidiary in accordance with GAAP in effect from time to time, and (b) use commercially reasonable efforts to cause the Facilities to be continuously and publicly rated (but not any specific rating) by S&P and Moody’s and use commercially reasonable efforts to maintain a public corporate rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case with respect to Holdings and the Subsidiaries on a consolidated basis.
SECTION 5.07.    Maintenance of Properties, Etc. Maintain and preserve, and cause each of the Restricted Subsidiaries to maintain and preserve, all of its tangible properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear and, subject to casualty and condemnation Dispositions permitted pursuant to Section 6.12, casualty and condemnation excepted and except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect or as otherwise expressly permitted by Section 6.12.
SECTION 5.08.    Reporting Requirements. Furnish to the Agent for further distribution to the Lenders:
(a)    within forty-five (45) days after the end of each of the first three quarters of each fiscal year of Holdings, a Consolidated balance sheet of the Consolidated Group as of the end of such quarter and Consolidated statements of income, comprehensive income and cash flows of the Consolidated Group for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by a Financial Officer of Holdings as having been prepared in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments) and certificates of a Financial Officer of Holdings as to (x) compliance with the terms of the Loan Documents and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 6.15, and (y) the calculation of the Senior Secured Leverage Ratio as of the end of such quarter, the Available Amount as of the end of such quarter and the amount of Available Amount used during such quarter (the “Quarterly Compliance Certificate”);
(b)    within ninety (90) days after the end of each fiscal year of Holdings, (i) a copy of the annual audit report for such year for the Consolidated Group, containing a Consolidated balance sheet of the Consolidated Group as of the end of such fiscal year and Consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of the Consolidated Group for such fiscal year prepared in accordance with GAAP, in each case audited and accompanied by an unqualified report and opinion by Deloitte & Touche LLP or other independent public accountants of recognized national standing and certificates of a Financial Officer of Holdings as to (x) compliance with the terms of the Loan Documents, including setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 6.15, and (y) the calculation of the Senior Secured Leverage Ratio as of the end of such fiscal year, the Available Amount as of the end of such fiscal year, the amount of Available Amount used during such fiscal year, Excess Cash Flow for such fiscal year and the related Excess Cash Flow Percentage (the “Annual Compliance Certificate”) and (ii) a certificate of a Financial Officer of Holdings setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.08(b);
(c)    as soon as possible and in any event within five Business Days after Holdings, the Borrower or any Restricted Subsidiary has obtained knowledge thereof the occurrence of each Default continuing on the date of such statement, a statement of a Financial Officer of Holdings setting forth details of such Default and the action that Holdings has taken and proposes to take with respect thereto;
(d)    promptly after the sending or filing thereof, copies of all reports that Holdings or the Borrower sends to any of its securityholders, and copies of all reports and registration statements that the Consolidated Group files with the SEC or any national securities exchange;
(e)    as promptly as practicable after a Responsible Officer of Holdings has obtained knowledge thereof, the commencement of all actions and proceedings before any court, Governmental Authority or arbitrator affecting the Consolidated Group of the type described in Section 4.07;
(f)    (A) such other information respecting the Consolidated Group, or compliance with the terms of the Loan Documents, as any Lender through the Agent may from time to time reasonably request and (B) all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and
(g)    as promptly as practicable after a Responsible Officer of Holdings has obtained knowledge thereof, written notice of (A) any development that has resulted or would reasonably be expected to result in a Material Adverse Effect, (B) any change in public corporate rating by S&P or public corporate family rating by Moody’s of Holdings and the Subsidiaries on a consolidated basis or the ratings of any of the Facilities by S&P or Moody’s, or the cessation of rating Holdings or the Facilities and (C) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.
In the event there are one or more Unrestricted Subsidiaries and the aggregate assets or revenues of all Unrestricted Subsidiaries, determined in accordance with GAAP, as of the end of or for any fiscal quarter or fiscal year of Holdings, exceeds 2.5% of Total Assets or Consolidated revenues, respectively, of Holdings and the Restricted Subsidiaries on a Consolidated basis as of the end of any fiscal quarter or fiscal year of Holdings, the financial statements furnished pursuant to clauses (a) or (b) of this Section 5.08 with respect to such fiscal quarter or year, as applicable, shall be accompanied by reconciliation statements reasonably satisfactory to the Agent, certified by a Financial Officer of Holdings, setting forth the adjustments required to remove the effects of the Unrestricted Subsidiaries from such financial statements.
The information required to be delivered by clauses (a), (b) and (d) of this Section 5.08 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports or other reports containing such information, shall have been posted by the Agent on a Platform to which the Lenders have been granted access. Information required to be delivered pursuant to this Section 5.08 may also be delivered by electronic communications pursuant to procedures approved by the Agent.
SECTION 5.09.    Use of Proceeds. Use the proceeds of any Loans in accordance with Section 2.17 or any applicable Incremental Assumption Agreement, as applicable; provided that (y) no part of the proceeds of any Loan will be used in violation of applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any margin stock or for any other purposes that entails a violation (including on the part of any Lender) of any regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X, and (z) the Borrower will not request any Borrowing or Letter of Credit, and neither Holdings nor the Borrower shall use, and shall procure that their subsidiaries and their respective directors, officers, employees and agents shall not use, directly or knowingly indirectly, the proceeds of any Loan or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person or otherwise in violation of any applicable Anti-Corruption Laws or applicable anti-terrorism or anti-money laundering laws or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.10.    Regulatory Approvals. Maintain, and cause each of the Restricted Subsidiaries to, maintain all material licenses, permits, authorizations and regulatory approvals necessary to conduct its business and to comply with all applicable laws and regulations, except for such non-maintenance or non-compliance as would not be reasonably expected to have a Material Adverse Effect.
SECTION 5.11.    Further Assurances. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, mortgages and deeds of trust and any applicable flood documentation) that may be required under applicable law, or that the Required Lenders or the Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and, if applicable, in order to grant, preserve, protect and perfect the validity and first priority (subject to any Liens permitted under Section 6.01) of the security interests created or intended to be created by the Security and Guarantee Documents.
(b)    If, following the Closing Date, any Domestic Restricted Subsidiary (other than an Excluded Subsidiary) is acquired or organized by any Loan Party, the Borrower shall promptly (and in any event within ninety (60) days (or such longer period as the applicable Collateral Agent shall agree) of such event) (i) notify the Collateral Agents thereof, (ii) cause such Domestic Restricted Subsidiary to become a Loan Party by executing the Guarantee and Collateral Agreement (or a supplement thereto in the form specified therein), (iii) cause the Equity Interest of such Domestic Restricted Subsidiary and the Equity Interest of any Subsidiary owned directly by such Domestic Restricted Subsidiary (limited to, in the case of any Foreign Subsidiary or CFC Holdco directly owned by such Domestic Restricted Subsidiary, 65% of the voting and 100% of the non-voting Equity Interests of such Foreign Subsidiary or CFC Holdco), to be pledged to the applicable Collateral Agent on a first priority basis and deliver to such Collateral Agent all certificates representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank to the extent required by the Security and Guarantee Documents, (iv) cause all documents and instruments, including UCC financing statements and Mortgages, required by law or reasonably requested by such Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security and Guarantee Documents and perfect or record such Liens to the extent, and with the priority, required by the Security and Guarantee Documents, to be filed, registered or recorded or delivered to such Collateral Agent for filing, registration or recording, (v) cause each Loan Party to take all other action required under the Security and Guarantee Documents or reasonably requested by such Collateral Agent to perfect, register and/or record the Liens granted by it thereunder and (vi) cause to be delivered to such Collateral Agent all such instruments and documents (including legal opinions, Perfection Certificate, title insurance policies and lien searches) as such Collateral Agent shall reasonably request to evidence compliance with this Section 5.11.
(c)    If any fee owned real property (other than 2032/2033 Notes Principal Property (except as provided in Section 6.02)) is acquired by any Loan Party after the Closing Date or is held by any Person that becomes a Loan Party after the Closing Date, having a value in excess of $10,000,000 the Borrower will notify the applicable Collateral Agent thereof, and, if requested by such Collateral Agent or the Required Lenders, Holdings or the Borrower will, no later than 90 days after such acquisition (or such longer period as such Collateral Agent shall agree), cause such assets to be subjected to a Lien securing the Facilities and will take such actions as shall be requested by such Collateral Agent to grant and perfect such Liens, including the satisfaction of the Real Estate Collateral Requirements, all at the expense of Holdings or the Borrower.
(d)    Furnish to the Agent (x) prompt written notice of any change in (1) the jurisdiction of organization or formation of any Loan Party, (2) any Loan Party’s identity or corporate structure or (3) any Loan Party’s chief executive office and (y) within 30 days (or such later date as may be agreed by the Agent) after the occurrence thereof, written notice of any change in (1) the exact legal name of any Loan Party or (2) any Loan Party’s Federal Taxpayer Identification Number. Each of Holdings and the Borrower agrees not to effect or permit any change referred to in clause (x) of the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agents to continue at all times following such change to have a valid, legal and perfected security interest, with the priority required by the Security and Guarantee Documents, in all the Collateral. Each of Holdings and the Borrower also agrees promptly to notify the Agent if any material portion of the Collateral is damaged or destroyed or the subject of any other casualty or condemnation event.

(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:
(i)    no Loan Party shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access, lien waiver or similar letter or agreement;
(ii)    no action shall be required to perfect any Lien with respect to Excluded Property;
(iii)    no Loan Party shall be required to perfect a security interest in any asset to the extent perfection of a security interest in such asset would be prohibited under any applicable law; and
(iv)    the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other Tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent.
SECTION 5.12.    Post-Closing Obligations. (a) On or before a date that is ninety (90) days following the Closing Date (unless a later date is otherwise agreed to by the Agent in its sole discretion), the Real Estate Collateral Requirements in respect of each Mortgaged Property listed on Schedule 1.01(a) shall have been satisfied.
(b)    Holdings and the Borrower shall deliver or cause to be delivered all documents and perform or cause to be performed all actions, if any, set forth on Schedule 5.12 within the time periods specified on Schedule 5.12 (unless a later date is otherwise agreed to by the Agent in its sole discretion).
ARTICLE VI

NEGATIVE COVENANTS OF THE LOAN PARTIES
So long as any Loan or any other Loan Document Obligation (other than contingent indemnification and expense obligations as to which no claim or demand has been asserted) shall remain unpaid or unsatisfied, any Letter of Credit is outstanding (except as has been Cash Collateralized) or any Lender shall have any Commitment hereunder:
SECTION 6.01.    Liens. Neither Holdings nor the Borrower will create or suffer to exist, or permit any of the Restricted Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties or assets (including Equity Interests or other securities of any Person), whether now owned or hereafter acquired, or assign, or permit any of the Restricted Subsidiaries to assign, any right to receive income, other than:
(a)    (i) Liens pursuant to any Loan Document, (ii) Permitted Liens and (iii) Liens on property and assets constituting Collateral securing obligations incurred under Sections 6.09(a)(ii) and 6.09(a)(iii) and that are subject to the Leidos/Spinco Intercreditor Agreement;
(b)    (i) Liens on any of the assets of Holdings or any of the Restricted Subsidiaries, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than nine (9) months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations and (ii)(A) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of assets (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (B) Liens existing on assets at the time of acquisition thereof or at the time of acquisition by Holdings or any of the Restricted Subsidiaries of any Person then owning such assets whether or not such existing Liens were given to secure the payment of the purchase price of the assets to which they attach; provided that, with respect to clause (ii)(A), the Liens shall be given within nine (9) months after such acquisition and shall attach solely to the property acquired or purchased and any improvements then or thereafter placed thereon; provided, further, that the Liens permitted by this clause (b) shall only secure Indebtedness incurred under Sections 6.09(c) or (d) and any Permitted Refinancing thereof;
(c)    the Liens existing on the Closing Date and described on Schedule 6.01(c) hereto;
(d)    Liens on property of a Person existing at the time such Person is merged into or consolidated with Holdings or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that (i) such Liens were not created in contemplation of such merger, consolidation or acquisition and (ii) do not extend to any assets other than those of the Person so merged into or consolidated with Holdings or such Restricted Subsidiary or acquired by Holdings or such Restricted Subsidiary (other than the proceeds or products thereof and after-acquired property of and Equity Interests in such acquired Restricted Subsidiary subjected to a Lien pursuant to the terms existing at the time of such acquisition);
(e)    other Liens securing Indebtedness or other obligations; provided that the sum of (1) the aggregate principal amount of the Indebtedness or other obligations then outstanding and secured by the Liens referred to in this clause (e) and (2) the aggregate fair value of property sold pursuant to sale and lease-back transactions permitted by Section 6.04(c) below with respect to which the applicable lease remains in effect in, shall not exceed the greater of $100,000,000 and 1.0% of Total Assets at any time; provided, further, that, to the extent any Liens are incurred under this clause (e) to secure any Indebtedness or other obligations with any of the Collateral, such Indebtedness shall be subject to a Market Intercreditor Agreement reasonably satisfactory to the Agent providing for such Indebtedness or other obligations to be secured with the applicable Obligations on a junior basis to the Liens securing such Obligations;
(f)    Liens encumbering customary initial deposits and margin deposits and other Liens in the Ordinary Course of Business of Holdings and the Restricted Subsidiaries, in each case securing obligations under Hedge Agreements and forward contracts, options, futures contracts, futures options, equity hedges or similar agreements or arrangements designed to protect from fluctuations in interest rates, currencies, equities or the price of commodities; provided, further, that the aggregate principal amount of the obligations secured by the Liens referred to in this clause (f) shall not exceed $5,000,000 at any time outstanding;
(g)    [reserved];
(h)    licenses, sublicenses, leases or subleases (or other grants of rights to use or exploit) of IP Rights (i) existing on the date hereof, (ii) between or among Holdings and the Restricted Subsidiaries or between or among the Restricted Subsidiaries, or (iii) granted to others in the Ordinary Course of Business not interfering in any material respect with the business of Holdings, the Borrower and the other Restricted Subsidiaries, taken as a whole;
(i)    the replacement, extension or renewal of any Lien permitted by clause (c) or (d) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal

(without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;
(j)    [reserved];
(k)    Liens (i)(A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.08 to be applied against the purchase price for such Investment, and (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.12 (other than Section 6.12(b)(i)), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or on the date of any contract for such Investment or Disposition and (ii) on cash earnest money deposits made by Holdings or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;
(l)    Liens (i) on Equity Interests in joint ventures or Unrestricted Subsidiaries; provided such Liens secure Indebtedness of such joint venture or Unrestricted Subsidiary, as applicable, (ii) consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-wholly owned Subsidiaries and (iii) consisting of any encumbrance or restriction (including put and call arrangements) in favor of a joint venture party with respect to Equity Interests of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(m)    Liens on property constituting Collateral of the Loan Parties securing obligations issued or incurred under Incremental Equivalent Debt and any Permitted Refinancing in respect thereof; provided that (x) at the time of incurrence thereof such obligations are permitted to be secured pursuant to the definitions of Incremental Equivalent Debt or Permitted Refinancing in respect thereof, as applicable, and (y) such Indebtedness is subject to a Market Intercreditor Agreement reasonably satisfactory to the Agent;
(n)    Liens on assets of Restricted Subsidiaries that are not Loan Parties (including capital stock owned by such Persons) securing Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.09;
(o)    Liens on deposits or other amounts held in escrow to secure contractual payments (contingent or otherwise) payable by Holdings or the Restricted Subsidiaries to a seller after the consummation of a Permitted Acquisition;
(p)    Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness to the extent such defeasance, discharge or redemption is not prohibited by the Loan Documents;
(q)    (i) deposits of cash with the owner or lessor of premises leased or operated by Holdings or any of the Restricted Subsidiaries and (ii) cash collateral on deposit with banks or other financial institutions issuing letters of credit (or backstopping such letters of credit) or other equivalent bank guarantees issued naming as beneficiaries the owners or lessors of premises leased or operated by Holdings or any of the Restricted Subsidiaries, in each case in the Ordinary Course of Business of Holdings and such Restricted Subsidiaries to secure the performance of Holdings’ or such Restricted Subsidiary’s obligations under the terms of the lease for such premises; and
(r)    Liens on the proceeds of Escrow Debt and any interest thereof, securing the applicable Escrow Debt.

SECTION 6.02.    2032/2033 Notes Principal Property. Neither Holdings nor the Borrower will create or suffer to exist, or permit any of the Restricted Subsidiaries to create or suffer to exist, any Lien on all or any portion of the 2032/2033 Notes Principal Property unless (x) such Lien is permitted by Section 6.01 and (y) the 2032/2033 Notes Principal Property so encumbered becomes Collateral pursuant to the Security and Guarantee Documents and the Obligations are secured by Liens on all such 2032/2033 Notes Principal Property on a pari passu basis pursuant to a Market Intercreditor Agreement reasonably satisfactory to the Agent.
SECTION 6.03.    Change in Fiscal Year; Change in Nature of Business.
(a)    Neither Holdings nor the Borrower will make or permit, or permit any of the Restricted Subsidiaries to make or permit, its fiscal year to end on a date other than the first Friday occurring on or after December 31 in each year.
(b)    Neither Holdings nor the Borrower will make any material change in the nature of the business of Holdings and the Restricted Subsidiaries, taken as a whole, from the business as carried out by Holdings and the Restricted Subsidiaries on the Closing Date; it being understood and agreed that this Section 6.03(b) shall not prohibit (i) the Acquisition Transactions or (ii) members of the Consolidated Group from conducting any business or business activities incidental or related to the business as carried out by Holdings and the Restricted Subsidiaries on the Closing Date or any business or activity that is reasonably similar, related, ancillary or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto as determined by Holdings or the Borrower in good faith (any such business, a “Related Business”).
SECTION 6.04.    Limitation on Sale and Lease-Back Transactions. Neither Holdings nor the Borrower will enter into, or permit any of the Restricted Subsidiaries to enter into, any sale and lease-back transaction for the sale and leasing back of any property, whether now owned or hereafter acquired, unless:
(a)    such transaction was entered into prior to the Closing Date;
(b)    such transaction was for the sale and leasing back to Holdings or any of the Restricted Subsidiaries of (x) any property by one of the Restricted Subsidiaries or (y) any property by any domestic or foreign Governmental Authority in connection with pollution control, industrial revenue, private activity bonds or similar financing; or
(c)    (i) Holdings or any Restricted Subsidiary would be entitled to Dispose of any such property sold pursuant to such transactions in accordance with Section 6.12; provided that the aggregate fair value of any such property sold, which involve a lease for more than three years that is then outstanding, shall not exceed, together with the aggregate principal amount of Indebtedness that is then outstanding and secured by the Liens referred to in Section 6.01(e) above, the greater of (x) $100,000,000 and (y) 1.0% of Total Assets; (ii) Holdings or any of the Restricted Subsidiaries would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the Attributable Indebtedness with respect to such sale and lease-back transaction; and (iii) Holdings or any of the Restricted Subsidiaries applies the Net Cash Proceeds received from the property sold pursuant to such transactions to prepay Term Loans in accordance with Section 2.10(b)(v).
SECTION 6.05.    Hedge Agreements. Neither Holdings not the Borrower will, nor will they permit any Restricted Subsidiary to, enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which Holdings or any Restricted Subsidiary has actual or potential exposure (other than those in respect of Equity Interests of Holdings or any of the Restricted Subsidiaries), except as may be related to convertible indebtedness, including to hedge or mitigate foreign currency and commodity price risks, (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of Holdings or any Restricted Subsidiary and (c) to the extent constituting a Hedge Agreement, any accelerated share repurchase contract, prepaid forward purchase contract or similar contract with respect to the purchase by Holdings of its Equity Interest, which purchase is permitted by Section 6.06.
SECTION 6.06.    Restricted Payments. Except for transactions between or among Loan Parties, neither Holdings nor the Borrower will (nor will they permit any of the Restricted Subsidiaries to) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of Equity Interests of Holdings or any of the Restricted Subsidiaries, or purchase, redeem or otherwise acquire for value (or permit any of the Restricted Subsidiaries to do so) any shares of any class of Equity Interests of Holdings or any of the Restricted Subsidiaries or any warrants, rights or options to acquire any such shares, now or hereafter outstanding (collectively, “Restricted Payments”), except that:
(a)    each Restricted Subsidiary may (i) make Restricted Payments to Holdings and to other Restricted Subsidiaries that directly or indirectly own Equity Interests of such Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to Holdings and any of its other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary on a pro rata basis to the holders of its Equity Interests or on a greater than ratable basis to the extent such greater payments are made solely to Holdings or a Restricted Subsidiary) and (ii) declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;
(b)    to the extent constituting Restricted Payments, Holdings and the Restricted Subsidiaries may enter into transactions expressly permitted by Sections 6.08, 6.11 and 6.12 (other than Section 6.12(b));
(c)    Holdings and the Restricted Subsidiaries may make additional Restricted Payments in an aggregate amount not to exceed the portion, if any, of the Available Amount as of such time that Holdings or the Borrower elects to apply to this Section 6.06(c), such election to be specified in a written notice of a Financial Officer of Holdings calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied; provided that (i) before and after giving effect to any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect to any such Restricted Payment, the Leverage Ratio is equal to or less than 3.25 to 1.00 on a pro forma basis after giving effect to such Restricted Payment and the pro forma adjustments described in Section 1.07;
(d)    Holdings and the Restricted Subsidiaries may make (i) Restricted Payments under this clause (d) and (ii) Investments pursuant to Section 6.08(k) in an aggregate amount (taken together) not to exceed $250,000,000 in any fiscal year; provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(e)    Holdings may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (including related stock appreciation rights or similar securities) held by any future, present or former director, officer, member of management, employee or consultant of

Holdings or any of the Subsidiaries (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing); provided that the aggregate amount of Restricted Payments made under this clause (e) in any fiscal year does not exceed (x) $30,000,000 (the “Yearly Limit”) plus (y) the portion of the Yearly Limit from the immediately preceding fiscal year (not including any fiscal year ending prior to 2017) which was not expended by the Borrower for Restricted Payments in such fiscal year (the “Carryover Amount” and in calculating the Carryover Amount for any fiscal year, the Yearly Limit applicable to the previous fiscal year shall be deemed to have been utilized first by any Restricted Payments made under this clause (e) in such fiscal year);
(f)    Holdings may repurchase Equity Interests of Holdings upon the cashless exercise of stock options, warrants or other convertible securities as a result of Holdings accepting such options, warrants or other convertible securities as satisfaction of the exercise price of such Equity Interests;
(g)    Holdings and any Restricted Subsidiary may pay cash payments in lieu of fractional shares in connection with (i) any dividend, split or combination of its Equity Interests or any Permitted Acquisition (or similar Investment) or (ii) the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings or any of the Subsidiaries;
(h)    Holdings and any Restricted Subsidiary may make repurchases of Equity Interests deemed to occur upon the non-cash exercise of Equity Interests to pay Taxes related to the exercise of such Equity Interests;
(i)    Holdings and the Restricted Subsidiaries may make any additional Restricted Payments so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Leverage Ratio is equal to or less than 3.00 to 1.00 on a pro forma basis after giving effect to such Restricted Payment and the pro forma adjustments described in Section 1.07; and
(j)    in connection with the Acquisition Transactions, (i) the Borrower may make the Borrower Special Dividend and (ii) Spinco may make the Spinco Special Cash Payment.
SECTION 6.07.    Negative Pledge. Neither Holdings nor the Borrower will enter into or suffer to exist, or permit any of the Restricted Subsidiaries to enter into or suffer to exist, any agreement (other than the Loan Documents) that prohibits or imposes any conditions upon the ability of Holdings or any Restricted Subsidiary that is or is required to be a Loan Party to create, incur or permit to exist any Lien upon any of its property or assets in favor of any Collateral Agent (or any agent or designee of a Collateral Agent) for the benefit of the Secured Parties securing any of the Obligations; provided that the foregoing shall not apply:
(a)    (x) to restrictions and conditions imposed by applicable law, rule, regulation or order or (y) by any customary or reasonable restrictions and conditions contained in any Loan Document, Spinco Loan Document, any document governing any Swap Obligations, Refinancing Notes, any Refinancing Junior Loan, any Incremental Equivalent Debt, and any Permitted Refinancing in respect of any of the foregoing;
(b)    to customary restrictions and conditions contained in agreements relating to Dispositions permitted by Section 6.12 pending such Dispositions;
(c)    to customary provisions in leases and other contracts, restricting the assignment, subletting or other transfer thereof (including the granting of any Lien);

(d)    to restrictions or conditions imposed by restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into in the Ordinary Course of Business;
(e)    if such restrictions and conditions were binding on a Restricted Subsidiary or its assets at the time such Restricted Subsidiary first becomes a Restricted Subsidiary or such assets were first acquired by such Restricted Subsidiary (other than a Restricted Subsidiary that was a Restricted Subsidiary on the Closing Date or assets owned by any Restricted Subsidiary on the Closing Date), so long as such Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary or assets being acquired;
(f)    to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, in each case not prohibited by this Agreement, that restrict the transfer of assets of, or ownership interests in the joint venture;
(g)    to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the Persons obligated thereon;
(h)    to customary restrictions that arise in connection with any Lien permitted by Section 6.01 on any asset or property that is not, and is not required to be, Collateral that relates to the asset or property subject to such Lien; and
(i)    to any restrictions and conditions imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (h) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
SECTION 6.08.    Investments, Loans and Advances. Neither Holdings nor the Borrower will (nor will they permit any of the Restricted Subsidiaries to) make, hold or acquire any Investments, except:
(a)    (i) Investments existing on, or contractually committed as of, the date hereof and set forth on Schedule 6.08(a); (ii) Investments by Holdings and the Restricted Subsidiaries existing on the Closing Date in the Borrower or any other Restricted Subsidiary and (iii) additional Investments by Holdings and the Restricted Subsidiaries in the Borrower or any other Restricted Subsidiary and any modification, replacement, renewal or extension of the foregoing; provided that the aggregate amount of Investments made after the Closing Date in Restricted Subsidiaries that are not Loan Parties, taken together with the aggregate amount of loans and advances made after the Closing Date by Loan Parties to Restricted Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances) pursuant to clause (d) below shall not exceed the greater of (x) $200,000,000 and (y) 2.0% of Total Assets;
(b)    Investments in the form of cash, Cash Equivalents and Investments that were Cash Equivalents when such Investments were made;

(c)    guarantees of Indebtedness of Holdings or any Restricted Subsidiary permitted by Section 6.09 (other than Section 6.09(j)); provided that if the Indebtedness is subordinated, the guarantee of such Indebtedness is subordinated on the same terms;
(d)    loans or advances made by Holdings to any of the Restricted Subsidiaries and made by any of the Restricted Subsidiaries to Holdings or any other Restricted Subsidiary; provided that any such loans and advances made by a Loan Party shall be evidenced by a promissory note or global intercompany note pledged pursuant to the Security and Guarantee Documents; provided further that the amount of such loan and advances made by Loan Parties to any Restricted Subsidiaries that are not Loan Parties, taken together with the aggregate amount of Investments made after the Closing Date in Restricted Subsidiaries that are not Loan Parties pursuant to clause (a) above shall not exceed the greater of (x) $200,000,000 and (y) 2.0% of Total Assets
(e)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with customers, suppliers or other Persons, in each case in the Ordinary Course of Business of Holdings and the Restricted Subsidiaries;
(f)    notes and other non-cash consideration received as part of the purchase price of assets subject to a Disposition permitted by Section 6.12 (other than Sections 6.12(b)(ii) and (f));
(g)    advances or extensions of trade credit in the Ordinary Course of Business;
(h)    Holdings and the Restricted Subsidiaries may make loans and advances in the Ordinary Course of Business to their respective future, present or former officers, directors, employees, members of management or consultants of Holdings and the Restricted Subsidiaries so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $5,000,000 in any fiscal year;
(i)    [reserved];
(j)    Holdings or any of the Restricted Subsidiaries may purchase, hold or acquire all or substantially all the assets of a Person or line of business of such Person, or at least a majority of the Equity Interests of a Person (including with respect to an Investment in a Restricted Subsidiary that serves to increase Holdings’ or the Restricted Subsidiaries’ respective ownership of Equity Interests therein) (referred to herein as the “Acquired Entity”); provided that (i) the Acquired Entity shall be in a line of business reasonably similar, ancillary, incidental or reasonably related to or a reasonable expansion of or extension to the business of that of Holdings and the Restricted Subsidiaries; (ii)(A) no Default or Event of Default shall have occurred and be continuing at the time the acquisition agreement for such Permitted Acquisition is entered into, and (B) at the option of the Borrower, at the time of the consummation of such transaction, or at the time the acquisition agreement for such Permitted Acquisition is entered into, the Senior Secured Leverage Ratio, after giving pro forma effect to such transaction and the pro forma adjustments described in Section 1.07, is equal to or less than 3.50 to 1.00; (iii) the Borrower shall provide to Administrative Agent, prior to the consummation of the Permitted Acquisition (as defined below), the following: (A) notice of the Permitted Acquisition and (B) a certificate signed by a Financial Officer of the Borrower certifying as to compliance with clauses (i) and (ii) above and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Agent; and (iv) the Borrower shall comply with Section 5.11 to the extent applicable; provided that the total consideration paid by or on behalf of Holdings or any of the Restricted Subsidiaries for any such acquisition of a Person that does not become or merge with and into a Loan Party and for assets that do not become collateral under any Security and Guarantee Documents, when aggregated with the total consideration paid by or on behalf of Holdings and the Restricted Subsidiaries for all other acquisitions of Persons that do not become or merge with and into Loan Parties and for assets that do not become collateral under any Security and Guarantee Documents, shall not exceed the greater of (x) $75,000,000 and (y) 0.75% of Total Assets (each, a “Permitted Acquisition”);
(k)    Holdings and the Restricted Subsidiaries may make (i) Investments under this clause (k) and (ii) Restricted Payments pursuant to Section 6.06(d) in an aggregate amount (taken together) not to exceed $250,000,000 in any fiscal year; provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(l)    Holdings and the Restricted Subsidiaries may make additional Investments so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Leverage Ratio is equal to or less than 3.00 to 1.00, in each case on a pro forma basis after giving effect to such Investment and the pro forma adjustments described in Section 1.07.
(m)    [reserved];
(n)    advances of payroll payments to employees in the Ordinary Course of Business;
(o)    guarantees by Holdings and the Restricted Subsidiaries of leases of Holdings and Restricted Subsidiaries (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness, in each case entered into in the Ordinary Course of Business;
(p)    Investments (i) consisting of endorsements for collection or deposit, (ii) resulting from pledges and/or deposits permitted by clause (c), (d) and (l) of the definition of Permitted Liens in Section 1.01, and Section 6.01(j) and (iii) consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements, in each case, in the Ordinary Course of Business;
(q)    any Investments in any Restricted Subsidiary in connection with intercompany cash management arrangements or related activities arising in the Ordinary Course of Business; provided that any entity that serves to hold cash balances for the purposes of making such advances to Restricted Subsidiaries is a Loan Party;
(r)    any acquisition of assets (other than cash and Cash Equivalents) or Equity Interests solely in exchange for the substantially contemporaneous issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings;
(s)    endorsements of negotiable instruments and documents in the Ordinary Course of Business;
(t)    Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by Holdings and the Restricted Subsidiaries in connection with such plans;
(u)    Holdings and the Restricted Subsidiaries may make Investments in an aggregate amount not to exceed the portion, if any, of the Available Amount as of such time that Holdings or the Borrower elects to apply to this Section 6.08(u), such election to be specified in a written notice of a Financial Officer of Holdings calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied; provided that (i) before and after giving effect to any such Investment, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect to any such Investment, the Leverage Ratio is equal to or less than 3.50 to 1.00 on a pro forma basis after giving effect to such Investment and the pro forma adjustments described in Section 1.07;
(v)    Investments in any Restricted Subsidiary that is not a Loan Party in an amount required to permit such Restricted Subsidiary to consummate a Permitted Acquisition otherwise permitted hereunder substantially contemporaneously with the receipt by such Restricted Subsidiary of the proceeds of such Investment;
(w)    (i) Investments held by any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with the Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.08 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.08(w) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Article VI; and
(x)    Investments in joint ventures or non-wholly owned Subsidiaries in an aggregate amount not to exceed the greater of (x) $50,000,000 and (y) 0.5% of Total Assets;
For purposes of compliance with this Section 6.08, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but, except to the extent it would increase the Available Amount, giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such other Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment).
SECTION 6.09.    Indebtedness. Neither Holdings nor the Borrower will (nor will they permit any of the Restricted Subsidiaries to) incur, create, assume or permit to exist any Indebtedness, except:
(a)    (i) Indebtedness created hereunder and under the other Loan Documents, (ii)(A) Indebtedness of a Loan Party under the Spinco Credit Agreement in an aggregate principal amount, when taken together with the aggregate principal amount of any Permitted Refinancings thereof outstanding, not to exceed the sum of (w) $1,841,450,000 plus (x) the aggregate principal amount of any “Incremental Term Commitments” (as defined in the Spinco Credit Agreement) established after the Closing Date under and in accordance with Section 2.23 of the Spinco Credit Agreement as in effect on the Closing Date (or any comparable successor provision in the case of a refinancing or other replacement thereof so long as such provision does not permit a greater amount of Indebtedness to be incurred and such provision is otherwise not disadvantageous to the Lenders in any material respect as compared to the predecessor provision included in the Spinco Credit Agreement (any such provision, a “Comparable Successor Provision”)) plus (y) the “Incremental Facility Amount” (as defined in the Spinco Credit Agreement as in effect on the Closing Date (or any Comparable Successor Provision)) at such time (for the avoidance of doubt, without duplication of clause (x) above) plus (z) the amount of all accrued and unpaid interest and premiums on, and commissions, fees and expenses incurred in connection with, any Permitted Refinancing thereof (including, for the avoidance of doubt, any Permitted Refinancing of Indebtedness subject to a previous Permitted Refinancing), and (B) any Permitted Refinancing of any Indebtedness described in the foregoing clause (ii)(A) so long as, if secured, the terms and provisions thereof shall be subject to the Leidos/Spinco Intercreditor Agreement and (iii) Indebtedness of the Loan Parties evidenced by Refinancing Notes or Refinancing Junior Loans, and any Permitted Refinancing in respect thereof;
(b)    intercompany Indebtedness of Holdings and the Restricted Subsidiaries to the extent permitted by Section 6.08(d); provided that (x) any such Indebtedness owed to a Loan Party shall be evidenced by a promissory note (including a global intercompany note), pledged and delivered to the Agent as additional security for the Obligations of such Loan Party, together with an appropriate allonge or note power and (y) any such Indebtedness owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations of the Loan Party pursuant to an affiliate subordination agreement reasonably satisfactory to the Agent;
(c)    Indebtedness of Holdings or any of the Restricted Subsidiaries incurred to finance the acquisition, lease, construction or improvement of any fixed or capital assets, and extensions, renewals, repair, improvement and replacements of any such assets or other Investments permitted hereunder; provided that (i) such Indebtedness is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount at any time outstanding of Indebtedness permitted by this Section 6.09(c), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.09(d), shall not exceed the greater of $60,000,000 and 0.6% of Total Assets (determined at the time of incurrence of such Indebtedness (calculated on a pro forma basis) as of the last day of the most recently ended Test Period on or prior to the date of determination) at any time outstanding;
(d)    Capital Lease Obligations of Holdings or any of the Restricted Subsidiaries in an aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.09(c), not exceeding the greater of (i) $60,000,000 and (ii) 0.6% of Total Assets, and any Permitted Refinancing thereof;
(e)    obligations in respect of workers compensation claims, health, disability or other employee benefits, unemployment insurance and other social security laws or regulations or property, casualty or liability insurance and premiums related thereto, self-insurance obligations, obligations in respect of bids, tenders, trade contracts, governmental contracts and leases, statutory obligations, customs, surety, stay, appeal and performance bonds, and performance and completion guarantees and similar obligations incurred by Holdings or any Restricted Subsidiary, in each case in the Ordinary Course of Business;
(f)    Indebtedness in respect of Designated Additional Letter of Credit Facilities in an aggregate amount outstanding at any time not to exceed $100,000,000 (and for purposes of this clause (f), the Borrower shall be deemed to have incurred an amount of Indebtedness under each letter of credit issued under any Designated Additional Letter of Credit Facility equal to the Stated Amount (applied mutatis mutandis) of such letter of credit);
(g)    Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date or Indebtedness acquired or assumed by Holdings or any of the Restricted Subsidiaries in connection with any Permitted Acquisition or other acquisition permitted under Section 6.08; provided that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary or such asset is acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or such asset being acquired, (ii) immediately before and after such Person becomes a Restricted Subsidiary, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (iii) at the time such Indebtedness is acquired or assumed or such Person becomes a Restricted Subsidiary, Holdings and the Restricted Subsidiaries shall be in compliance with the Financial Covenant set forth in Section 6.15 after giving pro forma effect to the acquisition or assumption of such Indebtedness and the pro forma adjustments described in Section 1.07 and any Permitted Refinancing thereof;
(h)    unsecured Indebtedness of Holdings and the Restricted Subsidiaries in an unlimited aggregate amount, so long as after giving pro forma effect to the incurrence of such Indebtedness (and the use of proceeds therefrom) and the pro forma adjustments described in Section 1.07, the Leverage Ratio is equal to or less than 5.00 to 1.00; provided that (A) the terms of such Indebtedness are not, when taken as a whole, materially more favorable to the lenders providing such Indebtedness than those applicable to the Facilities or are otherwise on current market terms for such type of Indebtedness, (B) the final maturity date of such Indebtedness shall be no earlier than 91 days after the Latest Maturity Date of any of the Facilities outstanding at the time of incurrence of such Indebtedness, (C) the aggregate amount of principal payments required to be made on such Indebtedness prior to the date that is 91 days after the Latest Maturity Date of any of the Facilities outstanding at the time of incurrence of such Indebtedness shall not exceed 10% of the original principal amount of such Indebtedness, (D) on a pro forma basis after giving effect to the incurrence of such Indebtedness (and the use of proceeds therefrom), no Default or Event of Default shall have occurred and be continuing or would result therefrom and (E) the aggregate amount of all such Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties pursuant to this clause (h), when combined with the aggregate principal amount of Indebtedness incurred by (i) Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.09(z) and (ii) Foreign Subsidiaries pursuant to Section 6.09(n), shall not exceed the greater of (1) $100,000,000 and (2) 1.0% of Total Assets (determined at the time of incurrence of such Indebtedness (calculated on a pro forma basis) as of the last day of the most recently ended Test Period on or prior to the date of determination);
(i)    Indebtedness outstanding as of the Closing Date (other than Indebtedness created under the Spinco Loan Documents), as set forth on Schedule 6.09(i) and any Permitted Refinancing thereof;
(j)    guarantees by Holdings and the Restricted Subsidiaries in respect of Indebtedness otherwise permitted hereunder (if directly incurred by such Person) of Holdings and the Restricted Subsidiaries; provided that in the case of any guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.08 (other than Section 6.08(c));
(k)    [reserved];
(l)    Indebtedness consisting of obligations of Holdings or any of the Restricted Subsidiaries under purchase price adjustments and other deferred consideration (e.g., earn-outs, indemnifications, incentive non-competes and other contingent obligations) or other similar arrangements incurred by such Person in connection with the Spinco Acquisition, any Permitted Acquisition or other Investment permitted under Section 6.08 or any Dispositions permitted under Section 6.12;
(m)    [reserved];
(n)    Indebtedness of Foreign Subsidiaries in an aggregate amount outstanding, when combined with the aggregate principal amount of Indebtedness incurred by (i) Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.09(h) and (ii) Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.09(z), shall not exceed the greater of (1) $100,000,000 and (2) 1.0% of Total Assets (determined at the time of incurrence of such Indebtedness (calculated on a pro forma basis) as of the last day of the most recently ended Test Period on or prior to the date of determination);
(o)    Indebtedness in respect of (i) one or more series of notes issued by the Borrower that are either (x) senior or subordinated and unsecured or (y) secured by Liens on the Collateral ranking junior to or pari passu with the Liens securing the Obligations, in each case issued in a public offering, Rule 144A or other private placement in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor), and (ii) loans made to the Borrower that are either (x) senior or subordinated and unsecured or (y) secured by Liens on Collateral ranking junior to the Liens securing the Obligations (any such Indebtedness, “Incremental Equivalent Debt”); provided that (A) the aggregate principal amount of all Incremental Equivalent Debt shall not exceed the amount then permitted to be incurred under the Incremental Facility Amount (it being understood and agreed that, solely for purposes of determining the Senior Secured Leverage Ratio under the Incremental Facility Amount, (x) any Incremental Equivalent Debt incurred or proposed to be incurred under the Incremental Facility Amount that is unsecured or secured by Liens on Collateral ranking junior to the Liens securing the Obligations shall nevertheless be deemed to be senior secured debt and included in Total Senior Secured Debt and (y) any Incremental Equivalent Debt consisting of revolving commitments shall be deemed to be fully drawn on the effective date thereof and the Agent shall have received a certificate demonstrating compliance with the Incremental Facility Amount dated the date of incurrence and executed by a Financial Officer of Holding); provided, further, that in the case of Incremental Equivalent Debt that is secured, such Incremental Equivalent Debt shall be subject to a Market Intercreditor Agreement reasonably satisfactory to the Agent, (B) (x) the final maturity of any Incremental Equivalent Debt consisting of revolving credit commitments shall be no earlier than the Latest Maturity Date of any Revolving Credit Commitments in effect at the time of incurrence and (y) the final maturity of any other Incremental Equivalent Debt shall be no earlier than the Latest Maturity Date of any Term Loan in effect at the time of the incurrence, issuance or obtainment of such Indebtedness, (C) the terms of any Incremental Equivalent Debt (other than revolving credit commitments) shall have a Weighted Average Life to Maturity that is no shorter than the then longest remaining Weighted Average Life to Maturity of the then outstanding Term Loans at the time of incurrence; provided that this clause (C) shall not apply to any bridge facility on customary terms if the long-term indebtedness that such bridge facility is to be converted into satisfies the maturity and amortization restrictions in this paragraph, (D) the terms of such Incremental Equivalent Debt that constitutes notes shall not be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except customary assets sale or change of control provisions) and (E) such Incremental Equivalent Debt shall have pricing (including interest, fees and premiums), optional prepayment and optional redemption terms as may be agreed to by the Borrower and the lenders party thereto, (F) such Incremental Equivalent Debt may not have (x) obligors or contingent obligors that were not obligors or contingent obligors under the Facilities or (y) security in any case more extensive than that of the Facilities (including, for the avoidance of doubt, that such Incremental Equivalent Debt may not have security on any assets that do not constitute Collateral), (G) the other terms and conditions including such financial maintenance covenants (if any) applicable to such Incremental Equivalent Debt shall not be, when taken as a whole, materially more favorable (as determined in good faith by the board of directors of Holdings), to the holders of such Indebtedness than those applicable under this Agreement (except for covenants or other provisions (i) applicable only to periods after the Latest Maturity Date or (ii) that are also for the benefit of all other Lenders in respect of Loans and Commitments outstanding at the time such Incremental Equivalent Debt is incurred); provided that a certificate of a Responsible Officer of the Borrower delivered to the Agent at least five (5) Business Days prior to the incurrence of such Incremental Equivalent Debt, together with a reasonably detailed description of material terms and conditions of such Incremental Equivalent Debt or drafts of the documentation related thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (H) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), and (I) no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to the issuance of such Incremental Equivalent Debt;

(p)    to the extent constituting Indebtedness, contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the Ordinary Course of Business with respect to the real property of Holdings or any Restricted Subsidiary;
(q)    to the extent constituting Indebtedness, (i) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law and (ii) to the extent constituting Indebtedness, deferred compensation or similar arrangements payable to future, present or former directors, officers, employees, members of management or consultants of Holdings and the Restricted Subsidiaries;
(r)    Indebtedness in respect of repurchase agreements constituting Cash Equivalents;
(s)    Indebtedness consisting of promissory notes issued by Holdings or any Restricted Subsidiary to future, present or former directors, officers, members of management, employees or consultants of Holdings or any of the Subsidiaries or their respective estates, executors, administrators, heirs, family members, legatees, distributees, spouses or former spouses, domestic partners or former domestic partners to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 6.06(e);
(t)    cash management obligations and Indebtedness incurred by Holdings or any Restricted Subsidiary in respect of netting services, overdraft protections, commercial credit cards, stored value cards, purchasing cards and treasury management services, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate deposit network services, dealer incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management and similar arrangements, in each case entered into in the Ordinary Course of Business in connection with cash management, including among Holdings and the Restricted Subsidiaries, and deposit accounts;
(u)    (i) Indebtedness consisting of the financing of insurance premiums and (ii) take-or-pay obligations constituting Indebtedness of Holdings or any Restricted Subsidiary, in each case, entered into in the Ordinary Course of Business;
(v)    [reserved];
(w)    Indebtedness of Holdings or any Restricted Subsidiary to the extent that 100% of such Indebtedness is supported by any Letter of Credit and in principal amount not in excess of the Stated Amount of such Letter of Credit;
(x)    customer deposits and advance payments received in the Ordinary Course of Business from customers for goods and services purchased in the Ordinary Course of Business;
(y)    Indebtedness of a Receivables Subsidiary pursuant to any Permitted Receivables Facility; and
(z)    other Indebtedness of Holdings and the Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness permitted by this clause (z) shall not exceed the greater of $250,000,000 and 2.5% of Total Assets (determined at the time of incurrence of such Indebtedness (calculated on a pro forma basis) as of the last day of the most recently ended Test Period on or prior to the date of determination); provided further that the aggregate amount of all such Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties pursuant to this clause (z), when combined with the aggregate principal amount of Indebtedness incurred by (i) Restricted Subsidiaries that are not Loan Parties pursuant to Section

6.09(h) and (ii) Foreign Subsidiaries pursuant to Section 6.09(n), shall not exceed the greater of (1) $100,000,000 and (2) 1.0% of Total Assets (determined at the time of incurrence of such Indebtedness (calculated on a pro forma basis) as of the last day of the most recently ended Test Period on or prior to the date of determination).
SECTION 6.10.    Other Indebtedness and Agreements. (a) Neither Holdings nor the Borrower will (nor will they permit any of the Restricted Subsidiaries to) effect (i) any waiver, supplement, modification or amendment of (A) (x) any indenture, instrument or agreement pursuant to which any unsecured Material Indebtedness, any Indebtedness that is expressly subordinated in right of payment to the obligations of the Loan Parties in respect of the Loan Documents or any Indebtedness that is secured by junior-priority security interest in any Collateral securing the Facilities and (y) the 2020/2040 Indenture (collectively, together with any Permitted Refinancing of the foregoing, “Junior Financing”) or (B) any of the Spinco Loan Documents, in each case, if the effect of such waiver, supplement, modification or amendment (1) would be adverse to the Lenders in any material respect (as determined in good faith by Holdings) or (2) solely with respect to the Spinco Loan Documents, is in violation of the Leidos/Spinco Intercreditor Agreement or (ii) any waiver, supplement, modification or amendment of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect.
(b)    Neither Holdings nor the Borrower will (nor will they permit any of the Restricted Subsidiaries to) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Junior Financing (it being understood and agreed that payments of regularly scheduled interest and principal shall be permitted) or make any payment in violation of any subordination terms of any Junior Financing (each, a “Restricted Debt Payment”), except: (i) the refinancing of any Junior Financing with any Permitted Refinancing thereof; (ii) the prepayment, redemption, purchase, defeasement or other satisfaction prior to the scheduled maturity of any Junior Financing, so long as after giving pro forma effect thereto and the pro forma adjustments described in Section 1.07, (A) the Leverage Ratio is equal to or less than 3.00 to 1.00 and (B) no Default or Event of Default shall have occurred and be continuing or would result therefrom; and (iii) the prepayment, redemption, purchase, defeasement or other satisfaction prior to the scheduled maturity of any Junior Financing in an aggregate amount not to exceed the portion, if any, of the Available Amount as of such time that Holdings or the Borrower elects to apply to this Section 6.10(b)(iii), such election to be specified in a written notice of a Financial Officer of Holdings calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied; provided that, in the case of this Section 6.10(b)(iii), (1) before and after giving effect to any such prepayment, redemption, purchase, defeasement or other satisfaction, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (2) after giving effect to any such prepayment, redemption, purchase, defeasement or other satisfaction, the Leverage Ratio is equal to or less than 3.50 to 1.00 on a pro forma basis after giving effect to such prepayment, redemption, purchase, defeasement or other satisfaction and the pro forma adjustments described in Section 1.07;
(c)    Neither Holdings nor the Borrower will (nor will they permit any of the Restricted Subsidiaries to) enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document) that limits the ability of any of the Restricted Subsidiaries to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for (i) any agreement in effect on the Closing Date (other than the Spinco Loan Documents) and described on Schedule 6.10, (ii) any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary, (iii) any agreement representing Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 6.09, (iv) any agreement in connection with a Disposition permitted hereunder, (v) customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements or other similar agreements that restrict the transfer of assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or similar Person, (vi) customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business of Holdings and the Restricted Subsidiaries, (vii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (viii) customary restrictions contained in Indebtedness permitted under this Agreement to the extent no more restrictive, taken as a whole, to Holdings and the Restricted Subsidiaries in any material respect than the covenants contained in this Agreement (as reasonably determined by the Borrower), (ix) restrictions regarding licenses or sublicenses by Holdings and the Restricted Subsidiaries of IP Rights in the Ordinary Course of Business of Holdings and the Restricted Subsidiaries (in which case such restriction shall relate only to such IP Rights), (x) provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis to the holders thereof, (xi) restrictions imposed by applicable law; (xii) the Spinco Loan Documents; (xiii) any restrictions or conditions imposed by the Acquisition Agreement or in connection with the Acquisition Transactions; and (xiv) any restrictions and conditions imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (i) through (xiii) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
SECTION 6.11.    Fundamental Changes. Neither Holdings nor the Borrower will (nor will they permit any of the Restricted Subsidiaries to) merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
(a)    any Restricted Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction in any State of the United States of America); provided that the Borrower shall be the continuing or surviving Person or the surviving Person shall be a Domestic Restricted Subsidiary and shall expressly assume all Obligations of the Borrower pursuant to documents reasonably acceptable to the Agent or (ii) any other Restricted Subsidiary; provided that when any Subsidiary Guarantor is merging, amalgamating or consolidating with another Subsidiary (A) the Subsidiary Guarantor shall be the continuing, resulting or surviving Person, (B) to the extent constituting an Investment (including in each case where a non-Loan Party is the continuing, resulting or surviving Person), such Investment must be a permitted Investment in accordance with Section 6.08 and (C) to the extent constituting a Disposition, such Disposition must be permitted hereunder;
(b)    (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary (other than the Borrower or Spinco) may liquidate or dissolve if Holdings determines in good faith that such action is in the best interest of Holdings and the Restricted Subsidiaries and is not disadvantageous to the Lenders in any material respect (it being understood and agreed that, in the case of any dissolution of any Subsidiary that is a Subsidiary Guarantor, such Subsidiary Guarantor shall at or before the time of such dissolution transfer its assets to another Subsidiary Guarantor unless such Disposition of assets is otherwise permitted hereunder);

(c)    any Restricted Subsidiary (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to (x) if such Restricted Subsidiary is a Loan Party, a Loan Party and (y) if such Restricted Subsidiary is not a Loan Party, Holdings or any Restricted Subsidiary, in each case, if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;
(d)    Holdings and the Restricted Subsidiaries may consummate the Acquisition Transactions;
(e)    any Restricted Subsidiary (other than the Borrower or Spinco) may merge, dissolve, liquidate, amalgamate or consolidate with or into another Person in order to effect a Disposition permitted pursuant to Section 6.12 (other than Section 6.12(b)(i)); and
(f)    any Investment permitted by Section 6.08 may be structured as a merger, consolidation or amalgamation.
SECTION 6.12.    Dispositions. Neither Holdings nor the Borrower will (nor will they permit any of the Restricted Subsidiaries to) make any Disposition, except:
(a)    (i) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the Ordinary Course of Business of Holdings and the Restricted Subsidiaries and (ii) Dispositions of property no longer used or useful in or economically practicable to maintain in the conduct of the business of Holdings or any Restricted Subsidiary;
(b)    (i) Dispositions permitted by Section 6.11 (other than Section 6.11(e)), (ii) Investments permitted by Section 6.08 (other than Section 6.08(f)), (iii) Restricted Payments permitted by Section 6.06 (other than Section 6.06(b)) and (iv) Liens permitted by Section 6.01 (other than Section 6.01(k));
(c)    Dispositions by Holdings or any of the Restricted Subsidiaries of property pursuant to sale-leaseback transactions permitted by Section 6.04;
(d)    Dispositions of inventory (including on an intercompany basis), cash and Cash Equivalents in the Ordinary Course of Business;
(e)    licenses, sublicenses, leases or subleases (or other grants of rights to use or exploit) of IP Rights (i) existing on the date hereof, (ii) between or among Holdings and the Restricted Subsidiaries or between or among the Restricted Subsidiaries or (iii) granted to others in the Ordinary Course of Business not interfering in any material respect with the business of Holdings, the Borrower and the other Restricted Subsidiaries, taken as a whole;
(f)    Disposition of property (i) between Loan Parties, (ii) between Restricted Subsidiaries (other than Loan Parties), (iii) by Restricted Subsidiaries that are not Loan Parties to any Loan Party or (iv) by Loan Parties to any Subsidiary that is not a Loan Party; provided that (A) the portion (if any) of any such Disposition made for less than fair market value and (B) any noncash consideration received in exchange for any such Disposition, shall in each case constitute an Investment in such Subsidiary (and such Disposition shall be permitted only if such Investment is permitted by Section 6.08 (other than Section 6.08(f)));

(g)    Dispositions in the Ordinary Course of Business consisting of (i) the termination of leasehold or other non-fee interests in real property which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of Holdings and the Subsidiaries and (ii) leases, subleases, licenses or sublicenses of property or other grants in real property permitted pursuant to clause (e) of the definition of Permitted Liens in the Ordinary Course of Business and which do not materially interfere with the business of Holdings and the Restricted Subsidiaries;
(h)    transfers of equipment, fixed assets or real property (including any improvements thereon) subject to any event that gives rise to the receipt by Holdings and the Restricted Subsidiaries of any casualty insurance proceeds or condemnation awards in respect thereof to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property, upon receipt of the Net Cash Proceeds of such casualty insurance proceeds or condemnation awards;
(i)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, any other Dispositions of assets for fair market value; provided that (i) at least 75% of the total consideration received by Holdings and the Restricted Subsidiaries for any such Disposition with a fair market value in excess of $7,500,000 is in the form of (x) cash, (y) Cash Equivalents or (z) Designated Non-Cash Consideration; provided, however, that the fair market value of such Designated Non-Cash Consideration shall not, when taken together with all other Designated Non-Cash Consideration outstanding at the time of such Disposition, exceed $30,000,000 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), and (ii) the requirements of Section 2.10(b), to the extent applicable, are complied with in connection therewith;
(j)    Dispositions of non-core assets (which may include real property) acquired in connection with any Permitted Acquisition or other Investment permitted by Section 6.08 (other than Section 6.08(f)) within 365 days after the consummation of such Permitted Acquisition or other Investment in an aggregate amount for all such Dispositions not to exceed $50,000,000;
(k)    any individual Disposition or series of related Dispositions in the Ordinary Course of Business of Holdings and the Restricted Subsidiaries having a fair market value not in excess of $7,500,000; provided that the aggregate amount of Dispositions pursuant to this clause (k) shall not exceed $40,000,000;
(l)    [reserved];
(m)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in the joint venture agreement or similar binding agreements entered into with respect to such Investment in such joint venture;
(n)    Dispositions of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Equity Interests represent (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise;
(o)    [reserved];
(p)    [reserved];
(q)    sales of receivables pursuant to any Permitted Receivables Facility;

(r)    Asset Swaps; provided that, immediately after giving effect to such Asset Swap, the Borrower shall be in compliance, on a pro forma basis, with the Financial Covenant;
(s)    (i) Dispositions of Investments and accounts receivable in connection with the collection, settlement or compromise thereof in the Ordinary Course of Business or (ii) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(t)    Dispositions in the Ordinary Course of Business consisting of (i) the abandonment of IP Rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of Holdings and the Subsidiaries and (ii) licensing, sublicensing and cross-licensing arrangements involving any technology or other intellectual property or general intangibles of Holdings or the Subsidiaries;
(u)    terminations of Hedge Agreements; and
(v)    Dispositions of the Equity Interests of, or the assets or securities of, Unrestricted Subsidiaries.
SECTION 6.13.    Designation of Subsidiaries. Neither Holdings nor the Borrower will (nor will they permit any of the Restricted Subsidiaries to) designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary, except that Holdings and the Borrower may designate any Subsidiary (other than the Borrower or Spinco) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (b) Holdings and the Restricted Subsidiaries shall be in compliance with the Financial Covenant, after giving pro forma effect to such designation and the pro forma adjustments described in Section 1.07; (c) no Subsidiary may be designated as an Unrestricted Subsidiary for purposes of this Agreement if it is a “Restricted Subsidiary” for the purpose of the Spinco Loan Documents or any Incremental Equivalent Debt, Refinancing Notes or any Refinancing Junior Loans, or any Permitted Refinancing of any of the foregoing, unless such Subsidiary is substantially contemporaneously also designated as an “Unrestricted Subsidiary” under the applicable Indebtedness; (d) the designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings in such Subsidiary at the date of designation in an amount equal to the fair market value of Holdings’ and the Restricted Subsidiaries’ Investments therein; (e) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed a new incurrence at the time of designation of any Investment, Indebtedness and Liens of such Subsidiary existing at such time; and (f) Holdings shall have delivered to the Agent a certificate executed by a Responsible Officer of Holdings, certifying compliance with the foregoing requirements, as applicable, and with respect to the foregoing clauses (b), (d) and (e), as applicable, containing reasonably detailed calculations thereof.
SECTION 6.14.    Transactions with Affiliates. Holdings and the Borrower will not, nor will they permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate payments, for any such transaction or series of related transactions, in excess of $10,000,000, except:
(a)    transactions (i) that are at fair and reasonable prices and on fair and reasonable terms and conditions not materially less favorable to Holdings or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or (ii) for which the Borrower has delivered to the

Administrative Agent a letter from an independent financial advisor stating that such transaction is fair from a financial point of view;
(b)    transactions between or among Holdings and Restricted Subsidiaries not involving any other Affiliate;
(c)    any Restricted Payment permitted by Section 6.06;
(d)    the payment of reasonable and customary fees and expenses, and the provision of customary indemnification to directors, officers, employees, members of management and consultants of Holdings and the Subsidiaries;
(e)    sales or issuances of Equity Interests (other than Disqualified Equity Interests) of Holdings that are otherwise permitted or not restricted by the Loan Documents;
(f)    loans and other transactions by and among Holdings and/or the Restricted Subsidiaries to the extent permitted under this Article VI;
(g)    the consummation of and the payment of all fees, expenses, bonuses and awards related to the Acquisition Transactions;
(h)    employment and severance arrangements (including options to purchase Equity Interests of Holdings, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans) between Holdings and any Restricted Subsidiary and their directors, officers, employees, members of management and consultants in the ordinary course of business;
(i)    the existence of, and the performance of obligations of Holdings or any of the Restricted Subsidiaries under the terms of any agreement in existence or contemplated as of the Closing Date and identified on Schedule 6.14, as these agreements may be amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time; provided, however, that any future amendment, restatement, amendment and restatement, supplement, extension, renewal or other modification entered into after the Closing Date will be permitted to the extent that its terms are not more disadvantageous in any material respect, taken as a whole, to the Lenders than the terms of the agreements on the Closing Date;
(j)    any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into Holdings or the Restricted Subsidiaries pursuant to the terms of this Agreement; provided that such agreement was not entered into in contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect in the good faith judgment of Holdings when taken as a whole as compared to such agreement as in effect on the date of such acquisition or merger);
(k)    [reserved];
(l)    the entering into of any Tax sharing agreement or arrangement to the extent payments under such agreement or arrangement would otherwise be permitted under Section 6.06;
(m)    any contribution to the capital of Holdings or any of the Restricted Subsidiaries otherwise permitted by Section 6.08;

(n)    the formation and maintenance of any consolidated group or subgroup for Tax, accounting or cash pooling or management purposes in the Ordinary Course of Business;
(o)    transactions undertaken in good faith (as certified by a Responsible Officer of Holdings) for the purpose of improving the consolidated Tax efficiency of Holdings and the Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement; and
(p)    any other transaction with an Affiliate that is approved by a majority of disinterested members of the board of directors of Holdings in good faith.
SECTION 6.15.    Financial Covenant. So long as any Loan or any other Loan Document Obligation (other than contingent indemnification and expense obligations as to which no claim or demand has been asserted) shall remain unpaid or unsatisfied, any Letter of Credit is outstanding (except as has been Cash Collateralized) or any Lender shall have any Commitment hereunder: Holdings and the Borrower will maintain, as at the end of each fiscal quarter after the Closing Date, (i) in the case of any fiscal quarter ending on or prior to February 16, 2018, a Senior Secured Leverage Ratio equal to or less than 4.75 to 1.00, (ii) in the case of any fiscal quarter ending after February 16, 2018 and on or prior to February 16, 2019, a Senior Secured Leverage Ratio equal to or less than 4.25 to 1.00 and (iii) in the case of any fiscal quarter ending after February 16, 2019, a Senior Secured Leverage Ratio equal to or less than 3.75 to 1.00.
ARTICLE VII

EVENTS OF DEFAULT
SECTION 7.01.    Events of Default. If any of the following events (such events, “Events of Default”) shall occur and be continuing:
(a)    the Borrower shall fail to pay any principal of any Loan on the date the same becomes due and payable; or the Borrower shall fail to pay any interest on any Loan or make any other payment of interest, fees or any other amounts payable under this Agreement or any other Loan Document within five (5) days after the same becomes due and payable; or
(b)    any representation or warranty or certification made or deemed made by any Loan Party in any Loan Document or by such Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect (or if qualified by materiality or Material Adverse Effect, in any respect) when made or deemed made; or
(c)    (i) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Sections 5.04 (with respect to Holdings and the Borrower only), 5.09 or Article VI or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Loan Document on its part to be performed or observed if (solely for purposes of this clause (ii)) such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or
(d)    (i) Holdings or any Restricted Subsidiary shall fail to pay any principal of or premium or interest on any Material Indebtedness (but excluding Indebtedness outstanding hereunder) of Holdings or any Restricted Subsidiary, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material

Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption, or, with respect to any secured Material Indebtedness, resulting from a disposition, condemnation, insured loss or similar event relating to the property securing such Material Indebtedness), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof or (ii) without limiting the foregoing clause (i), any “Event of Default” (as defined in the Spinco Credit Agreement) shall occur under any of the Spinco Loan Documents; provided, that any failure, event, condition or Event of Default described under clauses (i) or (ii) remains unremedied and is not waived by the holders of such Material Indebtedness prior to any termination of the outstanding Revolving Credit Commitments or acceleration of the outstanding Loans pursuant to this Article VII; or
(e)    Holdings, the Borrower or any other Restricted Subsidiary (other than any Immaterial Subsidiary) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Holdings, the Borrower or any other Restricted Subsidiary(other than any Immaterial Subsidiary) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Laws, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or Holdings, the Borrower or any other Restricted Subsidiary (other than any Immaterial Subsidiary) shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)    one or more judgments or orders for the payment of money in excess of $100,000,000 in the aggregate shall be rendered against Holdings or any Restricted Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of sixty (60) consecutive days during which any such judgment or order remains unpaid, undischarged, unvacated, unbonded or unstayed; provided, however, that any such judgment or order shall not be an Event of Default under this Section 7.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or
(g)    a Change in Control shall occur; or
(h)    Holdings, the Borrower or any of their ERISA Affiliates shall incur liability in excess of $100,000,000 in the aggregate as a result of the occurrence of any ERISA Event; or
(i)    any material provision of this Agreement or any other Loan Document shall for any reason cease to be in full force and effect except as expressly permitted hereunder or thereunder, or the Borrower or any Loan Party shall so state in writing, in each case other than in connection with a release of any guarantee in accordance with the terms of this Agreement; or

(j)    (i) any security interest over any material portion of the Collateral shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected security interest in the asset or property intended to be covered thereby, with the priority required by the Security and Guarantee Documents, except (A) to the extent that perfection or priority is not required pursuant to the Guarantee and Collateral Agreement or Section 5.11(e), (B) in connection with a release of such Collateral in accordance with the terms of this Agreement or (C) as a result of any Collateral Agent’s failure to (1) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security and Guarantee Documents or (2) file Uniform Commercial Code continuation statements; or (ii) the Leidos/Spinco Intercreditor Agreement shall, in whole or in part, terminate, cease to be in full force and effect or cease to be legal, valid or binding obligation of or enforceable against any party thereto; or
(k)    the Spinco Acquisition shall not have been consummated or is not consummated on the Closing Date immediately following the initial funding of the Facilities; or
(l)    subject to the penultimate paragraph of Section 3.01 (but replacing “Equity Interests of the Borrower” with “Equity Interests of Spinco”), the conditions set forth in Sections 3.01(m), (n) and (o) as they would have applied (assuming that the Spinco Acquisition and the Spinco Merger occurred immediately prior to the Closing Date) to the Acquired Business shall not have been satisfied or are not satisfied immediately upon the effective time of the Spinco Merger, then, and in any such event, the Agent (a) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Loans (other than Loans to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to Issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (b) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all the Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon all the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Holdings and the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any other Loan Party under any Debtor Relief Law, (i) the obligation of each Lender to make Loans (other than Loans to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to Issue Letters of Credit shall automatically be terminated and (ii) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Holdings and the Borrower, and (c) shall be entitled to exercise on behalf of itself, the Lenders, the Issuing Banks and the other Secured Parties all rights and remedies available to it, the Lenders, the Issuing Banks and the other Secured Parties under the Loan Documents and/or under applicable law.
SECTION 7.02.    Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Revolving Credit Lenders, irrespective of whether it is taking any of the actions described in Section 7.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Agent on behalf of the Revolving Credit Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Stated Amount of all Letters of Credit then outstanding (but only to the extent such Stated Amount has not already been Cash Collateralized) or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Revolving Credit Lenders and not more disadvantageous to the Borrower than clause (a); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, an amount equal to the aggregate Stated

Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Revolving Credit Lenders without notice to or demand upon the Borrower, which are expressly waived by Holdings and the Borrower, to be held in the L/C Cash Deposit Account. If at any time an Event of Default is continuing the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Stated Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (i) such aggregate Stated Amount over (ii) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be applied in accordance with the priority of payments set forth in Section 7.03.
SECTION 7.03.    Application of Funds. After the exercise of any remedies provided for in Section 7.01 or Section 7.02 (or after an actual or deemed entry of an order for relief with respect to Holdings, the Borrower or any other Loan Party under any Debtor Relief Law), any amounts received on account of the Obligations (including, for the avoidance of doubt, any proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including Collateral consisting of cash) shall, subject to the provisions of Sections 2.19 and 2.20 and subject to any contrary provisions expressly set forth in the Leidos/Spinco Intercreditor Agreement, be applied by the Agent in the following order:
(a)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 9.04) payable to the Agent in its capacity as such, including any costs and expenses incurred by the Agent in its capacity as such in connection with the collection, sale, foreclosure or realization or otherwise of Collateral in connection with this Agreement or any other Loan Document or any of the Obligations, the repayment of advances made by the Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with exercise of any right or remedy hereunder or under any other Loan Document;
(b)    second, to payment in full of Unfunded Loans/Participations (the amounts so applied to be distributed between or among, as applicable, the Agent and the Issuing Banks pro rata in accordance with the amounts of Unfunded Loans/Participations owed to them on the date of any such distribution);
(c)    third, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees, disbursements and other charges of counsel payable under Section 9.04) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (c) held by them;
(d)    fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans, and interest on unreimbursed Letter of Credit drawings, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (d) held by them;

(e)    fifth, subject to Section 7.04(a), (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, unreimbursed Letter of Credit drawings and obligations of the Loan Parties then arising under Secured Hedging Obligations, Secured Cash Management Obligations, Secured Additional Letter of Credit Facility Obligations and Secured Designated Indebtedness Obligations and (ii) to Cash Collateralize Letters of Credit in the manner contemplated by Section 7.02 (ratably among the Lenders, the Issuing Banks, the Hedge Banks, the Cash Management Banks, Secured Additional Letter of Credit Facility Providers and Secured Designated Indebtedness Holders or the Designated Representative thereof for the benefit of the Secured Designated Indebtedness Holders) in proportion to the respective amounts described in this clause (e) held by them; provided upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Agent in accordance with the priority of payments set forth in this Section 7.03;
(f)    sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Agent, the Lenders, the Issuing Banks and the other holders or beneficiaries thereof, ratably based upon the respective aggregate amounts of all such Obligations then owing to all of them; and
(g)    last, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.
SECTION 7.04.    Specified Collateral. (a) Notwithstanding any provision of the Loan Documents to the contrary, payment of that portion of the Obligations constituting Secured Designated Indebtedness Obligations pursuant to Section 7.03(e) shall only be made with the applicable ratable share (as provided in Section 7.03(e)) of proceeds from any collection, sale, foreclosure or other realization upon any Specified Collateral (and proceeds from any collection, sale, foreclosure or other realization upon any other Collateral shall not be applied to Secured Designated Indebtedness Obligations).
(b)    In making the determinations and allocations required by Section 7.03(e), the Agent may conclusively rely upon information supplied by the Designated Representative as to the amounts of unpaid principal and interest and other amounts with respect to the Secured Designated Indebtedness Obligations, and the Agent shall have no liability to any of the Secured Parties for actions taken in reliance on such information. The Agent shall have no duty to inquire as to the application by the Designated Representative of any amounts distributed to it for distribution to the Secured Designated Indebtedness Holders.
Section 7.05.    Secured Additional Letter of Credit Facility Obligations upon Event of Default. If, upon the occurrence and during the continuation of an Event of Default, there are any Secured Additional Letter of Credit Facility Obligations outstanding, then, during such period, the “obligations of the Loan Parties” arising thereunder shall, solely for purposes of Section 7.03(e), be deemed to be (a) the lesser of (i) the sum of (x) the aggregate Stated Amount (applied mutatis mutandis) of all letters of credit then outstanding under the Designated Additional Letter of Credit Facilities plus (y) such additional amounts as the agent or the issuing bank under each Designated Additional Letter of Credit Facility shall require for purposes of cash collateralizing the applicable Secured Additional Letter of Credit Facility Obligations in accordance with the terms of the applicable Designated Additional Letter of Credit Facility and (ii) $100,000,000, minus, (b) in each case, the amount of any cash collateral in respect of such Secured Additional Letter of Credit Facility Obligations held by any agent or issuing bank under any applicable Designated Additional Letter of Credit Facilities. After all such letters of credit (x) shall have expired or (y) shall have been fully drawn upon and no Secured Additional Letter of Credit Facility Obligations (other than contingent obligations for which no claim has been asserted) shall remain outstanding, the Borrower shall cause the balance, if any, of any amounts deposited with the agent or issuing bank under the applicable Designated Additional Letter of Credit Facilities to be paid over to the Agent hereunder and forthwith applied in accordance with the priority of payments set forth in Section 7.03.
ARTICLE VIII

THE AGENT
Section 8.01.    Authorization and Authority. (a) Each of the Lenders hereby irrevocably appoints, designates and authorizes Citibank to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly set forth in Section 8.06, the provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Banks, and neither Holdings nor the Borrower shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Loan Document (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    The Agent shall also act as the Secured Parties Collateral Agent and the Non-Notes Secured Parties Collateral Agent under the Loan Documents, and each of the Lenders (including in each such Lender’s capacity as a potential Cash Management Bank and/or Hedge Bank) and Issuing Banks hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender or Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent, as the Secured Parties Collateral Agent and the Non-Notes Secured Parties Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the collateral (or any portion thereof) granted under the Security and Guarantee Documents, or for exercising any rights and remedies thereunder at the direction of the Agent, shall be entitled to the benefits of all provisions of this Article VIII and of paragraphs (a), (b) and (c) of Section 9.04 (as though such agent, co-agents, sub-agents and attorneys-in-fact were the Agent under the Loan Documents) as if set forth in full herein with respect thereto. Anything contained in any of the Loan Documents to the contrary notwithstanding, but without limiting the rights of any Lender, Issuing Bank or any of their respective Affiliates under Section 9.05, each Loan Party, the Agent and each Lender hereby agree that no Lender, in its capacity as such, shall have any right individually to realize upon any collateral subject to any Security and Guarantee Documents, it being understood and agreed that all powers, rights and remedies hereunder or thereunder may be exercised solely by the Agent, on behalf of the Lenders, in accordance with the terms hereof or thereof, as applicable.
Section 8.02.    Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any member of the Consolidated Group or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03.    Duties of Agent; Exculpatory Provisions. (a) The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
(b)    The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 7.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Borrower or a Lender.
(c)    The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
Section 8.04.    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the Closing Date, the making of a Loan or the Issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the occurrence of the Closing Date, the making of such Loan or such Issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.05.    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 8.06.    Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Agent is a Defaulting Lender pursuant to clause (vi) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”) then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder (except that in the case of any collateral security held by the Agent on behalf of the Lenders hereunder, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The annual administrative fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.
(d)    Any resignation pursuant to this Section 8.06 by a Person also acting as an Issuing Bank shall, unless such Person shall notify the Borrower and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
Section 8.07.    Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 8.08.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, Arrangers, Co-Syndication Agents or the Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender or Issuing Bank hereunder.
Section 8.09.    Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.04 and 9.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its respective agents and counsel, and any other amounts due the Agent under Sections 2.04 and 9.04.
Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 8.10.    Collateral and Guaranty Matters. Each of the Lenders (including in each such Lender’s capacity as a potential Cash Management Bank, Secured Additional Letter of Credit Facility Provider or Hedge Bank) and each Issuing Bank, irrevocably authorize the Agent, and the Designated Representative on behalf of the Secured Designated Indebtedness Holder is deemed to irrevocably authorize the Agent (x) to enter into the Security and Guarantee Documents (including the Leidos/Spinco Intercreditor Agreement) for the benefit of such Persons and (y), at its option and in its discretion:
(a)    to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Loan Document Obligations (other than contingent indemnification and expense obligations as to which no claim or demand has been asserted), and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized), (ii) that is sold or distributed or to be sold or distributed as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) if approved, authorized or ratified in writing by the Required Lenders (unless approval by a greater number or percentage of Lenders is expressly provided in any Loan Document) or (iv) to the extent required pursuant to the terms of the Leidos/Spinco Intercreditor Agreement;
(b)    to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.01(b) and (d); and
(c)    to release any Guarantor from its obligations under the Security and Guarantee Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Security and Guarantee Documents pursuant to this Section 8.10. In each case as specified in this Section 8.10, the Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of collateral from the assignment and security interest granted under the Security and Guarantee Documents, or to release such Guarantor from its obligations under the Security and Guarantee Documents, in each case in accordance with the terms of the Loan Documents and this Section 8.10; provided that the Borrower shall have delivered to the Agent a certificate of a Responsible Officer of Holdings certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents.
Section 8.11.    Cash Management Banks, Hedge Banks, Secured Additional Letter of Credit Facility Providers and Secured Designated Indebtedness Holders. No Cash Management Bank, Hedge Bank, Secured Additional Letter of Credit Facility Providers, Secured Designated Indebtedness Holder or Designated Representative that obtains the benefits of any guarantee or any collateral by virtue of the provisions hereof or of any Security and Guarantee Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any collateral (including the release or impairment of any collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any Secured Cash Management Obligations, Secured Hedging Obligations, Secured Additional Letter of Credit Facility Obligations or Secured Designated Indebtedness Obligations unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Cash Management Bank, Hedge Bank, Secured Additional Letter of Credit Facility Providers and Secured Designated Indebtedness Holder or Designated Representative thereof, as applicable.
ARTICLE IX

MISCELLANEOUS
Section 9.01.    Amendments, Etc. (a) Without limiting Section 8.10 and except as otherwise provided below in this Section 9.01, no amendment or waiver of any provision of any Loan Document or the Notes, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (w) waive any of the conditions specified in Section 3.01, (x) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (y) release all or substantially all of the value of the Collateral or of the guarantees of the Guarantors (in each case except as otherwise permitted by the Loan Documents),or (z) amend this Section 9.01 as it relates to amendments, waivers or consents requiring the consent of all Lenders; (ii) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby (but not, for the avoidance of doubt, the consent of the Required Lenders, except in the case of clause (u) below in connection with Commitment increases that are not expressly permitted hereunder without the approval of the Required Lenders), do any of the following: (u) increase the Commitments of such Lender or non-pro rata reductions in the Commitments of such Lender (it being understood that a waiver of any condition precedent in Section 3.02 or the waiver of any Default, Event of Default or mandatory prepayment shall not be an increase of a Commitment of any Lender), (v) reduce the principal of, or interest on, the Loans (other than interest accruing pursuant to Section 2.07(b) or a waiver thereof) or any fees or other amounts payable to such Lender, (w) postpone any date fixed for any payment of principal of, or interest on, the Loans (other than interest accruing pursuant to Section 2.07(b) or a waiver thereof) or any fees or other amounts payable to such Lender hereunder, (x) change Section 9.07 in a manner that would impose additional restrictions on such Lender’s ability to assign or otherwise transfer its rights and obligations hereunder, (y) change Section 2.15 or Section 7.03 in a manner that would alter the pro rata sharing of payments or proceeds, as applicable, required thereby or (z) amend this Section 9.01 as it relates to amendments, waivers or consents requiring the consent of such Lender; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Required Revolving Credit Lenders, waive any of the conditions specified in Section 3.02; and (iv) no amendment, waiver or consent shall change the provisions of any Loan Document in a manner that by its terms adversely affects Lenders holding Loans of one Class in respect of the rights to payments or security interest in Collateral, in each case, in a manner different than such amendment, waiver or consent affects the rights of any other Class in respect of rights to payments or security interests in Collateral without, in addition to the Lenders required above to take such action, the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each Class so adversely affected; and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any other

Loan Document and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.
(b)    Notwithstanding anything to the contrary contained in this Section 9.01, (i) the Borrower, the Agent and each Lender agreeing pursuant to the terms thereof to (A) make any Incremental Loans in accordance with the provisions of Section 2.23 and may enter into an Incremental Assumption Agreement without the consent of any other Person and (B) extend the maturity date applicable to any Term Loans or Revolving Credit Commitments in accordance with the provisions of Section 2.22 and may enter into an Extension Amendment without the consent of any other Person; provided that after execution and delivery thereof (and except as expressly provided otherwise therein), such Incremental Assumption Agreement or Extension Amendment, as applicable, may thereafter only be modified in accordance with the requirements of Section 9.01(a).
(c)    Notwithstanding anything to the contrary contained in this Section 9.01, (x) the Security and Guarantee Documents and related documents executed in connection with this Agreement may be in a form reasonably determined by the Agent and may be amended, modified, supplemented and waived by the Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, modification, supplement or waiver is delivered in order (i) to comply with local law (including any foreign law or regulatory requirement) or advice of local counsel, (ii) to cure any ambiguity, inconsistency, obvious error or mistake or any error, mistake or omission of a technical or immaterial nature jointly identified by the Agent and the Borrower or (iii) to cause such Security and Guarantee Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if the Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, obvious error or mistake or any error, mistake or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents (other than the Security and Guarantee Documents), then the Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other Person if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.
(d)    Notwithstanding anything to the contrary contained in this Section 9.01, any amendment, modification or waiver of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.01 if such Class of Lenders were the only Class of Lenders hereunder at the time.
(e)    Notwithstanding anything to the contrary contained in this Section 9.01, the Borrower, the Agent and each Lender agreeing pursuant to the terms thereof to provide any Specified Refinancing Debt in accordance with the provisions of Section 2.21 may enter into a Refinancing Amendment without the consent of any other Person; provided that after execution and delivery thereof (and except as expressly provided otherwise therein), such Refinancing Amendment may thereafter only be modified in accordance with the requirements of Section 9.01(a).
(f)    Notwithstanding anything herein to the contrary, no Lender consent is required to effect any amendment or supplement to Leidos/Spinco Intercreditor Agreement or any other intercreditor agreement referred to in Section 9.18 (i) that is for the purpose of, in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured by the Collateral pursuant to Section 6.01 of this Agreement, (x) adding the holders thereof (or a representative with respect thereto) as parties thereto, as expressly contemplated by the terms of any such intercreditor agreement or other arrangement permitted under this Agreement, as applicable, and/or (y) causing such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents) (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement or other arrangement as, in the good faith determination of the Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by any such intercreditor agreement or other intercreditor agreement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder or under any other Loan Document without the prior written consent of the Agent.
Section 9.02.    Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)    if to Holdings, the Borrower or any other Loan Party, to Holdings and the Borrower at 11951 Freedom Drive, Reston, VA 20190, Attention of Marc H. Crown (Email: marc.h.crown@leidos.com; Telephone No. 571-526-6470);
(ii)    if to the Administrative Agent, to Citibank at Building #3, 1615 Brett Road, New Castle, Delaware 19720, Attention of Bank Loan Syndications (Facsimile No. 646-274-5080; Telephone No. (302) 894-6010); email: global.loans.support@citi.com;
(iii)    if to the Collateral Agent, to Citibank at CRMS Documentation Unit, 580 Crosspoint Pkwy, Getzville, NY 14068; email: crms.us.icg.documentation@citi.com;
(iv)    (A) if to Citibank in its capacity as Issuing Bank, to it at Building #3, 1615 Brett Road, New Castle, Delaware 19720, Attention of Bank Loan Syndications (Facsimile No. 646-274-5080; Telephone No. (302) 894-6010); email: global.loans.support@citi.com;
(B) if to JPMorgan Chase Bank, N.A in its capacity as Issuing Bank, to it at JPMorgan Loan Services, JPMorgan Chase Bank, 10 South Dearborn, Floor L2S, Chicago, IL 60603, Attention of Anand CR (Facsimile No. 1-214-307-6874 or email CB-NAST@tls.ldsprod.com; Telephone No. 855-609-9959; email: chicago.lc.agency.activity.team@jpmorgan.com);
(C) if to The Bank of Tokyo-Mitsubishi UFJ, Ltd. in its capacity as Issuing Bank, to it at The Bank of Tokyo-Mitsubishi UFJ, Ltd., Attention of Antonina Bondi (Facsimile No. 201-521-2336; Telephone No. 201-413-8823]; email: abondi@us.mufg.jp);
(D) if to Bank of America, N.A. in its capacity as Issuing Bank, to it at 315 Montgomery Street, 6th Floor, CA5-704-06-37, San Francisco, CA 94104, Attention of Stuart Bonomo (Telephone No. 415-913-4777; email: stuart.bonomo@baml.com);

(E) if to The Bank of Nova Scotia in its capacity as Issuing Bank, to it at The Bank of Nova Scotia, GWS Loan Operations, 720 King Street West, 2nd Floor, Toronto, Ontario, Canada M5V 2T3, Attention of Mona Nagpaul; U.S. Loan Operations (Facsimile No. 1.212.225.5709; Telephone No. 1.212.225.5705; email mona.nagpaul@scotiabank.com);
(F) if to Wells Fargo Bank, National Association in its capacity as Issuing Bank, to it at 90 S 7th Street, 7th floor, Minneapolis, MN 55402, Attention of Doug Lindstrom (Facsimile No. 612-667-2276; Telephone No. 612-667-5542; email: Douglas.a.lindstrom@wellsfargo.com);
(v)    if to any other Issuing Bank, to it at the address provided in writing to the Agent and the Borrower at the time of its appointment as an Issuing Bank hereunder; and
(vi)    if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Platform.
(i)    Each of Holdings and the Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Holdings’, the Borrower’s or the Agent’s transmission of Communications through the Platform, except to the extent of damages caused by the gross negligence, bad faith or willful misconduct of any Agent Party hereunder, as determined by a final, non-appealable judgment of a court of competent jurisdiction. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Holdings, the Borrower or any other Restricted Subsidiary pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent, any Lender or any Issuing Bank by means of electronic transmission systems pursuant to this Section 9.02, including through the Platform.
Section 9.03.    No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 9.04.    Costs and Expenses. (a) Costs and Expenses. Holdings and the Borrower shall pay upon written demand therefor (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Agent and its Affiliates (including the reasonable fees, disbursements and other charges of one primary counsel (and one local counsel in each material jurisdiction, as necessary) for the Agent and its Affiliates), in connection with the syndication of the Facilities, the Transactions, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the Issuance of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket costs and expenses incurred by the Agent, any Lender or any Issuing Bank (including the reasonable fees, disbursements and other charges of one primary counsel for such Persons, one additional counsel to each group of similarly situated Persons as required due to actual or reasonably perceived conflicts of interest and local counsel for such Persons in each material jurisdiction, as necessary), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by Holdings and the Borrower. Holdings and the Borrower shall indemnify the Agent (and any sub-agent thereof), the Co-Syndication Agents, the Documentation Agent, each Arranger, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons

(each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including shareholder actions), damages, liabilities and reasonable and documented related expenses (including the reasonable and documented out-of-pocket fees, disbursements and other charges of one primary counsel for such Persons, one additional counsel to each group of similarly situated Persons as required due to actual or reasonably perceived conflicts of interest and local counsel for such Persons in each material jurisdiction, as necessary), incurred by any Indemnitee or asserted or awarded against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Transactions, (iii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any liability for the presence or release of Hazardous Materials on or from any property owned or operated by a member of the Consolidated Group, or any violation of, obligation or liability under any Environmental Law by or of any member of the Consolidated Group, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings or any of the Subsidiaries (including Spinco and its subsidiaries) or any Affiliate, securityholder or creditor of the foregoing or an Indemnitee, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee (or a Related Party of such Indemnitee), (y) result from a claim brought by the Borrower against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a proceeding that is not the result of an act or omission by Holdings, the Subsidiaries (including Spinco and its subsidiaries) or any of their Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than claims against any Arranger, Agent, Co-Syndication Agent, Documentation Agent or any other agent in its capacity or in fulfilling its role as an Arranger or agent hereunder or any similar role with respect to the Spinco Facilities). This Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that Holdings or the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 9.04 to be paid by it to the Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate principal amount of the Loans and the Stated Amount of all outstanding Letters of Credit at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Bank solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Ratable Share of the Revolving Credit Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent

(or any such sub-agent) or such Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.02(e).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit, or the use of the proceeds thereof; provided that nothing contained in this paragraph shall limit the indemnity and reimbursement obligations of Holdings and the Borrower for such damages awarded to third parties to the extent set forth in paragraphs (a) and (b) above. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the Platform) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent of damages caused by the gross negligence, bad faith or willful misconduct of any Indemnitee hereunder, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section 9.04 shall be payable not later than five Business Days after demand therefor.
(f)    Breakage. If any payment of principal of, or Conversion of, any Eurocurrency Rate Loan is made by the Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Loan, as a result of a prepayment or payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, acceleration of the maturity pursuant to Section 7.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 2.18 or (ii) as a result of a prepayment or payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.
(g)    Without prejudice to the survival of any other agreement of Holdings or the Borrower hereunder, the agreements and obligations of Holdings and the Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.
Section 9.05.    Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of Holdings or the Borrower against any and all of the obligations of Holdings or the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Holdings or the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Loans owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including other rights of set-off) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.
Section 9.06.    Binding Effect. This Agreement shall become effective on and as of the Closing Date and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, the Agent, the Issuing Banks and each Lender and their respective successors and assigns, except that neither the Borrower nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and the Lenders (and any other attempted assignment or transfer by any party hereto shall be null and void).
Section 9.07.    Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 9.07, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 9.07, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section 9.07 (and any other attempted assignment or transfer by any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 9.07 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (in each case with respect to any Facility) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 9.07 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section 9.07, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2,500,000, in the case of any assignment in respect the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of any other Facilities, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 9.07 and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that if consent of the Borrower is required, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received written notice thereof;
(B)    the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility and (ii) any Term Loans if such assignment is to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) Holdings or any Affiliate of Holdings, (B) any Defaulting Lender, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) a natural Person.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section 9.07, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 9.04 and remain liable under Section 9.04(e) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.07.
(c)    Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may, at any time, without the consent of, or notice to, the Borrower, any Issuing Bank or the Agent, sell participations to any Person (other than a natural Person or Holdings, the Borrower or any of Holdings’ or the Borrower’s Affiliates or subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) or (ii) of the first proviso to Section 9.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 9.04(f) and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood and agreed that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.07; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section 9.07; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.08.    Confidentiality. Each of the Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that such Person shall, to the extent permitted by law, use its commercially reasonable efforts to promptly inform the Borrower of such disclosure and to ensure that such Information is accorded confidential treatment; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Holdings and its obligations, the Borrower and its obligations, Spinco and its obligations, this Agreement or payments hereunder, in each case who agree to comply with the provisions of this Section 9.08 (or provisions substantially similar to this Section 9.08); (g) on a confidential basis to (i) any rating agency in connection with rating Holdings, the Borrower or the Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; (i) in syndication or other marketing materials relating to the Facilities or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.08, or (y) becomes available to the Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings or the Borrower.
For purposes of this Section 9.08, “Information” means all information received from Holdings or any of the Restricted Subsidiaries relating to Holdings or any of the Restricted Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by Holdings or any of the Restricted Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 9.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 9.09.    Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
Section 9.10.    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by fax or email shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.11.    Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
(b)    The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the Borrower such excess.
Section 9.12.    Jurisdiction, Etc. (a) Jurisdiction. Each of Holdings and the Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower, any other Loan Party or their respective properties in the courts of any jurisdiction.
(b)    Waiver of Venue. Each of Holdings and the Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section 9.12. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
Section 9.13.    No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its Related Parties shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the failure to obtain any document (other than any sight draft, certificates and documents expressly required by the applicable Letter of Credit); (c) validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (e) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not special, indirect consequential or punitive, damages suffered by the Borrower that the Borrower proves (as determined by a court of competent jurisdiction by final and nonappealable judgment) were caused by such Issuing Bank’s bad faith, willful misconduct or gross negligence when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment) in accepting such documents.
Section 9.14.    Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each of Holdings and the Borrower and the other Loan Parties, which information includes the name and address of each of Holdings and the Borrower and the other Loan Parties and other information that will allow such Lender or the Agent, as applicable, to identify Holdings and the Borrower and the other Loan Parties in accordance with the Patriot Act. The Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.
Section 9.15.    Other Relationships; No Fiduciary Duty. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Agent and each Lender to enter into or maintain business relationships with Holdings, the Borrower or any Affiliate thereof beyond the relationships specifically contemplated by this Agreement and the other Loan Documents. Each of Holdings and the Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Holdings, the Borrower, their respective subsidiaries and their respective Affiliates, on the one hand, and the Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any advisory, equitable or fiduciary duties on the part of the Agent, any Lender or any of their respective Affiliates, and no such duties will be deemed to have arisen in connection with any such transactions or communications. Each of Holdings and the Borrower also hereby agrees that none of the Agent, any Lender or any of their respective Affiliates have advised and are advising Holdings, the Borrower or any of their respective subsidiaries or Affiliates as to any legal, accounting, regulatory or tax matters, and that each of Holdings and the Borrower is consulting its own advisors concerning such matters to the extent it deems appropriate.
Section 9.16.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.16.
Section 9.17.    Interest Rate Limitation. Notwithstanding anything to the contrary in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan Document Obligations hereunder.
Section 9.18.    Intercreditor Agreement. Each of the Lenders and the other Secured Parties (a) acknowledges that it has received a copy of the Leidos/Spinco Intercreditor Agreement, (b) consents to the terms of the Leidos/Spinco Intercreditor Agreement, (c) authorizes and instructs the Agent to enter into the Leidos/Spinco Intercreditor Agreement or other intercreditor agreements (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured by the Collateral pursuant to Section 6.01 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)) as collateral agent and on behalf of such Person, and by its acceptance of the benefits of the Security and Guarantee Documents, hereby acknowledges that the Leidos/Spinco Intercreditor Agreement and any such other intercreditor agreement is or will be, as applicable, binding upon it and (d) agrees that it will be bound by and will take no actions contrary to the provisions of the Leidos/Spinco Intercreditor Agreement or such other intercreditor agreements (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured by the Collateral pursuant to Section 6.01 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.
Section 9.19.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto or to any other Loan Document, each party hereto acknowledges that any liability of any EEA Financial Institution (as defined below) arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write Down and Conversion Powers (as defined below) of an EEA Resolution Authority (as defined below) and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action (as defined below) on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
The following terms shall for purposes of this Section 9.19 have the meanings set forth below:
“Bail-In Action” means, as to any EEA Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LEIDOS, INC.
By:	/s/ Marc H. Crown
Name: Marc H. Crown
Title: Senior Vice President and Treasurer

LEIDOS HOLDINGS, INC.
By:	/s/ Marc H. Crown
Name: Marc H. Crown
Title: Senior Vice President and Treasurer

[Signature Page to Leidos Credit Agreement]
[[3583535]]

CITIBANK, N.A., as Agent
By:	/s/ David Leland
Name: David Leland
Title: Vice President

[Signature Page to Leidos Credit Agreement]
[[3583535]]

CITIBANK, N.A., as Lender
By:
Name:
Title:

[Signature Page to Leidos Credit Agreement]
[[3583535]]

[●], as Lender and Issuing Bank
By:
Name:
Title:

[Signature Page to Leidos Credit Agreement]
[[3583535]]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender
By:
Name:
Title:

[Signature Page to Leidos Credit Agreement]
[[3583535]]

BANK OF AMERICA, N.A., as Lender
By:
Name:
Title:

[Signature Page to Leidos Credit Agreement]
[[3583535]]

JPMORGAN CHASE BANK, N.A., as Lender
By:
Name:
Title:

[Signature Page to Leidos Credit Agreement]
[[3583535]]

GOLDMAN SACHS BANK USA, as Lender
By:
Name:
Title:

[Signature Page to Leidos Credit Agreement]
[[3583535]]

THE BANK OF NOVA SCOTIA, as Lender
By:
Name:
Title:

[Signature Page to Leidos Credit Agreement]
[[3583535]]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender
By:
Name:
Title:

[Signature Page to Leidos Credit Agreement]
[[3583535]]

PNC BANK, NATIONAL ASSOCIATION, as Lender
By:
Name:
Title:

[Signature Page to Leidos Credit Agreement]
[[3583535]]

SUNTRUST BANK, as Lender
By:
Name:
Title:

[Signature Page to Leidos Credit Agreement]
[[3583535]]

U.S. BANK, NATIONAL ASSOCIATION, as Lender
By:
Name:
Title:

[Signature Page to Leidos Credit Agreement]
[[3583535]]

[LENDER], as Lender
By:
Name:
Title:

By:*
Name:
Title:

* For Lenders requiring a second signature.

[Signature Page to Leidos Credit Agreement]
[[3583535]]

CITIBANK, N.A., as Lender and Issuing Bank
By:	/s/ David Leland
Name: David Leland
Title: Vice President

[Signature Page to Leidos Credit Agreement]
[[3583535]]

THE BANK OF TOKYO-MITSUBISHI UFJ LTD., as Lender
By:	/s/ George Stoecklein
Name: George Stoecklein
Title: Managing Director

[Signature Page to Leidos Credit Agreement]
[[3583535]]

THE BANK OF TOKYO-MITSUBISHI UFJ LTD., as Issuing Bank
By:	/s/ George Stoecklein
Name: George Stoecklein
Title: Managing Director

[Signature Page to Leidos Credit Agreement]
[[3583535]]

BANK OF AMERICA, NA, as Lender
By:	/s/ Stuart Bonomo
Name: Stuart Bonomo
Title: Director

[Signature Page to Leidos Credit Agreement]
[[3583535]]

BANK OF AMERICA, NA, as Issuing Bank
By:	/s/ Stuart Bonomo
Name: Stuart Bonomo
Title: Director

[Signature Page to Leidos Credit Agreement]
[[3583535]]

JPMORGAN CHASE BANK, N.A., as Lender
By:	/s/ Alicia Schreibstein
Name: Alicia Schreibstein
Title: Executive Director

[Signature Page to Leidos Credit Agreement]
[[3583535]]

JPMORGAN CHASE BANK, N.A., as Issuing Bank
By:	/s/ Alicia Schreibstein
Name: Alicia Schreibstein
Title: Executive Director

[Signature Page to Leidos Credit Agreement]
[[3583535]]

GOLDMAN SACHS BANK USA, as Lender
By:	/s/ Charles Johnston
Name: Charles Johnston
Title: Managing Director

[Signature Page to Leidos Credit Agreement]
[[3583535]]

THE BANK OF NOVA SCOTIA, as Lender
By:	/s/ Winston Lua
Name: Winston Lua
Title: Director

[Signature Page to Leidos Credit Agreement]
[[3583535]]

THE BANK OF NOVA SCOTIA, as Issuing Bank
By:	/s/ Winston Lua
Name: Winston Lua
Title: Director

[Signature Page to Leidos Credit Agreement]
[[3583535]]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender
By:	/s/ Adam Spreyer
Name: Adam Spreyer
Title: Vice President

[Signature Page to Leidos Credit Agreement]
[[3583535]]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Bank
By:	/s/ Adam Spreyer
Name: Adam Spreyer
Title: Vice President

[Signature Page to Leidos Credit Agreement]
[[3583535]]

SUNTRUST BANK, as Lender
By:	/s/ Thomas Parrott
Name: Thomas Parrott
Title: Managing Director

[Signature Page to Leidos Credit Agreement]
[[3583535]]

U.S. BANK NATIONAL ASSOCIATION, as Lender
By:	/s/ Lukas Coleman
Name: Lukas Coleman
Title: Vice President

[Signature Page to Leidos Credit Agreement]
[[3583535]]

PNC BANK, NATIONAL ASSOCIATION, as Lender
By:	/s/ Steven Day
Name: Steven Day
Title: Vice President

[Signature Page to Leidos Credit Agreement]
[[3583535]]

MIZUHO BANK, LTD., as Lender
By:	/s/ Daniel Guevara
Name: Daniel Guevara
Title: Authorized Signatory

[Signature Page to Leidos Credit Agreement]
[[3583535]]

TD BANK, N.A., as Lender
By:	/s/ Bernadette Collins
Name: Bernadette Collins
Title: Senior Vice President

[Signature Page to Leidos Credit Agreement]
[[3583535]]

ROYAL BANK OF CANADA, as Lender
By:	/s/ Benjamin Lennon
Name: Benjamin Lennon
Title: Authorized Signatory

[Signature Page to Leidos Credit Agreement]
[[3583535]]

BANK OF MONTREAL, as Lender
By:	/s/ Joshua Hovermale
Name: Joshua Hovermale
Title: Vice President

[Signature Page to Leidos Credit Agreement]
[[3583535]]

CAPITAL ONE, as Lender
By:	/s/ Joshua Dearmon
Name: Joshua Dearmon
Title: Senior Vice President

[Signature Page to Leidos Credit Agreement]
[[3583535]]

FIFTH THIRD BANK, as Lender
By:	/s/ Douglas T. Brown
Name: Douglas T. Brown
Title: Senior Vice President

[Signature Page to Leidos Credit Agreement]
[[3583535]]

REGIONS BANK, as Lender
By:	/s/ Bruce Rudolph
Name: Bruce Rudolph
Title: Director

[Signature Page to Leidos Credit Agreement]
[[3583535]]

BANK OF THE WEST, as Lender
By:	/s/ Andrea Colella
Name: Andrea Colella
Title: Vice President

By:	/s/ Francesco Ingargiola
Name: Francesco Ingargiola
Title: Director

[Signature Page to Leidos Credit Agreement]
[[3583535]]

STATE BANK OF INDIA, NEW YORK, as Lender
By:	/s/ Manoranjan Panda
Name: Manoranjan Panda
Title: VP & Head, (Credit Management Cell)

[Signature Page to Leidos Credit Agreement]
[[3583535]]

THE NORTHERN TRUST COMPANY, as Lender
By:	/s/ Lisa DeCristofaro
Name: Lisa DeCristofaro
Title: SVP

[Signature Page to Leidos Credit Agreement]
[[3583535]]

BANCO DE SABADELL, S.A., MIAMI BRANCH, as Lender
By:	/s/ Maurici Lladó
Name: Maurici Lladó
Title: Executive Director, Corporate Banking America & Asia

[Signature Page to Leidos Credit Agreement]
[[3583535]]

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. LOS ANGELES BRANCH, as Lender
By:	/s/ YiMing Ko
Name: YiMing Ko
Title: SVP & General Manager

[Signature Page to Leidos Credit Agreement]
[[3583535]]

RAYMOND JAMES BANK N.A., as Lender
By:	/s/ Alexander L. Rody
Name: Alexander L. Rody
Title: Senior Vice President

[Signature Page to Leidos Credit Agreement]
[[3583535]]

STIFEL BANK & TRUST, as Lender
By:	/s/ Nathan L. Yocum
Name: Nathan L. Yocum
Title: Vice President

[Signature Page to Leidos Credit Agreement]
[[3583535]]